     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           THE HAIN FOOD GROUP, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        2099                    22-3240619
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                         50 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553
                                 (516) 237-6200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 IRWIN D. SIMON
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           THE HAIN FOOD GROUP, INC.
                         50 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553
                                 (516) 237-6200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

              ROGER MELTZER, ESQ.                                   THOMAS R. STEPHENS, ESQ.
            CAHILL GORDON & REINDEL                                   BARTLIT BECK HERMAN
                 80 PINE STREET                                        PALENCHAR & SCOTT
            NEW YORK, NEW YORK 10005                                 THE KITTREDGE BUILDING
                 (212) 701-3000                                       511 SIXTEENTH STREET
                                                                     DENVER, COLORADO 80202
                                                                         (303) 592-3100

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE DATE HEREOF.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE           OFFERING             AGGREGATE            AMOUNT OF
              TO BE REGISTERED                   REGISTERED(1)      PRICE PER UNIT(2)    OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, par value $.01 per share            12,272,914             $26.00            $319,095,764            $84,242

(1) Represents the maximum number of shares of common stock, par value $.01 per share, of the registrant, The Hain Food Group, Inc., estimated to be issuable upon the consummation of the merger of Hain Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hain, with and into Celestial Seasonings, Inc., based on an exchange ratio of 1.265 shares of Hain common stock to be exchanged for each share of common stock, par value $.01 per share, of Celestial and including shares underlying outstanding options exercisable for shares of Celestial common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based on the high and low sales prices of Hain common stock as reported on the Nasdaq National Market on March 30, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           THE HAIN FOOD GROUP, INC.
                             CROSS REFERENCE SHEET

            ITEM NUMBER IN FORM S-4               LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
------------------------------------------------  --------------------------------------------
 A.  INFORMATION ABOUT THE TRANSACTION

 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page of the Registration Statement;
                                                  Outside Front Cover Page of Joint Proxy
                                                  Statement/Prospectus

 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Where You Can Find More Information; Table
                                                  of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Outside Front Cover Page of Joint Proxy
                                                  Statement Prospectus; Summary; Risk Factors;
                                                  Selected Financial Information; Historical
                                                  and Pro Forma Per Share Data; The Merger;
                                                  Comparative Per Share Market Price and
                                                  Dividend Information; Where You Can Find
                                                  More Information

 4.  Terms of the Transaction...................  Outside Front Cover Page of Prospectus;
                                                  Summary; The Merger; Role of Financial
                                                  Advisors; Certain Provisions of the Merger
                                                  Agreement; Comparison of Stockholder Rights

 5.  Pro Forma Financial Information............  Pro Forma Condensed Consolidated Financial
                                                  Data

 6.  Material Contracts with the Company Being
     Acquired...................................  *

 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  *

 8.  Interests of Named Experts and Counsel.....  *

 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  *

 B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3
     Registrants................................  Where You Can Find More Information

11.  Incorporation of Certain Information by
     Reference..................................  Where You Can Find More Information

12.  Information with Respect to S-2 and S-3
     Registrants................................  *

13.  Incorporation of Certain Information by
     Reference..................................  *

------------------------

*   Omitted because the Item is inapplicable or the answer thereto is negative.

            ITEM NUMBER IN FORM S-4               LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
------------------------------------------------  --------------------------------------------
14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants..........  *

 C.  INFORMATION ABOUT THE COMPANY BEING
     ACQUIRED

15.  Information with Respect to S-3
     Companies..................................  Where You Can Find More Information

16.  Information with Respect to S-2 or S-3
     Companies..................................  *

17.  Information with Respect to Companies Other
     Than S-2 or S-3 Companies..................  *

 D.  VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.........  Outside Front Cover Page of Joint Proxy
                                                  Statement/Prospectus; Summary; Interests of
                                                  Certain Persons in the Merger; The Merger;
                                                  Certain Provisions of the Merger Agreement;
                                                  The Meetings; Comparison of Stockholder
                                                  Rights; Where You Can Find More Information

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.......................  *

------------------------

*   Omitted because the Item is inapplicable or the answer thereto is negative.

                           THE HAIN FOOD GROUP, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    A special meeting of stockholders of The Hain Food Group, Inc. will be held at the conference center, located in the lower lobby, 50 Charles Lindbergh
Boulevard, Uniondale, New York 11553 at       a.m., New York time, on       ,
2000 for the following purposes:

    1. To consider and vote upon a proposal to issue shares of Hain common stock in the merger of Hain Acquisition Corp., a wholly-owned subsidiary of Hain, with and into Celestial, upon the terms and subject to the conditions set forth in the merger agreement dated as of March 5, 2000 between Hain and Celestial;

    2. To amend the Hain certificate of incorporation to change Hain's corporate name to The Hain Celestial Group, Inc., effective upon consummation of the merger;

    3. To amend the Hain certificate of incorporation to increase the authorized number of shares of Hain common stock from 40 million to 100 million;

    4. To amend the Hain 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares to 6.4 million shares in the aggregate;

    5.  To adopt the Hain 2000 Directors Stock Option Plan; and

    6. To transact such other business as may properly come before the special meeting.

    Only holders of record of Hain common stock at the close of business on
        , 2000 are entitled to notice of and to vote at the special meeting, or any adjournments or postponements thereof. Approval of the proposals to issue Hain common stock in the merger and to amend the Hain certificate of incorporation require the favorable vote of the holders of a majority of the outstanding shares of Hain common stock. Approval of the proposals to amend Hain's Long Term Incentive and Stock Award Plan and adoption of the 2000 Directors Stock Option Plan require the favorable vote of the holders of a majority of the Hain common stock present in person or by proxy at the special meeting, assuming a quorum is present.

                                          Irwin D. Simon
                                          Chairman of the Board,
                                          President and Chief Executive Officer

        , 2000

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

    THE BOARD OF DIRECTORS OF HAIN UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

                           CELESTIAL SEASONINGS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    A special meeting of stockholders of Celestial Seasonings, Inc. will be held at Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, CO 80301, at
    a.m., Colorado time, on         , 2000 for the following purposes:

    1. To consider and vote upon a proposal to adopt the merger agreement dated as of March 5, 2000 among Celestial and Hain providing for the merger of Hain Acquisition Corp., a wholly-owned subsidiary of Hain, with and into Celestial; and

    2. To transact such other business as may properly come before the special meeting.

    Only holders of record of Celestial common stock at the close of business on
        , 2000 are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the merger proposal at the special meeting requires the favorable vote of the holders of a majority of the outstanding shares of Celestial common stock.

                                          Mo Siegel
                                          Chairman of the Board

        , 2000

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

  THE BOARD OF DIRECTORS OF CELESTIAL UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
   VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

    [HAIN LOGO]                                                 [CELESTIAL LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of each of Hain and Celestial have approved a merger and a merger agreement and are seeking your approval of this important transaction.

    If we complete the merger, Celestial's stockholders will receive 1.265 shares of Hain common stock for each share of Celestial common stock that they own. Hain stockholders will continue to own their existing shares after the merger. Hain common stock is listed on the Nasdaq National Market under the symbol "HAIN." On March 30, 2000, the closing price of Hain common stock was $26.625.

    PLEASE SEE PAGES 19-26 FOR A DESCRIPTION OF CERTAIN FACTORS THAT MAY AFFECT THE VALUE OF THE HAIN COMMON STOCK TO BE ISSUED IN THE MERGER, ALONG WITH SEVERAL OTHER RISK FACTORS PERTAINING TO THE MERGER THAT YOU SHOULD CONSIDER.

    Hain and Celestial have scheduled special meetings to vote on the following proposals:

    - Approval and adoption by the Celestial stockholders of the merger and the merger agreement, which is necessary for the completion of the merger; and

    - Approval by the Hain stockholders of the following proposals:

        - the issuance of Hain common stock in the merger, which is necessary for the completion of the merger;

        - an amendment to Hain's certificate of incorporation to change Hain's corporate name to The Hain Celestial Group, Inc., effective upon consummation of the merger;
        - an amendment to Hain's certificate of incorporation to increase the authorized number of shares of Hain common stock from 40 million to 100 million shares;

        - an amendment to Hain's 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares issuable to 6.4 million shares in the aggregate; and

        - the adoption of Hain's 2000 Directors Stock Option Plan.

    If you are a Celestial stockholder and fail to return the enclosed proxy card, the effect will be a vote against the merger agreement proposal, unless you attend your meeting and vote for that proposal. If you are a Hain stockholder and fail to return the enclosed proxy card, the effect will be a vote against the issuance of Hain common stock in the merger, the change of Hain's corporate name, the increase in the authorized number of shares of Hain common stock and approval of the stock plans, unless you attend your meeting and vote for that proposal.

    THIS JOINT PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE MERGER. PLEASE READ THIS DOCUMENT CAREFULLY.

---------------------------------------------  ---------------------------------------------
Irwin D. Simon                                 Mo Siegel
Chairman of the Board,                         Chairman of the Board
President and Chief Executive Officer          Celestial Seasonings, Inc.
The Hain Food Group, Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE HAIN COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated       , 2000 and is first
being mailed to stockholders on or about       , 2000.

                                          PAGE
                                        --------
Questions And Answers About The
  Merger..............................      4
SUMMARY...............................      4
  The Companies.......................      4
  Reasons For The Merger..............      4
  Additional Celestial Considerations
    For The Merger....................      5
  Our Recommendations To
    Stockholders......................      5
  Record Date; Voting Power...........      5
  Stockholder Vote Required...........      5
  Share Ownership Of Management And
    Directors.........................      6
  The Merger..........................      6
  What Celestial Stockholders Will
    Receive In The Merger.............      6
  What Hain Stockholders Will Hold
    After The Merger..................      6
  Ownership Of Hain After The Merger..      6
  Material Federal Income Tax
    Consequences......................      7
  No Appraisal Or Dissenters'
    Rights............................      7
  Comparative Per Share Market Price
    Information.......................      7
  Listing Or Quotation Of Hain Common
    Stock.............................      7
  Accounting Treatment................      7
  Regulatory Matters..................      7
  Interests of Directors And Officers
    Of Hain And Celestial In The
    Merger............................      8
  Directors And Management Of The
    Combined Company After The
    Merger............................      8
  Conditions To The Merger............      8
  Termination Of The Merger
    Agreement.........................      8
  Termination Fees And Expenses.......      9
  Voting Agreements...................      9
  Opinions Of Financial Advisors......     10
  Selected Financial Data.............     11
  Comparative Per Share Data..........     17
  Comparative Per Share Market Price
    Information.......................     18
RISK FACTORS..........................     19
RISK FACTORS RELATING TO THE MERGER...     19
RISK FACTORS RELATING TO THE BUSINESS,
  FINANCES AND OPERATIONS OF THE
  COMBINED COMPANY AFTER THE MERGER...     20
STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS..........................     27
THE MERGER............................     28
  General.............................     28
  Hain's Proposals....................     28
  Celestial's Proposal................     28
  Background Of The Merger............     28

                                          PAGE
                                        --------
  Consideration's of Hain's Board of
    Directors.........................     30
  Recommendation Of Hain's Board Of
    Directors.........................     31
  Considerations Of Celestial's Board
    of Directors......................     31
  Recommendation Of Celestial's Board
    Of Directors......................     33
  Accounting Treatment................     33
  Material Federal Income Tax
    Consequences Of The Merger........     33
  Regulatory Matters..................     35
  No Appraisal Or Dissenters'
    Rights............................     36
  Federal Securities Laws
    Consequences; Stock Transfer
    Restriction Agreements............     36
  Right To Purchase Shares Of Hain
    Common Stock By An Affiliate Of
    H.J. Heinz Company................     36
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS................     37
ROLE OF FINANCIAL ADVISORS............     49
  Opinion of Hain's Financial
    Advisor...........................     49
  Opinion of Celestial's Financial
    Advisor...........................     55
INTERESTS OF INSIDERS IN THE MERGER...     61
  Interests Of Celestial Officers And
    Directors.........................     61
PRINCIPAL PROVISIONS OF THE MERGER
  AGREEMENT...........................     61
  General.............................     63
  Consideration To Be Received In The
    Merger............................     63
  Exchange Of Shares..................     63
  Principal Representations And
    Warranties........................     64
  Principal Covenants.................     64
  Conditions To The Consummation Of
    The Merger........................     68
  Termination.........................     70
  Termination Fees Payable By Hain....     71
  Termination Fees Payable By
    Celestial.........................     71
  Expenses............................     72
  Voting Agreements...................     72
THE STOCKHOLDERS' MEETINGS............     73
The Hain Special Meeting..............     73
  General.............................     73
  Record Date; Quorum.................     73
  Vote Required.......................     73
  Voting of Proxies...................     74
  Revocability of Proxies.............     74
  Solicitation of Proxies.............     74
The Celestial Special Meeting.........     75
  General.............................     75

                                          PAGE
                                        --------
  Record Date; Quorum.................     75
  Vote Required.......................     75
  Voting of Proxies...................     75
  Revocability of Proxies.............     76
  Solicitation of Proxies.............     76
DESCRIPTION OF THE AMENDED AND
  RESTATED 1994 LONG TERM INCENTIVE
  AND STOCK AWARD PLAN................     77
  U.S. Federal Income Tax Consequences
    Of The 1994 Plan..................     79
DESCRIPTION OF 2000 DIRECTORS STOCK
  OPTION PLAN.........................     81
U.S. Federal Income Tax Consequences
  of The Directors Plan...............     82
COMPARISON OF STOCKHOLDER RIGHTS......     83
LEGAL MATTERS.........................     88
EXPERTS...............................     88
FUTURE STOCKHOLDER PROPOSALS..........     88

                                          PAGE
                                        --------
WHERE YOU CAN FIND MORE INFORMATION...     89

LIST OF ANNEXES
  Annex A   Agreement and Plan of Merger
  Annex B   Voting Agreement of Irwin D.
            Simon
  Annex C   Voting Agreement of Mo Seigel
  Annex D   Opinion of Bear, Stearns & Co.
            Inc.
  Annex E   Opinion of Goldman, Sachs & Co.
  Annex F   Amended and Restated 1994 Long
            Term Incentive and Stock Award
            Plan
  Annex G   2000 Directors Stock Option
            Plan

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q:  WHEN AND WHERE ARE THE STOCKHOLDERS' MEETINGS?

    A: Hain's meeting will be held at the conference center, located in the lower lobby, 50 Charles Lindbergh Boulevard, Uniondale, New York 11553 on
             , 2000, starting at       a.m. New York time. Celestial's meeting
       will be held at             on       , 2000, starting at 10:00 a.m.
       Colorado time.

    Q:  WHAT AM I BEING ASKED TO VOTE UPON?

    A: HAIN STOCKHOLDERS: You are being asked to approve the issuance of Hain common stock in the merger, a change of Hain's corporate name to The Hain Celestial Group, Inc., an increase in the number of shares of Hain common stock authorized to 100 million shares, an amendment to the 1994 Long Term Incentive and Stock Award Plan and adoption of the 2000 Directors Stock Option Plan.

       CELESTIAL STOCKHOLDERS: You are being asked to approve the merger agreement and the merger, which provides that Celestial will become a wholly-owned subsidiary of Hain.

    Q:  WHAT WILL I RECEIVE IN THE MERGER?

    A: Celestial stockholders will receive 1.265 shares of Hain common stock for each share of Celestial common stock they hold. Hain stockholders will continue to hold their Hain common stock.

       The number of shares of Hain common stock to be issued in connection with the merger is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares Celestial stockholders receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of Hain common stock goes up or down.

    Q:  HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

    A: HAIN STOCKHOLDERS: The Hain board of directors unanimously recommends that you vote FOR the issuance of shares of Hain common stock in the merger, FOR the change of Hain's corporate name, FOR the increase in the authorized number of Hain common stock, FOR the amendment to the 1994 Long Term Incentive and Stock Award Plan and FOR adoption of the 2000 Directors Stock Option Plan.

       CELESTIAL STOCKHOLDERS: The Celestial board of directors unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

    Q:  WHAT DO I NEED TO DO NOW?

    A: Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at your stockholders' meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposals submitted at your stockholders' meeting. You may attend your stockholders' meeting and vote your shares in person, rather than signing and mailing your proxy card.

    Q:  CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY CARD?

    A: Yes. Any person who gives a proxy in connection with this solicitation, may revoke the proxy at any time before it is voted. The proxy may be revoked in writing or by appearing at your company's stockholders' meeting and voting in person. You can find further details on how to revoke your proxy on pages 74 and 76.

    Q:  IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
       MY SHARES FOR ME?

    A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

    Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. We will send instructions to Celestial stockholders on how to exchange their Celestial stock certificates for Hain stock after completion of the merger. Hain stockholders will continue to hold their Hain common stock.

    Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

    A: We expect no changes in Hain's or Celestial's dividend policies before or after the completion of the merger. Neither Hain nor Celestial has paid cash dividends on its common stock in the past.

    Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

    A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the special stockholders' meetings, if we obtain the required stockholder approvals at those stockholders' meetings.

                       WHO CAN HELP ANSWER YOUR QUESTIONS
        If you have more questions about the merger you should contact:

                                  if you are a
                               HAIN STOCKHOLDER:

                           The Hain Food Group, Inc.
                         50 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
               Attention: Gary M. Jacobs, Chief Financial Officer
                          Phone Number: (516) 237-6200

                                  if you are a
                             CELESTIAL STOCKHOLDER:

                           Celestial Seasonings, Inc.
                             4600 Sleepytime Drive
                          Boulder, Colorado 80301-3292
           Attention: David I. Rosenthal, Senior Director of Finance
                          Phone Number: (303) 530-5300

             If you would like additional copies of this document, or if you have questions about the merger, you should contact:

                                  if you are a
                               HAIN STOCKHOLDER:
                            Mackenzie Partners, Inc.
                      156 Fifth Avenue New York, NY 10010
                  Phone Number: (212) 929-5500 (call collect)
                                       or
                           (800) 322-2885 (toll-free)

                                  if you are a
                             CELESTIAL STOCKHOLDER:

                    Phone Number:             (collect for international
                    callers)
                                              or
                                             (toll-free)

                                    SUMMARY

    THIS SUMMARY CONTAINS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ANNEXES, AND THE DOCUMENTS TO WHICH WE REFER. A LIST OF DOCUMENTS THAT WE INCORPORATE BY REFERENCE APPEARS BELOW UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT ASSUME THE EXERCISE OF A RIGHT TO PURCHASE SHARES OF HAIN COMMON STOCK GRANTED BY HAIN TO AN AFFILIATE OF H.J. HEINZ COMPANY AS DESCRIBED UNDER "THE MERGER--RIGHT TO PURCHASE SHARES OF HAIN COMMON STOCK BY AN AFFILIATE OF H.J. HEINZ COMPANY." IN THIS JOINT PROXY STATEMENT/PROSPECTUS "HAIN" REFERS TO THE HAIN FOOD
GROUP, INC., "CELESTIAL" REFERS TO CELESTIAL SEASONINGS, INC. AND THE "COMBINED COMPANY," "WE," "OUR," OR "US" REFERS TO THE COMBINED COMPANY FOLLOWING THE MERGER.

THE COMPANIES

THE HAIN FOOD GROUP, INC.
50 Charles Lindbergh Boulevard
Uniondale, New York 11553
Telephone: (516) 237-6200

    Hain is a leading marketer, distributor and seller of natural, organic and specialty food products under brand names which are sold as "better for you products" in the United States. Hain's product categories encompass natural and organic foods, medically-directed foods, weight-loss and portion control foods, snack foods and kosher foods.

CELESTIAL SEASONINGS, INC.
4600 Sleepytime Drive
Boulder, Colorado 80301+-3292
Phone Number: (303) 530-5300

    Celestial is the largest manufacturer and marketer of specialty teas in the United States, with an estimated 50% share of the herbal tea category. Celestial also has a range of other herbal products.

REASONS FOR THE MERGER

    We believe that the merger will, among other things:

    - Add the market leader in the specialty teas category to Hain's product portfolio. Celestial has one of the most recognizable food brands, with a 50% market share in herbal teas and a 32% share in the broader specialty tea category. Moreover, with 1999 sales of over $100 million, Celestial teas would be Hain's largest product line.
    - Expand distribution potential by optimizing Celestial's strong presence in the grocery and mass retail channels. The merger is expected to enable both companies to access the other's distribution strengths, allowing for both increased penetration in natural foods stores through broader product offerings and greater cross-selling potential through expansion of the sales forces in both the grocery and food service channels.

    - Achieve significant operating synergies, including elimination of certain duplicative costs, including: sales/ marketing costs, company-wide operational functions, natural foods and grocery brokerage commissions, public company fees, and trade spending.

    - Increase our ability to finance the acquisition of other companies and/or brands and allow the pursuit of larger companies and/or brand acquisitions than could be pursued by either Hain or Celestial alone.

    - Provide the combined company with a wider stockholder base, float and greater liquidity.

    However, you should note that achieving these objectives is subject to particular risks which we discuss below in the section "Risk Factors."

ADDITIONAL CELESTIAL CONSIDERATIONS FOR THE MERGER

    Celestial also believes that the merger offers Celestial's stockholders:

    - an attractive premium for their shares;

    - the ability to participate in the future growth potential of the combined company and share in any cost reduction and revenue enhancements expected to be realized as a result of the merger; and

    - the ability to further Celestial's long-term strategic plan of combining Celestial's tea business with other natural foods brands.

OUR RECOMMENDATIONS TO STOCKHOLDERS

TO HAIN STOCKHOLDERS:

    Hain's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposals to:

    - approve the issuance of Hain common stock in the merger;

    - approve an amendment to Hain's certificate of incorporation to change Hain's corporate name to The Hain Celestial Group, Inc., to be effective upon consummation of the merger;

    - approve an amendment to Hain's certificate of incorporation to increase the authorized number of shares of Hain common stock from 40 million to 100 million;

    - approve an amendment to Hain's 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares to 6.4 million shares in the aggregate; and

    - approve the adoption of Hain's 2000 Directors Stock Option Plan.

TO CELESTIAL STOCKHOLDERS:

    Celestial's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to:

    - approve and adopt the merger and the merger agreement.

RECORD DATE; VOTING POWER
  (SEE PAGES 73 AND 75)

    If you are a Hain stockholder, you are entitled to vote at your stockholders' meeting if you owned shares of common stock as of the record date
for that stockholders' meeting, which was the close of business on         ,
2000.

    If you are a Celestial stockholder, you are entitled to vote at your stockholders' meeting if you owned shares of common stock as of the record date
for that stockholders' meeting, which was the close of business on         ,
2000.

    On March 1, 2000, there were 18,272,703 shares of Hain common stock outstanding. For each share of Hain common stock owned on that date, Hain stockholders will have one vote at the Hain stockholders' meeting.

    On March 1, 2000, there were 8,412,197 shares of Celestial common stock outstanding. For each share of Celestial common stock owned on that date, Celestial stockholders will have one vote at the Celestial stockholders' meeting.

STOCKHOLDER VOTE REQUIRED (SEE PAGE 28)

FOR HAIN STOCKHOLDERS:

    - Issuance of Hain common stock in the merger and amendments to Hain's certificate of incorporation to change Hain's corporate name and approve the increase in the authorized number of shares of Hain common stock from 40 million to 100 million must be approved by the holders of a majority of all outstanding shares of Hain common stock entitled to vote at the Hain stockholders' meeting.

    - The amendment to Hain's 1994 Long Term Incentive and Stock Award Plan and adoption of Hain's 2000 Directors Stock Option Plan requires the affirmative vote of the holders of a majority of Hain common stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present.

FOR CELESTIAL STOCKHOLDERS:

    - The merger and the merger agreement must be approved by the holders of a majority of all outstanding shares of Celestial common stock entitled to vote at the Celestial stockholders' meeting.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

    On         , 2000, the record date for Hain's stockholders' meeting,
directors and executive officers of Hain and their affiliates owned and were
entitled to vote             shares of Hain common stock, or approximately   %
of Hain common stock outstanding on that date.

    On         , 2000, the record date for Celestial's stockholders' meeting, directors and executive officers of Celestial and their affiliates owned and
were entitled to vote             shares of Celestial common stock, or
approximately   % of Celestial common stock outstanding on that date.

    Irwin D. Simon and Mo Siegel have entered into voting agreements under which they have agreed to vote their shares in favor of the merger. Each of the other directors and executive officers of Hain and Celestial intend to vote their shares in favor of the merger.

THE MERGER

    WE HAVE ATTACHED THE MERGER AGREEMENT AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT CELESTIAL STOCKHOLDERS WILL RECEIVE IN THE MERGER

    As a result of the merger, Celestial stockholders will receive 1.265 shares of Hain common stock for each share of Celestial common stock (including the associated rights) that they own. Hain will not issue any fractional common stock in the merger. Instead, Celestial stockholders will receive cash for any fractional common stock owed to them as calculated pursuant to the terms of the merger agreement.

EXAMPLE:

    - If you own 100 shares of Celestial common stock after the merger, you will receive 126 shares of Hain common stock and a check for the value of .5 shares of Hain common stock, rounded to the nearest one cent. The value of the Hain common stock that you receive will fluctuate as the price of Hain common stock changes.

    - On March 30, 2000, the most recent practicable date prior to the filing of this document, the last reported sales price of Hain common stock on the Nasdaq National Market was $26.625. Applying the 1.265 exchange ratio to the Hain closing price on that date, each holder of Celestial common stock would be entitled to receive Hain common stock with a market value of approximately $33.68 for each share of Celestial common stock owned by them. The actual value of the Hain common stock to be issued in the merger, however, will depend on the market price of Hain common stock at that time, and may be more or less than the value given in this example. We urge you to obtain current price quotations for Celestial and Hain common stock.

WHAT HAIN STOCKHOLDERS WILL HOLD AFTER THE MERGER

    Hain stockholders will continue to own their existing Hain common stock after the merger. Hain stockholders should not send in their stock certificates in connection with the merger.

OWNERSHIP OF HAIN AFTER THE MERGER

    Hain will issue approximately 10,641,429 shares of common stock to Celestial stockholders in the merger. Celestial stockholders will own approximately 36.8% of the outstanding Hain common stock after the merger. This information is based on the number of shares of Hain common stock and Celestial common stock outstanding on March 1, 2000, and does not take into account stock options of Celestial or Hain or convertible securities of Hain.

    Under an agreement that Hain entered with an affiliate of the H.J. Heinz Company in September 1999, the affiliate of H.J. Heinz has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 19.5% interest in Hain. If the H.J. Heinz affiliate exercises this right in full, Hain will issue approximately 2.6 million additional shares of Hain common stock to the H.J. Heinz affiliate at the time of the merger and Celestial stockholders will then own approximately 33.8% of the outstanding Hain common stock after the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 33-35)

    We intend that the merger qualify as a "tax-free reorganization" for federal income tax purposes. If the merger qualifies as a tax-free reorganization, holders of Celestial common stock will generally not recognize any gain or loss for federal income tax purposes on the exchange of their Celestial common stock for Hain common stock in the merger, except for any gain or loss recognized in connection with any cash received for a fractional Hain share. The companies themselves, as well as current holders of Hain common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Celestial and Hain to complete the merger that each receive a legal opinion from its counsel that the merger will be a tax-free reorganization for federal income tax purposes.

    THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF CELESTIAL COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR SO AS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 36)

    Under Delaware law, the holders of Hain and Celestial common stock have no dissenters' rights or rights to an appraisal of the value of their shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 18)

    Shares of Hain and Celestial common stock are both listed on the Nasdaq National Market under the symbols "HAIN" and "CTEA", respectively. On March 3, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of Hain common stock on the Nasdaq National Market was $32.375 and the last reported sale price of Celestial common stock on the Nasdaq National Market was $35.50. On March 30, 2000, the most recent practicable date prior to the filing of this joint proxy statement/prospectus, the last reported sale price for Hain common stock was $26.625 and the last reported sale price for Celestial common stock was $32.625.

LISTING OR QUOTATION OF HAIN COMMON STOCK

    It is a condition to the closing of the merger that the Hain common stock to be issued to Celestial stockholders in the merger be approved for listing on the Nasdaq National Market.

ACCOUNTING TREATMENT (SEE PAGE 33)

    We intend that the merger qualify as a "pooling-of-interests," which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes at their current book value.

REGULATORY MATTERS (SEE PAGE 35)

    The parties will obtain all material regulatory approvals required to permit consummation of the merger from the applicable U.S. regulatory authorities. The Hart-Scott-Rodino statute prohibits completion of a merger until statutory notification requirements and waiting periods have been satisfied. The waiting period under the statute applicable to the merger will expire on April 17, 2000. However, the Department of Justice and the FTC have the authority to challenge the merger on antitrust grounds before or after we complete the merger.

    INTERESTS OF DIRECTORS AND OFFICERS OF HAIN AND CELESTIAL IN THE MERGER (SEE PAGES 61-62)

    The Hain and Celestial stockholders should note that a number of Celestial directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Celestial stockholders generally. These interests exist because of the rights that these Celestial directors and executive officers have under the terms of their Celestial benefit and compensation plans and also, in the case of the officers, under the terms of various agreements with Celestial. These agreements may provide some officers with severance benefits if Hain terminates their employment under specified circumstances following the merger. Celestial's equity plans provide for the accelerated vesting of stock options and restricted stock in the event such officers are terminated following the merger.

    The members of Celestial's board of directors knew about and considered these additional interests when they approved the merger and the merger agreement.

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

    Following the merger, our board of directors will have 11 directors, including (1) six directors to be designated by Hain, (2) one director to be designated by an affiliate of H.J. Heinz and one director to be jointly designated by Hain and the H.J. Heinz affiliate and (3) three directors to be designated by Celestial. Following the merger, Irwin D. Simon will remain chairman of our board of directors and Mo Siegel will be appointed vice chairman.

    Following the merger, Hain's executive officers will include members of the existing management of Hain and/or Celestial.

CONDITIONS TO THE MERGER (SEE PAGES 68-70)

    We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

    - approval by the stockholders of Hain and Celestial;

    - absence of any law or final and nonappealable court order prohibiting the completion of merger;

    - receipt by Hain of a letter from Ernst & Young LLP that the merger should be treated as a "pooling-of-interests" and receipt by Celestial of a letter from Deloitte & Touche stating that Celestial will qualify as a party to a "pooling-of-interests" transaction; and

    - receipt of opinions of Hain's and Celestial's counsel that the merger will be a tax-free reorganization for federal income tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 70-71)

    Hain's and Celestial's respective boards of directors can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either Hain or Celestial can terminate the merger agreement if:

    - the companies do not complete the merger by December 31, 2000;

    - either of Hain's or Celestial's stockholders fail to approve their respective merger proposal(s);

    - a law or final and nonappealable court order prohibits the merger; or

    - the other party to the merger agreement materially breaches or fails to perform any of its representations, warranties, covenants or other agreements under the merger agreement and fails to cure that breach within 15 days of written notice of such breach.

    In addition, Hain can terminate the merger agreement if:

    - Celestial's board of directors modifies, withdraws, conditions or qualifies its recommendation, approval and adoption of the merger agreement or the merger to its stockholders in a manner adverse to Hain; or

    - prior to Celestial's stockholders' meeting, Celestial's board decides to approve or recommend an agreement to effect a superior takeover proposal.

    In addition, Celestial can terminate the merger agreement if:

    - Hain's board of directors modifies, withdraws, conditions or qualifies its recommendation, approval and adoption of the merger agreement or the merger to its stockholders in a manner adverse to Celestial; or

    - prior to Celestial's stockholders' meeting, Celestial's board decides to approve or recommend an agreement to effect a superior takeover proposal.

TERMINATION FEES AND EXPENSES (SEE PAGES 71-72)

    If the merger is not consummated, Hain or Celestial may be required to pay, in specified circumstances, some of the expenses of, or a termination fee to, the other party.

FEES AND EXPENSES TO BE PAID BY HAIN.

    Hain must pay Celestial up to $3 million in cash to cover expenses, plus liquidated damages of $8 million, in specified circumstances if the merger is not consummated, including termination of the merger agreement because:

    - the Hain board of directors changes its recommendation of approval and adoption of the merger agreement and the merger; or

    - Hain materially breached or failed to perform, and Hain's breach or failure to perform is due to Hain's intentional or bad faith acts, any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 15 days of written notice.

    Alternatively, Hain must pay Celestial up to $3 million in cash to cover expenses (but no liquidated damages) if Celestial terminates the merger agreement because Hain's stockholders fail to approve the merger and the merger agreement or if Hain materially breaches or fails to perform its obligations for reasons other than for the reasons described in the immediately preceding paragraph.

FEES AND EXPENSES TO BE PAID BY CELESTIAL.

    Celestial must pay Hain up to $3 million in cash to cover expenses, plus liquidated damages of $8 million, in specified circumstances if the merger is not consummated, including termination of the merger agreement because:

    - Celestial's board of directors changes its recommendation of approval and adoption of the merger agreement or the merger;

    - Celestial's board of directors approves an agreement to effect a superior takeover proposal before Celestial's stockholders meeting; or

    - Celestial materially breached or failed to perform and Celestial's failure to perform is due to its intentional or bad faith acts, any of its representations, warranties or covenants in the merger agreement, which breach is not cured within 15 days of written notice.

    Alternatively, Celestial must pay Hain up to $3 million in cash to cover expenses (but no liquidated damages) if Celestial's stockholders fail to approve the merger and the merger agreement or if Celestial materially breaches or fails to perform its obligations for reasons other than the reasons described in the immediately preceding paragraph. However, if Celestial terminates the merger agreement for the reasons described in the immediately preceding sentence, and within 12 months of the termination of the merger agreement, signs a definitive agreement relating to a superior proposal which closes within 18 months of the termination, then Celestial must additionally pay Hain $8 million as liquidated damages.

VOTING AGREEMENTS (SEE PAGE 72)

    In connection with the merger agreement, Irwin D. Simon and Mo Siegel entered into separate voting agreements pursuant to which, among other things, Mr. Simon will vote all of his Hain common stock in favor of the merger agreement and the merger, and Mr. Siegel will vote all of his Celestial common stock in favor of the merger agreement and the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 49-60)

    In connection with the merger, each of Hain's and Celestial's board of directors received an opinion from its financial advisor as to the fairness of the exchange ratio in the merger from a financial point of view. Hain received an opinion from Bear, Stearns & Co. Inc. and Celestial received an opinion from Goldman, Sachs & Co. We have attached the full text of these opinions as Annexes D and E, respectively, to this document. These opinions contain a description of the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read and consider the opinions addressed to your respective board of directors. Each opinion is directed to the respective board of directors to which it is addressed and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the merger proposals.

                            SELECTED FINANCIAL DATA

    Hain and Celestial have provided the following selected historical financial data and selected pro forma combined condensed financial data to aid you in analyzing the financial aspects of the proposed merger. The information is only a summary and you should read it together with Hain's and Celestial's consolidated financial statements and other financial information contained in the most recent annual and quarterly reports filed by Hain and Celestial, which are incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information."

    The selected historical consolidated statements of operations data for the six-month periods ended December 31, 1998 and 1999, and for each of the fiscal years in the three-year period ended June 30, 1999, for Hain and for the three-month periods ended December 31, 1998 and 1999, and for each of the fiscal years in the three-year period ended September 30, 1999 for Celestial, have been derived from the consolidated statements of operations for Hain and Celestial for such periods incorporated by reference in this joint proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended June 30, 1995 and 1996 for Hain and for the fiscal years ended September 30, 1995 and 1996 for Celestial have been derived from consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus.

    The historical consolidated balance sheet data for Hain as of June 30, 1998 and 1999, and December 31, 1999 and for Celestial as of September 30, 1998 and 1999 and December 31, 1999, have been derived from consolidated financial statements for such periods incorporated by reference in this joint proxy statement/prospectus. The historical consolidated balance sheet data for Hain as of June 30, 1995, 1996 and 1997, and for Celestial as of September 30, 1995, 1996 and 1997 have been derived from consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus.

    The selected unaudited pro forma combined condensed financial data reflects the merger using the pooling-of-interests method of accounting. Since the fiscal years for Hain and Celestial differ, Celestial will change its fiscal year to coincide with Hain's upon the completion of the merger. The unaudited pro forma combined condensed statements of operations combine Hain's consolidated statements of operations for the six-month periods ended December 31, 1998 and 1999 and fiscal years ended June 30, 1997, 1998 and 1999 with Celestial's six-month periods ended December 31, 1998 and 1999 and fiscal years ended September 30, 1997, 1998 and 1999, respectively. The unaudited selected pro forma combined condensed balance sheet data combines Hain's consolidated balance sheet data as of December 31, 1999 with Celestial's consolidated balance sheet data as of December 31, 1999.

    The pro forma financial information does not purport to represent what our financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project our financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits to us from cost savings or synergies of operations.

                            SELECTED FINANCIAL DATA

                           THE HAIN FOOD GROUP, INC.
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                                                       YEARS ENDED JUNE 30,                      DECEMBER 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales............................................  $58,076    $68,606    $65,353    $104,253   $205,969   $94,098    $149,086
Cost of sales........................................   36,220     40,884     40,781      61,797    122,219    57,080      87,904
                                                       -------    -------    -------    --------   --------   -------    --------
Gross profit.........................................   21,856     27,722     24,572      42,456     83,750    37,018      61,182
                                                       -------    -------    -------    --------   --------   -------    --------
Selling, general and administrative expenses.........   15,492     21,089     19,829      30,659     55,045    25,097      41,262
Amortization of goodwill and other intangible
  assets.............................................      474        651        740       1,311      3,585     1,702       2,710
                                                       -------    -------    -------    --------   --------   -------    --------
                                                        15,966     21,740     20,569      31,970     58,630    26,799      43,972
                                                       -------    -------    -------    --------   --------   -------    --------
Operating income.....................................    5,890      5,982      4,003      10,486     25,120    10,219      17,210
                                                       -------    -------    -------    --------   --------   -------    --------
Other income.........................................                                                                         753
Interest expense, net................................   (1,351)    (1,745)    (1,639)     (2,128)    (5,318)   (2,412)     (3,675)
Amortization of deferred financing costs and
  discounts..........................................     (419)      (473)      (509)       (474)      (378)     (163)       (310)
                                                       -------    -------    -------    --------   --------   -------    --------
                                                        (1,770)    (2,218)    (2,148)     (2,602)    (5,696)   (2,575)     (3,232)
                                                       -------    -------    -------    --------   --------   -------    --------
Income before income taxes, extraordinary charge and
  cumulative change in accounting principle..........    4,120      3,764      1,855       7,884     19,424     7,644      13,978
Provision for income taxes...........................    1,755      1,630        786       3,250      8,394     3,325       6,290
                                                       -------    -------    -------    --------   --------   -------    --------
Income before extraordinary charge and cumulative
  change in accounting principle.....................    2,365      2,134      1,069       4,634     11,030     4,319       7,688
Extraordinary charge--costs in connection with
  prepayment of debentures, net of income tax
  benefit............................................                                     (1,342)
Cumulative change in accounting principle, net of
  income tax benefit.................................                                                                      (3,754)
                                                       -------    -------    -------    --------   --------   -------    --------
Net income...........................................  $ 2,365    $ 2,134    $ 1,069    $  3,292   $ 11,030   $ 4,319    $  3,934
                                                       =======    =======    =======    ========   ========   =======    ========
Basic Earnings Per Common Share:
  Income before extraordinary charge and cumulative
    change in accounting principle...................  $  0.28    $  0.24    $  0.12    $   0.45   $   0.81   $  0.32    $   0.47
  Extraordinary charge...............................                                      (0.13)
  Cumulative change in accounting principle..........                                                                       (0.23)
                                                       -------    -------    -------    --------   --------   -------    --------
  Net income.........................................  $  0.28    $  0.24    $  0.12    $   0.32   $   0.81   $  0.32    $   0.24
                                                       =======    =======    =======    ========   ========   =======    ========
Diluted Earnings Per Common Share:
  Income before extraordinary charge and cumulative
    change in accounting principle...................  $  0.28    $  0.24    $  0.12    $   0.39   $   0.71   $  0.28    $   0.43
  Extraordinary charge...............................                                      (0.11)
  Cumulative change in accounting principle..........                                                                       (0.21)
                                                       -------    -------    -------    --------   --------   -------    --------
  Net income.........................................  $  0.28    $  0.24    $  0.12    $   0.28   $   0.71   $  0.28    $   0.22
                                                       =======    =======    =======    ========   ========   =======    ========
Weighted average common shares outstanding:
  Basic..............................................    8,597      8,887      8,694      10,269     13,619    13,429      16,184
                                                       =======    =======    =======    ========   ========   =======    ========
  Diluted............................................    8,597      8,964      8,993      11,893     15,443    15,402      17,835
                                                       =======    =======    =======    ========   ========   =======    ========

                            SELECTED FINANCIAL DATA
                                  (CONTINUED)

                           THE HAIN FOOD GROUP, INC.
                              AMOUNTS IN THOUSANDS

                                                                                                          SIX MONTHS ENDED
                                                                  YEARS ENDED JUNE 30,                      DECEMBER 31,
                                                  ----------------------------------------------------   -------------------
                                                    1995       1996       1997       1998       1999       1998       1999
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $   187    $   306    $   219    $   495    $    510   $    471   $  1,055
Working capital.................................    8,883      6,540      4,482     14,538      18,877     14,704     19,501
Total assets....................................   34,291     47,442     48,895     88,291     281,822    184,045    304,246
Long-term obligations...........................    7,277     12,105     10,756     16,561     130,683     55,630     37,578
Total stockholders' equity......................   22,290     24,424     25,059     53,247     110,001     98,256    222,357

                           CELESTIAL SEASONINGS, INC.

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                    YEARS ENDED SEPTEMBER 30,                    DECEMBER 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales............................................  $70,104    $72,998    $79,039    $102,197   $114,949   $37,662    $35,653
  Non-recurring item--product return program.........                                                (5,098)
                                                       -------    -------    -------    --------   --------   -------    -------
                                                        70,104     72,998     79,039     102,197    109,851    37,662     35,653
                                                       -------    -------    -------    --------   --------   -------    -------
Cost of goods sold...................................   27,349     28,545     29,606      36,638     42,915    14,003     12,622
Non-recurring item--product return program...........                                                 4,007
                                                       -------    -------    -------    --------   --------   -------    -------
                                                        27,349     28,545     29,606      36,638     46,922    14,003     12,622
                                                       -------    -------    -------    --------   --------   -------    -------
Gross profit.........................................   42,755     44,453     49,433      65,559     62,929    23,659     23,031
Operating expenses:
  Selling and marketing..............................   27,323     30,071     33,915      46,683     50,579    17,244     15,218
  General and administrative.........................    4,429      3,899      4,556       6,127      6,178     1,694      1,716
  Non-recurring item--lawsuit settlement.............                                                 1,200
  Amortization of intangibles........................    1,823      1,493      1,296       1,308      1,202       311        294
                                                       -------    -------    -------    --------   --------   -------    -------
    Total operating expenses.........................   33,575     35,463     39,767      54,118     59,159    19,249     17,228
                                                       -------    -------    -------    --------   --------   -------    -------
Operating income.....................................    9,180      8,990      9,666      11,441      3,770     4,410      5,803
Interest expense.....................................    1,264        874        493         631        746       242        194
                                                       -------    -------    -------    --------   --------   -------    -------
Income before income taxes...........................    7,916      8,116      9,173      10,810      3,024     4,168      5,609
Provision for income taxes...........................    2,049      3,093      3,509       4,054        537     1,563      2,075
                                                       -------    -------    -------    --------   --------   -------    -------
Net income...........................................  $ 5,867    $ 5,023    $ 5,664    $  6,756   $  2,487   $ 2,605    $ 3,534
                                                       =======    =======    =======    ========   ========   =======    =======
Net income per common share--basic (1)...............  $  0.73    $  0.62    $  0.70    $   0.82   $   0.30   $  0.31    $  0.42
                                                       =======    =======    =======    ========   ========   =======    =======
Net income per common share--assuming dilution (1)...  $  0.72    $  0.61    $  0.68    $   0.77   $   0.28   $  0.30    $  0.40
                                                       =======    =======    =======    ========   ========   =======    =======
Weighted average common shares--basic (1)............    8,053      8,088      8,107       8,250      8,320     8,307      8,358
                                                       =======    =======    =======    ========   ========   =======    =======
Weighted average common shares--assuming dilution
  (1)................................................    8,172      8,230      8,281       8,732      8,848     8,771      8,810
                                                       =======    =======    =======    ========   ========   =======    =======

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                    YEARS ENDED SEPTEMBER 30,                    DECEMBER 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................  $   375    $   204    $ 2,829    $  2,533   $    637   $   768    $ 1,995
  Working capital....................................    6,239      7,882     10,588      23,131     18,892    27,464     20,922
  Total assets.......................................   53,327     54,903     58,371      82,647     80,847    81,189     87,217
  Long-term obligations..............................   12,768      9,057      6,073      10,750     10,455    11,675      9,395
  Total stockholders' equity.........................   31,909     37,217     43,051      51,320     54,488    53,996     58,197

------------------------------

(1) During September 1998, Celestial declared a two-for-one stock split effected in the form of a 100% common stock dividend. All per share and weighted average common share information has been restated to reflect the stock dividend.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                  AMOUNT IN THOUSANDS, EXCEPT PER SHARE AMOUNT
                                  (UNAUDITED)

                                                                              SIX MONTHS ENDED
                                                 YEARS ENDED JUNE 30,           DECEMBER 31,
                                            ------------------------------   -------------------
                                              1997       1998       1999       1998       1999
                                            --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA(1):
Net sales.................................  $144,392   $206,450   $378,818   $192,535   $204,615
Gross profit..............................    74,005    108,015    170,035     89,250     89,534
Operating income..........................    13,669     21,927     27,614     15,222     15,952
Income before extraordinary charge and
  cumulative change in accounting
  principle, net of income tax benefits
  (2).....................................     6,733     11,390      8,235      4,721      7,307
Earnings per common share before
  extraordinary charge and cumulative
  change in accounting principle, net of
  income tax benefits (2)(3):

  Basic...................................  $   0.36   $   0.55   $   0.34   $   0.20   $   0.27
  Diluted.................................  $   0.35   $   0.50   $   0.31   $   0.18   $   0.25
Weighted average shares outstanding (2)(3)
  Basic...................................    18,949     20,705     24,144     23,935     26,744
  Diluted.................................    19,468     22,939     26,636     26,525     28,982

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  3,050
Working capital.............................................      25,423
Total assets................................................     391,463
Long-term obligations.......................................      46,973
Total stockholders' equity..................................     265,554

------------------------

(1) Does not reflect certain estimated non-recurring merger related charges aggregating approximately $15 million with respect to advisory, legal, accounting and other expenses associated with the merger.

(2) The selected pro forma combined financial data for the year ended June 30, 1999 and six-month period ended December 31, 1999 include certain non-recurring charges recorded by Celestial. These non-recurring charges relate to a product return program ($9.1 million) and shareholder lawsuit settlement ($1.2 million). In addition, the selected pro forma combined financial data for the year ended June 30, 1999 and six-month period ended December 31, 1998 include the results of operations as if the acquisition of the Natural Nutrition Group, Inc. (NNG) by Hain, or the NNG Acquisition, had occurred July 1, 1998. Hain management has achieved significant cost synergies and savings with the NNG Acquisition, however, in accordance with the rules for presentation of pro forma financial information, no effect to such cost savings has been included in this joint proxy statement/prospectus. In addition, the NNG historical results include certain restructuring charges for the year ended June 30, 1999
    ($1.2 million) and six-month period ended December 31, 1998 ($.7 million) that will not continue following the NNG Acquisition. Excluding Celestial's non-recurring items from the pro forma financial results, pro forma income before

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                                  (UNAUDITED)
                                  (CONTINUED)

    extraordinary charge and cumulative change in accounting principle, net of income tax benefits and related per share data would have been as follows:

                                                                  YEAR        SIX MONTH PERIOD
                                                                  ENDED             ENDED
                                                              JUNE 30, 1999   DECEMBER 31, 1999
                                                              -------------   -----------------
Income before extraordinary charge and cumulative change in
  accounting principle, net of income tax benefits..........     $14,145            $13,217
Earnings per common share before extraordinary charge and
  cumulative change in accounting principle, net of income
  tax benefits
  Basic.....................................................     $  0.59            $  0.49
                                                                 =======            =======
  Diluted...................................................     $  0.53            $  0.46
                                                                 =======            =======

------------------------

(3) Pro forma earnings per common share before extraordinary charge and cumulative change in accounting principle, net of income tax benefits are based on the average number of common shares of the combined company that would have been outstanding during each period presented. Shares and dilutive options of Celestial common stock have been adjusted to the equivalent shares of Hain common stock using an exchange ratio of 1.265.

                           COMPARATIVE PER SHARE DATA

                                                                                               SIX MONTHS
                                                                                                  ENDED
                                                               YEARS ENDED JUNE 30,           DECEMBER 31,
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1998       1999
                                                          --------   --------   --------   --------   --------
HAIN HISTORICAL PER COMMON SHARE DATA:
Income before extraordinary charge and cumulative change
  in accounting principle, net of income tax benefits...   $0.12       0.45      $0.81      $0.32      $ 0.47
Income before extraordinary charge and cumulative change
  in accounting principle, net of income tax
  benefits--assuming dilution...........................    0.12       0.39       0.71       0.28        0.43
Book value..............................................                         $7.79                 $12.24
CELESTIAL HISTORICAL PER COMMON SHARE DATA(A):
Net income (loss).......................................   $0.70       0.82      $0.30      $0.44      $(0.05)
Net income (loss)--assuming dilution....................    0.68       0.77       0.28       0.42       (0.05)
Book value..............................................                         $6.52                 $ 6.95
COMBINED COMPANY PRO FORMA
  PER HAIN COMMON SHARE DATA(B)(C):
Income before extraordinary charge and cumulative change
  in accounting, net of income tax benefits.............   $0.36      $0.55      $0.34      $0.20      $ 0.27
Income before extraordinary charge and cumulative change
  in accounting, net of income tax benefits--assuming
  dilution..............................................    0.35       0.50       0.31       0.18        0.25
Book value..............................................                                               $ 9.24
COMBINED COMPANY PRO FORMA
  PER CELESTIAL COMMON SHARE DATA(B)(C):
Income before extraordinary charge and cumulative change
  in accounting, net of income tax benefits.............   $0.46      $0.70      $0.43      $0.25      $ 0.34
Income before extraordinary charge and cumulative change
  in accounting, net of income tax benefits--assuming
  dilution..............................................    0.44       0.63       0.39       0.23        0.32
Book value..............................................                                               $11.69

------------------------

Neither Hain nor Celestial has paid cash dividends on its common stock; therefore, the table does not include such dividend information.

(a) The historical common share data for the year ended June 30, 1999 and six months ended December 31, 1999 includes certain nonrecurring charges related to a product return program ($9.1 million) and shareholder lawsuit settlement ($1.2 million) of Celestial.

(b) The combined company pro forma per share data for the year ended June 30, 1999 and six-month period ended December 31, 1998 includes the results of operations of NNG as if the NNG Acquisition had occurred July 1, 1998. Hain management has achieved significant cost synergies and savings with the NNG Acquisition, however, in accordance with the rules for presentation of pro forma financial information, no effect to such cost savings has been included herein. In addition, the NNG historical results include certain restructuring charges for the year ended June 30, 1999 ($1.2 million) and six-month period ended December 31, 1998 ($.7 million) that will not continue following the NNG Acquisition.

(c) Pro forma income per share amounts are based on the average number of shares of common stock of the combined company that would have been outstanding during each period. Shares of Celestial common stock have been adjusted to the equivalent shares of Hain common stock and dilutive options using an exchange ratio of 1.265.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Hain's common stock is traded on the Nasdaq National Market under the symbol "HAIN." The following table sets forth the range of high and low closing sale prices for Hain common stock as reported on the Nasdaq National Market during each of the periods presented.

    Celestial's common stock is also traded on the Nasdaq National Market under the symbol "CTEA." The following table sets forth the range of high and low closing sale prices of Celestial common stock as reported on the Nasdaq National Market during each of the periods presented.

                                            HAIN                                                         CELESTIAL
                                        COMMON STOCK                                                   COMMON STOCK
                                 ---------------------------                                    ---------------------------
                                        MARKET PRICE                                                   MARKET PRICE
                                 ---------------------------                                    ---------------------------
                                     HIGH           LOW                                             HIGH           LOW
                                 ------------   ------------                                    ------------   ------------
HAIN FISCAL YEAR ENDED                                         CELESTIAL FISCAL YEAR ENDED
  JUNE 30, 1998                                                  SEPTEMBER 30, 1998
First Quarter..................  $11 15/16      $ 4 27/32      First Quarter..................  $16 1/4        $13 3/16
Second Quarter.................   12 3/4          8 5/8        Second Quarter.................   20 5/8         15 1/4
Third Quarter..................   19 13/16        9 1/16       Third Quarter..................   28 13/16       20
Fourth Quarter.................   27 1/4         17 11/16      Fourth Quarter.................   26 3/4         17 3/8

HAIN FISCAL YEAR ENDED                                         CELESTIAL FISCAL YEAR ENDED
  JUNE 30, 1999                                                  SEPTEMBER 30, 1999
First Quarter..................  $27 3/4        $14 7/8        First Quarter..................  $26 3/4        $14 1/16
Second Quarter.................   25             12 1/8        Second Quarter.................   31 3/4         20
Third Quarter..................   23 1/8         15 1/8        Third Quarter..................   22 5/8         14
Fourth Quarter.................   21 1/2         16 1/16       Fourth Quarter.................   23 3/8         16 1/2

HAIN FISCAL YEAR ENDING JUNE                                   CELESTIAL FISCAL YEAR ENDING
  30, 2000                                                       SEPTEMBER 30, 2000
First Quarter..................  $28 7/16       $21 3/16       First Quarter..................  $24 1/4        $16 5/8
Second Quarter.................   26 7/16        22 1/4        Second Quarter
Third Quarter (through                                         (through March 30, 2000).......   35 1/2         20 15/16
  March 30, 2000)..............   37 1/8         21 1/16

    On March 3, 2000, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Hain common stock quoted on the Nasdaq National Market was $32.375 and the closing price per share of Celestial common stock reported on the Nasdaq National Market was $35.50. On March 30, 2000, the most recent practicable date prior to the filing of this document, the closing price per share of Hain common stock reported on the Nasdaq National Market was $26.625 and the closing price per share of Celestial common stock reported on the Nasdaq National Market was $32.625.

    WE URGE CELESTIAL STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR HAIN COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER. WE CANNOT GIVE ANY ASSURANCE TO YOU CONCERNING THE MARKET PRICE FOR HAIN COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR HAIN COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER.

                                  RISK FACTORS

    IN ADDITION TO THE RISKS OF THE BUSINESSES OF HAIN AND CELESTIAL WHICH ARE DESCRIBED BELOW, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE MERGER IN DETERMINING WHETHER TO VOTE IN FAVOR OF THE MERGER. YOU SHOULD ALSO CONSIDER THE RISK FACTORS THAT WILL GENERALLY HAVE AN IMPACT ON HAIN'S FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS AFTER THE MERGER, INCLUDING THOSE DESCRIBED UNDER "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

RISK FACTORS RELATING TO THE MERGER

THE HAIN COMMON STOCK TO BE ISSUED IN THE MERGER WILL FLUCTUATE IN VALUE

    In the merger, Celestial stockholders will receive 1.265 shares of Hain common stock for each share of Celestial common stock. The market price of the Hain common stock to be issued in the merger will fluctuate as a result of changes in the business, operations or prospects of Hain or Celestial or market assessments of the impact of the merger. Because the market price of Hain common stock fluctuates, the value of the Hain common stock that Celestial stockholders will receive will depend upon the market price of those shares at the time of the merger. We can give no assurance as to this value.

    For historical and current market prices of Hain shares, see "Comparative Per Share Market Price Information." The actual performance and volatility of Hain common stock and/or the financial markets in general could vary significantly more or less than that indicated by historical or current performance and volatility.

WE MAY EXPERIENCE DIFFICULTIES IN COMBINING THE OPERATIONS OF THE TWO COMPANIES

    The merger involves the integration of two companies that have previously operated independently. Our future success may be dependent upon our ability to effectively integrate these companies and their brands, including our ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. We cannot be certain:

    - as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of these companies and their brands;

    - that this merger will enhance our competitive position and business prospects; or

    - that we will not experience difficulties with customers, personnel or other parties as a result of this merger.

    In addition, we cannot be certain that we will be successful in:

    - integrating Celestial's distribution channels with those of Hain;

    - coordinating sales force activities of Celestial or in selling the products of Celestial to our customer base; or

    - integrating Celestial into our management information systems or in integrating Celestial's products into our product mix.

    Additionally, integrating Celestial into Hain's existing operations will require management resources and may divert our management from our day-to-day operations. If we are not successful in integrating the operations of our two companies, the value of the Hain common stock received in the merger could fall.

OFFICERS AND DIRECTORS HAVE POTENTIAL CONFLICTS OF INTERESTS IN THE MERGER

    In considering the recommendations of the Hain and Celestial boards of directors that the stockholders approve the merger, you should be aware that some of the directors and officers of Celestial may have interests in the merger different from or in addition to yours. For example, three of the current members of the board of directors of Celestial will become members of the board of directors of Hain. See "Interests of Insiders In The Merger."

RISK FACTORS RELATING TO THE BUSINESS, FINANCES AND OPERATIONS OF THE COMBINED
 COMPANY AFTER THE MERGER

HAIN'S ACQUISITION STRATEGY EXPOSES THE INTEGRATED COMPANY TO RISK

    We intend to continue to grow our business in part through the acquisition of new brands and businesses. Our acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement our existing product mix. We cannot be certain that we will be able to:

    - successfully identify suitable acquisition candidates;

    - negotiate identified acquisitions on terms acceptable to us; or

    - obtain the necessary financing to complete such acquisition.

    We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. In addition, our credit facility with our lending banks contains restrictions that limit our ability to make acquisitions. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

CONSUMER PREFERENCES FOR SPECIALTY FOOD PRODUCTS AND TEAS ARE DIFFICULT TO
  PREDICT AND MAY CHANGE

    A significant shift in consumer demand away from our products or our failure to maintain our current market position could reduce our sales or the prestige of our brands in our markets, which could have a material adverse effect on our business, results of operations and financial condition. While we continue to diversify our product offerings, we cannot be certain that demand for our products will continue at current levels or increase in the future.

    Hain's business is limited to natural and specialty food products in markets geared to consumers of natural foods, non-dairy beverages, cereals, breakfast bars, canned soups and vegetables, snacks and cooking oils, which, if consumer demand for such categories were to decrease, could have a material adverse effect on Hain's business, results of operations and financial condition. Consumer trends change based on a number of possible factors, including:

    - nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and

    - a shift in preference from organic to non-organic and from natural products to non-natural products.

    In addition, Hain has other product categories, such as medically-directed and weight management food products, kosher foods and other specialty food items. Hain is subject to evolving consumer preferences for these products

    Celestial's business is substantially dependent on the specialty teas market, which consists of herb tea, green tea, wellness tea and specialty black teas. If consumer demand for Celestial's specialty teas were to decrease, the business, results of operations and financial condition of our integrated company could be harmed.

OUR MARKETS ARE HIGHLY COMPETITIVE

    Hain operates in highly competitive geographic and product markets, and some of Hain's markets are dominated by competitors with greater resources. Hain cannot be certain that it could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition Hain competes for limited retailer shelf space for its products. Larger competitors, such as mainstream food companies including Nabisco, General Mills, Nestle S.A., Kraft Foods, Groupe Danone, Kellogg Company, Sara Lee Corporation, B&G
Foods, Inc. and Triarc Beverage Holdings Corporations also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with Hain's products. Retailers also market competitive products under their own private labels.

    The beverage market is large and highly competitive. The tea portion of the beverage market is also highly competitive. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. Celestial currently competes in the specialty tea market segment which consists of herb tea, green tea, wellness tea and specialty black tea. Celestial's specialty herb tea products, like other specialty tea products, are priced higher than most commodity black tea products.

    Celestial's principal competitors on a national basis in the specialty teas market segment are Thomas J. Lipton Company, a division of Unilever PLC and R.C. Bigelow, Inc. Unilever has substantially greater financial resources than Celestial. Additional competitors include a number of regional specialty tea companies. There may be potential entrants which are not currently in the specialty tea market who may have substantially greater financial resources than Celestial. Private label competition in the specialty tea category is currently minimal.

    The market for Celestial's dietary supplement products is highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. Celestial currently competes in the herbal supplement segment of the dietary supplement category. Sales of herbal supplements have declined over the past year. The category consists of several competitors in a broad spectrum of distribution channels. Private label and Rexall Sundown, Inc. dominate the market on a national basis. Direct mail, regional and private label competition is significant.

    In the future our competitors may introduce other products that compete with our products and these competitive products may have an adverse effect on our business, results of operations and financial condition.

HAIN IS DEPENDENT UPON THE SERVICES OF ITS CHIEF EXECUTIVE OFFICER

    Hain is highly dependent upon the services of Irwin D. Simon, its chairman of the board, president and chief executive officer. Hain believes Mr. Simon's reputation as the founder of Hain and his expertise and knowledge in the natural and specialty foods market are critical factors in our continuing growth. The loss of the services of Mr. Simon could have a material adverse effect on our business, results of operations and financial condition.

HAIN AND CELESTIAL RELY ON INDEPENDENT DISTRIBUTORS AND BROKERS FOR A
  SUBSTANTIAL PORTION OF THEIR SALES

    We rely upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may have a material adverse effect on our business, results of operations and financial condition. If we were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Two Hain distributors, Tree of Life and United Natural Foods, accounted for approximately 19.8% and 18.0%, respectively, for the fiscal year ended June 30, 1999, 17.4% and 18.4%, respectively, for the six-months ended December 31, 1999, of our sales on a pro forma basis as if all of our acquisitions and the merger with Celestial had occurred on or prior to July 1, 1998. Our inability to enter into satisfactory brokerage agreements may inhibit our ability to implement our business plan or to establish markets necessary to develop our products successfully. The success of our business depends, in large part, upon the establishment of a strong distribution network. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days notice and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale.

MANUFACTURING FACILITIES

    Hain manages and operates four manufacturing facilities located throughout the United States. These facilities are located and produce the following product lines: Terra Chips-Registered Trademark-, in Brooklyn, New York, produces vegetable chips; Arrowhead Mills, in Hereford, Texas, produces hot and cold cereals, baked goods and meal cups; Deboles-Registered Trademark- pasta, in Shreveport, Louisiana, produces organic pasta; and Health Valley in Irwindale, California, produces hot and cold cereals, baked goods, granola, granola bars, dry soups and other products under the Health Valley-Registered Trademark-, Breadshop-Registered Trademark- and Casbah-Registered Trademark- labels.

    The facilities in Brooklyn, New York and Irwindale, California are under operating leases through 2004. In addition, Celestial owns and operates a manufacturing facility in Boulder, Colorado which produces its tea product lines. On a pro forma basis as if the merger had occurred as of July 1, 1999, approximately 56.7% of our products are manufactured at these locations.

    An interruption in or the loss of operations at one or more of these facilities or failure to maintain our labor force at one or more of these facilities could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until we could secure an alternate source of supply. We cannot assure you that any such alternate source of supply could be obtained on reasonable terms, or at all.

WE RELY ON INDEPENDENT CO-PACKERS TO PRODUCE SOME OR MOST OF OUR PRODUCTS

    Currently, independent food manufacturers, who are referred to in our industry as co-packers, manufacture many of Hain's product lines. These product lines include our Estee-Registered Trademark-, Garden of Eatin'-Registered Trademark-, Hain Pure Foods-Registered Trademark-, Kineret-Registered Trademark-, Little Bear Organic Foods-Registered Trademark-, Terra Chips-Registered Trademark-, Westbrae-Registered Trademark-, and Westsoy-Registered Trademark- product lines. During the six months ended December 31, 1999, on a pro forma basis as if the merger with Celestial had occurred on or prior to that date, products manufactured for us by co-packers represented approximately 44% of our sales.

    Hain presently obtains:

    - all of our requirements for non-dairy beverages from five co-packers, four of which are under contract;

    - all of our requirements for rice cakes from two co-packers;

    - all of our cooking oils from one co-packer, which is under contract;

    - principally all of our tortilla chips from two suppliers, one of which is under contract;

    - all of our requirements for Terra's Yukon Gold line from one supplier, which is under contract; and

    - the requirements for our canned soups from one supplier.

    In addition, H.J. Heinz manufactures the Earth's Best baby food products for Hain under contract. The loss of one or more co-packers, or our failure to retain co-packers for newly acquired products or brands, could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as an alternate source could be secured, which may be on less favorable terms.

    Celestial's dietary supplement product line is also manufactured by an independent co-packer located in the United States. Celestial believes that there are numerous alternative co-packers for this product line available and that loss of this current co-packer would not have a material adverse effect on our business, results of operations or financial condition.

CELESTIAL'S INGREDIENTS ARE SUBJECT TO IMPORT RISK

    Celestial purchases its ingredients from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. Celestial maintains long-term relationships with most of its suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in U.S. currency. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

    Celestial's botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. Many ingredients are presently grown in countries where labor-intensive cultivation is possible, and where Celestial often must educate the growers about product standards. Celestial performs laboratory analysis on incoming ingredient shipments for the purpose of assuring that they meet Celestial's quality standards and those of the U.S. Food and Drug Administration.

    Celestial's ability to ensure a continuing supply of ingredients at competitive prices depends on many factors beyond its control, such as foreign political situations, embargoes, changes in international and world economic conditions, currency fluctuations and unfavorable climatic conditions. Celestial takes steps and will continue to take steps intended to lessen the risk of an interruption of botanical supplies, including identification of alternative sources and maintenance of appropriate inventory levels. Celestial has, in the past, maintained sufficient supplies for its ongoing operations.

    Celestial's failure to maintain its relationships with its existing suppliers or find new suppliers, observe production standards for its foreign procured products or continue its supply of botanicals from foreign sources could have a material adverse effect on our business, results of operations and financial condition following the merger.

CELESTIAL RELIES PRIMARILY ON A SINGLE SUPPLIER FOR ITS PACKAGING MATERIALS AND
  A SINGLE SUPPLIER FOR ITS WAXED CARTON LINER

    Celestial purchases most of its packaging materials domestically. The Fort James Corporation, a packaging materials supplier, was the largest single supplier in 1999. The ability of Celestial to continue its current packaging of waxed carton liner depends upon the continued access to waxed carton liner. Celestial currently obtains all of its waxed carton liner from a single domestic supplier, which has historically been a reliable source of quality liners. Celestial has recently learned that its supplier of waxed carton liner has recently filed for bankruptcy. Celestial is currently investigating alternative sources of supply. If this supplier ceases to supply liners to Celestial and if Celestial is unable to obtain a reliable alternative waxed carton liner source, Celestial could be forced to reformat its packaging, which could have a material adverse effect on our business, results of operations and financial condition following the merger.

INABILITY TO USE OUR TRADEMARKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
  BUSINESS

    Our inability to use our trademarks could have a material adverse effect on our business, results of operations and financial condition.

    Hain owns the trademarks for its principal products, including the Arrowhead Mills-Registered Trademark-, Bearitos-Registered Trademark-,
Breadshop's-Registered Trademark-, Casbah-Registered Trademark-,
DeBoles-Registered Trademark-, Earth's Best-Registered Trademark-, Estee-Registered Trademark-, Garden of Eatin'-Registered Trademark-, Hain Pure Foods-Registered Trademark-, Health Valley-Registered Trademark-,
Kineret-Registered Trademark-, Little Bear Organic Foods-Registered Trademark-, Nile Spice-Registered Trademark-, Terra-Registered Trademark-,
Westbrae-Registered Trademark-, and Westsoy-Registered Trademark- brands.

    Celestial has trademarks for most of its best-selling brands, including Sleepytime-Registered Trademark-, Lemon Zinger-Registered Trademark-, Mandarin Orange Spice-Registered Trademark-, Red Zinger-Registered Trademark-, Wild Berry Zinger-Registered Trademark-, Tension Tamer-Registered Trademark-, Country Peach Passion-Registered Trademark-, and Raspberry Zinger-Registered Trademark-. Celestial has made various federal and international filings with respect to its material trademarks, and intends to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. Celestial also copyrights certain of its artwork and package designs.

    We believe that brand awareness is a significant component in a consumer's decision to purchase one product over another in the highly competitive food and beverage industry. Our failure to continue to sell our products under our established brand names could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCTS MUST COMPLY WITH GOVERNMENT REGULATION

    We and our manufacturers, distributors and co-packers are subject to extensive regulation by federal, state and local authorities that affect our business. The federal agencies governing our business include the Federal Trade Commission, The Food and Drug Administration, the United States Department of Agriculture and the Occupational Safety and Health Administration. These agencies regulate, among other things, the production, sale, safety, advertising, labeling of and ingredients used in our products. Under various statutes these agencies prescribe the requirements and establish the standards for quality, purity and labeling. Among other requirements, the FDA must approve our products, including a review of the manufacturing processes and facilities used to produce these products before these products can be marketed in the United States. In addition advertising of our business is subject to regulation by the FTC. Our activities are also regulated by state agencies as well as county and municipal authorities. We are also subject to the laws of the foreign jurisdictions in which we sell our products.

    The USDA has proposed certain regulations with respect to organic labeling and certification. These regulations are currently in a comment period through the middle of the second calendar quarter. Based upon certification by a third-party organic certifier Hain believes it meets the requirements of the USDA as proposed. In addition, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

    Celestial is also subject to the Dietary Supplement Health and Education Act of 1994 or DSHEA, which went into effect in March 1999. DSHEA defines dietary supplements as a new category of food, separate from conventional food. DSHEA requires specific nutritional labeling requirements for dietary supplements and permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient, or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body.

PRODUCT RECALLS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

    Manufacturers and distributors of products in the food industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled

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
due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant brands were subject to recall, the image of that brand could be harmed, which could have a material adverse effect on our business, results of operations or financial condition.

PRODUCT LIABILITY SUITS, IF BROUGHT, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
  BUSINESS

    If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food products, we are subject to the risk of claims for product liability. We maintain product liability insurance and generally require that our co-packers maintain product liability insurance with us as a co-insured.

WE RELY ON INDEPENDENT CERTIFICATION FOR A NUMBER OF OUR NATURAL AND SPECIALTY
  FOOD PRODUCTS

    We rely on independent certificates, such as certifications of our products as "organic" or "kosher," to differentiate our products in natural and specialty food categories. The loss of any independent certifications could adversely affect Hain's market position as a natural and specialty food company, which could have a material adverse effect on our business, results of operations and financial condition.

    We must comply with the requirements of independent organizations or certification authorities in order to label our product as certified. For example, we can lose our "organic" certification if a plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, we can lose our "kosher" certification if a plant and raw materials do not meet the requirements of the appropriate kosher supervision organization, such as The Union of Orthodox Jewish Congregations, The Organized Kashruth Laboratories, "KOF-K" Kosher Supervision, Kosher Overseers Associated of America and Upper Midwest Kashruth.

CELESTIAL'S BUSINESS IS SEASONAL AND SUBJECT TO QUARTERLY FLUCTUATIONS

    Celestial's business consists primarily of manufacturing and marketing hot tea products and as a result its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. Quarterly fluctuations in Celestial's sales volume and operating results are due to a number of factors, including the timing of trade promotions, advertising and consumer promotions. The impact on sales volume and operating results, due to the timing and extent of these factors, can significantly impact Celestial's business. Thus, as a result of the merger, our quarterly results of operations will also reflect seasonal trends.

OUR OFFICERS AND DIRECTORS AND AN UNAFFILIATED STOCKHOLDER MAY BE ABLE TO
  CONTROL OUR ACTIONS

    Following the merger, our officers and directors will beneficially own   %
of our common stock. Mr. Simon, chairman of our board, president and chief executive officer, together with the other officers and directors of Hain
beneficially owns an aggregate of approximately   % of Hain's common stock. Of
these officers and directors, two of our directors currently serve as a designee and jointly appointed designee of an affiliate of H.J. Heinz Company, which owns approximately 19.5% of Hain's common stock prior to the merger and has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 19.5% interest. Accordingly, our officers and directors will be in a position to influence the election of our directors and otherwise influence stockholder action.

OUR ABILITY TO ISSUE PREFERRED STOCK MAY DETER TAKEOVER ATTEMPTS

    Our board of directors, upon completion of the merger, is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future under appropriate circumstances.

WE DO NOT PAY DIVIDENDS

    We have not paid any cash dividends on our common stock to date and do not anticipate declaring or paying any dividends in the foreseeable future. Celestial paid dividends in the form of a two-for-one stock split in September 1998. Hain's ability to pay dividends is currently restricted by its credit facility with its lending banks.

                STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus contains forward-looking statements about Hain, Celestial and the combined company which Hain and Celestial believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this document, the words "anticipates," "believes," "expects," "intends" and similar expressions as they relate to Hain, Celestial or the combined company or the management of either company are intended to identify such forward-looking statements. In making any such statements, we believe that our expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. There are numerous important factors that could cause actual results to differ materially from those in forward-looking statements, some of which are beyond the control of Hain, Celestial or the combined company, including:

    - the impact of general economic conditions in the U.S., and industry conditions, including competition and product and raw material prices;

    - capital expenditure requirements;

    - legislative or regulatory requirements, particularly concerning environmental matters;

    - interest rates;

    - access to capital markets; and

    - consumer preferences.

    The actual results, performance or achievement by Hain, Celestial or the combined company could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Hain, Celestial or the combined company.

                                   THE MERGER

GENERAL

    We are furnishing this joint proxy statement/prospectus to holders of Hain common stock and holders of Celestial common stock in connection with the solicitation of proxies by Hain's board of directors at a special meeting of its stockholders and by Celestial's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of either stockholders' meeting.

HAIN'S PROPOSALS

    At the Hain special stockholders' meeting, Hain will ask its stockholders to vote on the following proposals:

    - to consider and vote upon the issuance of Hain common stock in connection with the merger agreement between Hain and Celestial as described in this joint proxy statement/prospectus;

    - to change Hain's corporate name to The Hain Celestial Group, Inc. to be effective upon consummation of the merger;

    - to increase the authorized number of shares of Hain common stock from 40 million to 100 million;

    - to amend the Hain 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares to 6.4 million shares in the aggregate;

    - to adopt Hain's 2000 Directors Stock Option Plan; and

    - to transact such other business as may properly come before the special meeting.

CELESTIAL'S PROPOSALS

    At the Celestial special stockholders' meeting, Celestial will ask its stockholders to vote on the following proposals:

    - to approve and adopt the merger agreement and the merger; and

    - to transact such other business as shall properly come before the special meeting.

    The merger agreement provides for the merger of Hain Acquisition Corp., a wholly owned subsidiary of Hain, with and into Celestial, with Celestial surviving the merger and becoming a wholly-owned subsidiary of Hain. Each stockholder of Celestial will receive 1.265 shares of Hain common stock (and cash for fractional shares) for each share of Celestial common stock (including associated rights) they own. The merger will become effective in accordance with the certificate of merger to be filed with the office of the Secretary of State of the State of Delaware. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. We have attached a copy of the merger agreement as Annex A to this document. We urge all stockholders of Hain and Celestial to read the merger agreement in its entirety because it is the legal document governing the merger.

BACKGROUND OF THE MERGER

    The respective board of directors and management of Hain and Celestial regularly consider their strategic alternatives as part of their ongoing efforts to enhance stockholder value. These alternatives have included making strategic investments and acquisitions to gain access to greater financial resources and marketing capabilities.

    Hain, the leading natural and organic food company, had long viewed Celestial, the leader in specialty teas in the United States with approximately half of all U.S. herbal tea sales, as a strong

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
candidate for a strategic combination. On November 16, 1999, Irwin D. Simon, Hain's president and chief executive officer, and Gary M. Jacobs, Hain's chief financial officer, met with Mo Siegel, Celestial's founder and chairman of its board, and James P. Kelley, a Celestial director, to discuss a possible transaction. On December 3, 1999, Mr. Simon, Mr. Jacobs and a representative of Bear Stearns met with Mr. Siegel, Mr. Kelley and Mr. Ronald Davis, a Celestial director, in Denver, Colorado. At this meeting, Hain outlined its initial proposal for a pooling-of-interests transaction, in which shares of Hain common stock would be exchanged for shares of Celestial common stock. On December 21, 1999, Hain and Celestial signed a confidentiality agreement.

    On January 4, 2000, at the offices of Bear Stearns in New York City, Hain and Celestial presented each other with overviews of their respective businesses, and preliminary discussions regarding a potential combination were held. Management from both sides agreed to pursue initial due diligence. During the next few weeks, senior management of both companies discussed their respective operations and the expected benefits of a merger of the two companies, and both sides made available business, product, financial, and legal information, among other items. On February 1, 2000, the Hain board held a telephonic meeting to discuss the progress of due diligence. At this time, Bear Stearns discussed the structure of the proposed transaction and Celestial's historical and projected financial performance. The Hain board then authorized management to pursue more detailed due diligence discussions with Celestial. The following day, the Celestial board met and similarly authorized its management. Goldman Sachs presented its preliminary analysis of the transaction.

    Over the next few weeks, data rooms were established in both New York and Boulder, Colorado, and extensive due diligence was performed by the financial, legal and tax advisors of both Hain and Celestial. Also during this period, the merger agreement was negotiated among the respective parties, including Celestial, Hain, and their respective advisors. Discussions included the exchange ratio, the conditions under which the termination fees would be paid, the number and identity of prospective board members of the combined companies, and the roles of Mr. Simon and Mr. Siegel in the combined company. On
February 18, 28, and 29, 2000, Celestial's board met to review the status of the ongoing negotiations. On February 24, 2000, Hain's board held a telephonic meeting with its advisors, at which Hain's management reported on the status of its ongoing discussions with Celestial and reviewed the remaining open due diligence and transaction issues.

    On March 2, 2000, the Hain board held a telephonic meeting to discuss the merger; the terms of the merger agreement, including the proposed exchange ratio of 1.265 shares of Hain common stock for each share of Celestial common stock; termination fees; the number and identity of the new board members; and the roles of Mr. Simon and Mr. Siegel in the combined company. Representatives of Bear Stearns and Hain's legal and accounting advisors attended the meeting. At the meeting, Bear Stearns delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 5, 2000 that, as of the date of the written opinion and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio was fair, from a financial point of view, to Hain. The Hain board gave specific consideration to the proposed name of the combined company, the number of Celestial representatives who would join the combined company's board, and the role of Mr. Siegel. It was decided that the combined company's name would be The Hain Celestial Group, Inc., that Celestial would have three of eleven board seats of the combined company, and that Mr. Siegel would be given the title of vice chairman. The Hain board also voted unanimously to elect Mr. Simon as the new chairman and then both approved the merger agreement, pending the resolution of certain outstanding points, and authorized final negotiations by Hain and its advisors.

    On March 4, 2000, the Celestial board met and approved the merger agreement. At the request of the Celestial board, each of Mr. Simon and Mr. Siegel entered into voting agreements under which they agreed to vote their shares in favor of the merger. At this meeting, Goldman Sachs rendered its oral opinion (which was subsequently confirmed in writing) that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the holders of Celestial common stock.

CONSIDERATIONS OF HAIN'S BOARD OF DIRECTORS

    The Hain board considered a number of factors in recommending and approving the merger. Hain's management believes that the merger brings together two of the most important and fastest growing companies in the natural and organic and beverage sector. Hain is a leading marketer of natural, organic and specialty foods, and Celestial is the largest producer of specialty teas. Both companies share a common vision, possess experienced and effective management teams, and have built effective sales and marketing organizations to promote specialty food products through different distribution channels. The principal benefits of the merger for Hain are expected to include:

    - ADDS THE MARKET LEADER IN THE SPECIALTY TEAS CATEGORY TO HAIN'S PRODUCT PORTFOLIO. As one of the most recognizable food brands, Celestial has a 50% market share in herbal teas and a 32% share in the broader specialty teas category. The transaction will build upon Hain's leading position in natural foods, in which it currently maintains major shares in 12 of the top 15 categories, by adding the leader in the third largest natural foods category to its portfolio. Moreover, with sales in 1999 of over $100 million, Celestial teas also would be Hain's largest product line.

    - EXPANDS DISTRIBUTION POTENTIAL. Hain distributes its products primarily through natural foods stores, whereas Celestial has a strong presence in the grocery and mass retail channels. The merger is expected to enable both companies to access the other's distribution strengths, allowing for both increased penetration in natural foods stores through broader product offerings and greater cross-selling potential through expansion of the sales forces in both the grocery and food service channels.

    - LEVERAGES HAIN'S RELATIONSHIP WITH H.J. HEINZ. Hain is expected to utilize the powerful manufacturing and distribution platform of H.J. Heinz to increase distribution of Celestial's teas internationally as well as in the food service channel, where Celestial's products currently are under-represented. Broader distribution in these channels, combined with H.J. Heinz's expertise in supply chain management, offers Hain greater revenue growth opportunities going forward.

    - EXPECTED OPERATING SYNERGIES. The proposed merger is expected to result in significant operating synergies, including elimination of certain duplicative costs such as: sales/marketing costs, company-wide operational functions, natural foods and grocery brokerage commissions, public company fees, and trade spending. Furthermore, the above-mentioned expansion of distribution potential and the opportunity to leverage Hain's relationship with H.J. Heinz could lead to significant growth at the revenue level.

    - GREATER FINANCIAL RESOURCES TO PURSUE FURTHER GROWTH OPPORTUNITIES. As of December 31, 1999, Hain had $49.8 million in indebtedness, stockholders' equity of $222.4 million and $1.1 million in cash and investments, while Celestial had approximately $9.8 million in indebtedness, stockholders' equity of $58.2 million and $2.0 million in cash and investments. We believe the combined company will be able to finance the acquisition of other companies and/or brands and allow the pursuit of larger company and/or brand acquisitions than neither company could pursue alone.

    - INCREASED INVESTOR PROFILE AND LIQUIDITY. Hain's management believes that the combined company will benefit from a wider stockholder base, larger float and greater liquidity.

    - QUALITY MANAGEMENT TEAM. Hain's management also believes that there is no management team anywhere that possesses both the depth and breadth of experience in the specialty tea business that the management of Celestial possesses.

    In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Hain's board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Hain board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor. Instead, it conducted an overall analysis of the factors described above, including thorough discussions with Hain's management and management's analysis of the proposed merger based on information received from Hain's legal, financial and accounting advisors. In considering the factors described above, individual members of the Hain board may have given different weight to different factors. Hain's board considered all of these factors as a whole, and considered the factors overall to be favorable to and to support its determination.

    In addition to the above mentioned factors, consideration was also given by the Hain board to the risk factors associated with the merger. Please refer to the section entitled "Risk Factors" for a discussion of these risk factors.

RECOMMENDATION OF HAIN'S BOARD OF DIRECTORS

    HAIN'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF HAIN AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS THAT THEY VOTE "FOR" THE PROPOSALS TO:

    - issue Hain common stock in the merger;

    - amend Hain's certificate of incorporation to change Hain's corporate name to The Hain Celestial Group, Inc.;

    - amend Hain's certificate of incorporation to increase the authorized number of shares of Hain common stock from 40 million to 100 million shares;

    - amend the Hain 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares to 6.4 million shares; and

    - adopt the Hain 2000 Directors Stock Option Plan.

CONSIDERATIONS OF CELESTIAL'S BOARD OF DIRECTORS

    At its meeting on March 4, 2000, Celestial's board voted unanimously to enter into the merger agreement and to recommend that Celestial stockholders vote to approve the merger and the merger agreement.

    In the course of reaching its decision to adopt the merger agreement, Celestial's board consulted with Celestial's management, as well as its outside legal counsel and financial advisor, and carefully considered the following material factors:

    - information concerning the business, earnings, operations, competitive position and prospects of Celestial and Hain both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations, the potential efficiencies, cost savings and other combination benefits or collectively, synergies expected to be realized as a result of the consolidation of Celestial's and Hain's operations as well as Celestial's board's own knowledge of Celestial and Hain;

    - analyses and other information with respect to Celestial and Hain and current industry and economic conditions and trends presented to Celestial's board by management, including, without limitation, a discussion of the complementary nature of the distribution channels of Celestial and Hain;

    - the presentations of Goldman Sachs at the Celestial board meetings held on February 2, February 18 and March 4, 2000, and the opinion of Goldman Sachs dated March 5, 2000 to the effect that, as of the date of Goldman Sachs' opinion, the exchange ratio for the merger was fair to the Celestial stockholders from a financial point of view. The full text of Goldman Sachs' opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with Goldman Sachs' opinion, is attached hereto as Annex E and is incorporated by reference in this joint proxy statement/prospectus. We urge Celestial stockholders to read Goldman Sachs' opinion in its entirety;

    - the amount and form of the consideration to be received by Celestial stockholders in the merger and information on the historical trading ranges of Celestial common stock and Hain common stock;

    - that the merger would provide Celestial stockholders with an opportunity to receive a premium over the market price for their Celestial common stock;

    - that the premium to be received by Celestial's stockholders was the maximum value Celestial's stockholders could obtain for their shares and the maximum value Hain was prepared to pay for Celestial;

    - that the merger would further Celestial's long-term strategic plan of combining Celestial's tea business with other natural foods brands and that, as a result of the merger, Celestial's stockholders would have a stake in a larger company focused on natural foods products;

    - that the transaction will provide Celestial stockholders with an opportunity to hold a more liquid stock in a significantly larger, more diversified company. Celestial expects that Celestial stockholders will own approximately 36.8% of the combined entity and that the merger will provide them with the opportunity to share in the combined company's long-term growth and any synergies realized as a result of the merger. In addition, employees of Celestial should benefit from expanded business opportunities due to Celestial's premier facilities becoming part of a combined company that is a leader in the natural foods industry;

    - the conditions to the merger agreement that the merger will be accounted for under the pooling-of-interests method of accounting and will be a tax-free transaction for U.S. federal income tax purposes, described under the sub-headings "--Accounting Treatment" and "--Material Federal Income Tax Consequences of the Merger";

    - the role that Celestial's current management and board is expected to play in the management of the combined company and the intention of Hain to maximize the management resources at both companies;

    - a detailed review and analysis of potential transactions with third parties and the belief that no party other than Hain was a likely buyer of Celestial at a premium that was superior to that offered by Hain; and

    - the interests that the executive officers and directors of Celestial may have in connection with the merger that may be different from, or in addition to, their interests as stockholders of Celestial generally, see "Interests of Insiders in the Merger."

    In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Celestial's board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Celestial board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Celestial's management and management's analysis of the proposed merger based on information received from Celestial's legal, financial and accounting advisors. In considering the factors described above, individual members of the Celestial board may have given different weight to different factors. Celestial's board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

RECOMMENDATION OF CELESTIAL'S BOARD OF DIRECTORS

    CELESTIAL'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CELESTIAL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS THAT THEY VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

    The merger will be accounted for under the "pooling-of-interests" accounting method, whereby the assets and liabilities of Celestial will be carried forward to Hain at their historical recorded basis. Results of operations of Hain will include the results of both Hain and Celestial for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be restated, as appropriate, to reflect the financial position and results of operations for Hain combined with Celestial. We present these restated amounts under the heading "Unaudited Pro Forma Combined Condensed Financial Statements."

    The merger is conditioned upon:

    - the receipt by Hain of a letter from Ernst & Young LLP, dated as of the effective time of the merger and addressed to Hain, stating that Ernst & Young LLP believes that the transaction contemplated by the merger agreement, should be treated as a "pooling-of-interests" transaction in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC; and

    - such letter not having been withdrawn or modified in any material respect.

    Similarly, the merger is also conditioned upon:

    - Celestial having received a letter from Deloitte & Touche, dated as of the effective time of the merger and addressed to Celestial, stating that Deloitte & Touche believes that in the transaction contemplated by the merger agreement, Celestial will qualify as a party to a "pooling-of-interests" transaction in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC; and

    - such letter not having been withdrawn or modified in any material respect.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

    This discussion does not address all aspects of United States federal income taxation that may be important to a Celestial stockholder in light of that stockholder's particular circumstances or to a Celestial stockholder subject to special rules, such as:

    - a nonresident alien individual, foreign corporation or foreign estate or trust;

    - a stockholder who does not hold its Celestial common stock as a capital asset;

    - a financial institution or insurance company;

    - a tax-exempt organization;

    - a dealer or broker in securities;

    - a partnership or other pass-through entity, or an investor in a partnership or other pass-through entity;

    - a stockholder that holds its Celestial common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

    - a stockholder who acquired its Celestial common stock pursuant to the exercise of options or otherwise as compensation.

    TAX OPINIONS. Hain has received an opinion of Cahill Gordon & Reindel, and Celestial has received an opinion of Bartlit Beck Herman Palenchar & Scott (together with Cahill Gordon & Reindel, "tax counsel"), each dated as of the date of this joint proxy statement/prospectus, that, based on the law as of that date:

    - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - Hain, its merger subsidiary and Celestial will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

    - as a result of the merger, no gain or loss will be recognized for federal income tax purposes by the merger subsidiary or by any stockholder of Celestial (except with respect to any cash received for a fractional share of Hain).

    It is a condition to the obligation of each of Hain and Celestial to complete the merger that the relevant tax counsel confirm its opinion as of the closing date. Neither Hain nor Celestial intends to waive this condition.

    The opinions of tax counsel regarding the merger have each relied, and the confirmation opinions regarding the merger as of the closing date will each rely, on (1) representations and covenants made by Hain and Celestial, including those contained in certificates of officers of Hain and Celestial, and
(2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, tax counsel may not be able to provide one or more of the required closing date opinions. In addition, the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. Tax counsel's opinions neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. Neither Hain nor Celestial intends to obtain a ruling from the IRS on the tax consequences of the merger.

    The discussion that follows is based on, and represents, the opinions of tax counsel that are described above.

    FEDERAL INCOME TAX TREATMENT OF THE MERGER. The merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and Hain, its merger subsidiary and Celestial will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. None of Hain, its merger subsidiary or Celestial will recognize any gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO CELESTIAL STOCKHOLDERS. For federal income tax purposes:

    - A holder of Celestial common stock will not recognize any gain or loss upon its exchange in the merger of its shares of Celestial common stock for shares of Hain common stock;

    - When a holder of Celestial common stock receives cash instead of a fractional share of Hain's common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of Celestial common stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of Celestial common stock exchanged for that fractional share of Hain common stock was held for more than one year at the effective time of the merger;

    - A holder of Celestial common stock will have a tax basis in the Hain common stock received in the merger equal to (1) the tax basis of the Celestial common stock surrendered by that holder in the merger, less
      (2) any tax basis of the Celestial common stock surrendered that is allocable to any fractional share of Hain common stock for which cash is received;

    - The holding period for shares of Hain common stock received in exchange for shares of Celestial common stock in the merger will include the holding period for the shares of Celestial common stock surrendered in the merger; and

    - Certain noncorporate holders of Celestial common stock may be subject to backup withholding at a 31% rate on payments made with respect to the Merger if the holder fails to provide an accurate taxpayer identification number and other information or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability.

    FEDERAL INCOME TAX CONSEQUENCES TO HAIN STOCKHOLDERS. For federal income tax purposes, holders of Hain common stock will not recognize gain or loss as a result of the merger.

    This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY ENCOURAGE EACH CELESTIAL STOCKHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER.

REGULATORY MATTERS

    We will obtain all material regulatory approvals required to permit completion of the merger from the applicable U.S. regulatory authorities, including the antitrust authorities in the United States.

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act, prohibited Hain and Celestial from consummating the merger until they notified and furnished information to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements were satisfied. On March 17, 2000, in connection with the merger, Hain and Celestial each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. The applicable waiting period under the Hart-Scott-Rodino Act relating to the merger will expire at 11:59 p.m. on April 17, 2000.

    Notwithstanding the expiration of the waiting period under the Hart-Scott-Rodino Act relating to the merger, at any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Hain or Celestial. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws depending on the circumstances. Although Hain and Celestial believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

NO APPRAISAL OR DISSENTERS' RIGHTS

    Under the applicable provisions of the Delaware General Corporation Law, neither Hain's nor Celestial's stockholders will be entitled to dissenters' rights or appraisal in connection with the merger. Section 262 of the DGCL provides stockholders with appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the NASD, or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the NASD, or held by more than 2,000 holders or (C) cash in lieu of fractional shares of such stock. As long as Hain common stock is listed on the Nasdaq National Market, the provisions of
Section 262 of the DGCL will not apply to holders of shares of Hain common stock.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

    This joint proxy statement/prospectus does not cover any resales of the Hain common stock to be received by Celestial's stockholders upon completion of the merger, and no person is authorized to make any use of this document in connection with any such resale.

    All Hain common stock that Celestial stockholders receive in the merger will be freely transferable, with the exception of the Hain common stock received by persons who are deemed to be "affiliates" of Celestial under the Securities Act of 1933, as amended, and the rules and regulations promulgated under that Act, at the time of the Celestial stockholders' meeting. These "affiliates" may only sell their Hain common stock in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Celestial for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Celestial and may include some officers, directors and principal stockholders of Celestial. The merger agreement requires Celestial to use commercially reasonable efforts to deliver or cause to be delivered to Hain on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any Hain common stock issued to them in the merger
(i) in violation of the Securities Act of 1933 or (ii) until after such time as results covering at least 30 days of post-merger combined operations of Hain and Celestial have been published.

RIGHT TO PURCHASE SHARES OF HAIN COMMON STOCK BY AN AFFILIATE OF H.J. HEINZ
  COMPANY

    Under an agreement that Hain entered with an affiliate of the H.J. Heinz in September 1999, the affiliate of H.J. Heinz has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 19.5% interest in Hain. If the H.J. Heinz affiliate exercises this right in full, Hain will issue approximately 2.6 million additional shares of Hain common stock to the H.J. Heinz affiliate at the time of the merger and Celestial stockholders will own approximately 33.8% of the outstanding Hain common stock after the merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    On March 5, 2000, Hain and Celestial entered into an agreement and plan of merger. Under the agreements, Hain is to issue 1.265 shares of Hain common stock for every share of common stock of Celestial. The merger is subject to, among other things, regulatory approval and the approval by stockholders of both Hain and Celestial. The transaction, which is intended to be accounted for as a pooling-of-interests transaction, is expected to be consummated in the first quarter of fiscal 2001 of Hain.

    The following unaudited pro forma combined condensed financial information gives effect to the merger using the pooling-of-interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of Hain, Celestial and NNG, which was acquired by Hain on May 18, 1999 under the purchase method of accounting, which are incorporated by reference into this joint proxy statement/prospectus.

    The unaudited pro forma combined condensed balance sheet data as of December 31, 1999 gives effect to the merger as if it had occurred on December 31, 1999, and combines Hain's consolidated balance sheet as of December 31, 1999 with Celestial's consolidated balance sheet as of December 31, 1999. Since the fiscal years for Hain and Celestial differ, the unaudited pro forma combined condensed statements of operations combine Hain's consolidated statements of operations for the six-month periods ended
December 31, 1999 and 1998 and fiscal years ended June 30, 1999, 1998 and 1997 with Celestial's six-month periods ended December 31, 1999 and 1998 and fiscal years ended September 30, 1999, 1998 and 1997, respectively. It is expected that upon the completion of the merger, Celestial will change its fiscal year to coincide with Hain's.

    In addition, the unaudited pro forma combined condensed statements of operations are presented to give effect to the acquisition of NNG on May 18, 1999 by Hain which was accounted for under the purchase method of accounting. The pro forma combined condensed statements of operations are presented to also include the historical and pro forma adjusted information of Sahara Natural Foods, Inc. ("Sahara"), which NNG acquired on January 12, 1999 under the purchase method of accounting (collectively, Hain's acquisition of NNG and the NNG acquisitions of Sahara are referred to as the "NNG Acquisition"). The pro-forma combined condensed statements of operations for the six-month period ended December 31, 1998 and also for the year ended June 30, 1999 assumes that the NNG Acquisition had been consummated on July 1, 1998.

    The selected pro forma combined financial data for the year ended June 30, 1999 and six-month period ended December 31, 1999 include certain non-recurring charges recorded by Celestial. These nonrecurring charges relate to a product return program ($9.1 million) and shareholder lawsuit settlement
($1.2 million). In addition, the selected pro forma combined financial data for the year ended June 30, 1999 and six-month period ended December 31, 1998 include the results of operations as if the NNG Acquisition had occurred
July 1, 1998. Hain management has achieved significant cost synergies and savings with the NNG Acquisition, however, in accordance with the rules for presentation of pro forma financial information, no effect to such cost savings has been included herein. In addition, the NNG historical results include certain restructuring charges for the year ended June 30, 1999 ($1.2 million) and six-month period ended December 31, 1998 ($.7 million) that will not continue following the NNG Acquisition.

    The pro forma combined condensed financial statements are not necessarily indicative of the results of operations or the financial position, which would have occurred, had the Celestial merger and the NNG Acquisition been consummated at such times, nor are they necessarily indicative of future results of operations or financial position. The allocation of the purchase price of NNG is preliminary and does not reflect the fair value adjustments to the NNG assets and liabilities, since such amounts have not been finalized and have been estimated at this time. We will determine the fair value of NNG's assets and liabilities through independent appraisals, which will include appraisals of machinery and equipment, patents, trademarks and trade names. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Hain, Celestial and NNG including the notes thereto, incorporated by reference in this joint proxy statement/prospectus.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1999

                              AMOUNTS IN THOUSANDS
                                  (UNAUDITED)

                                                     HISTORICAL                  PRO FORMA
                                                ---------------------   ---------------------------
                                                  HAIN     CELESTIAL    ADJUSTMENTS        COMBINED
                                                --------   ----------   -----------        --------
ASSETS
  Current assets:
  Cash and cash equivalents...................  $  1,055   $    1,995                      $  3,050
  Trade accounts receivable, net..............    24,185       23,150                        47,335
  Inventories.................................    35,726        9,626                        45,352
  Deferred income taxes.......................                  2,576                         2,576
  Other current assets........................     2,846        3,200                         6,046
                                                --------   ----------     --------         --------
    TOTAL CURRENT ASSETS......................    63,812       40,547                       104,359

Property, plant and equipment, net............    17,376       24,110                        41,486
Goodwill and other intangible assets, net.....   214,243       17,446                       231,689
Deferred income taxes.........................     3,431          292                         3,723
Other assets..................................     2,063        4,822     $   (543)(11)       6,342
Unamortized financing costs...................     3,321                       543 (11)       3,864
                                                --------   ----------     --------         --------
    TOTAL ASSETS..............................  $304,246   $   87,217     $      0         $391,463
                                                ========   ==========     ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.......  $ 28,991   $    8,519     $ 15,000 (12)    $ 62,586
                                                                             9,992 (13)
                                                                                84 (13)
  Accrued liabilities and wages...............                  9,992       (9,992)(13)           0
  Accrued interest............................                     84          (84)(13)           0
  Current portion of long-term debt...........    12,261          392                        12,653
Income taxes payable..........................     3,059          638                         3,697
                                                --------   ----------     --------         --------
    TOTAL CURRENT LIABILITIES.................    44,311       19,625       15,000           78,936
Long-term debt, less current portion..........    37,578        9,395                        46,973
                                                --------   ----------     --------         --------
    TOTAL LIABILITIES.........................    81,889       29,020       15,000          125,909
                                                --------   ----------     --------         --------
STOCKHOLDERS' EQUITY:
  Common stock................................       182           84          (84)(14)         288
                                                                               106 (14)
  Additional paid in capital..................   199,203       35,865      (35,865)(14)     235,046
                                                                            35,843 (14)
  Retained earnings...........................    23,247       22,423      (15,000)(12)      30,670
  Treasury stock..............................      (275)        (175)                         (450)
                                                --------   ----------     --------         --------
    TOTAL STOCKHOLDERS' EQUITY................   222,357       58,197      (15,000)         265,554
                                                --------   ----------     --------         --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY..................................  $304,246   $   87,217     $      0         $391,463
                                                ========   ==========     ========         ========

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                  (UNAUDITED)

                                                          HISTORICAL              PRO FORMA
                                                     --------------------   ----------------------
                                                       HAIN     CELESTIAL   ADJUSTMENTS   COMBINED
                                                     --------   ---------   -----------   --------
Net sales..........................................  $149,086    $55,529                  $204,615
Cost of sales......................................    87,904     27,177                   115,081
                                                     --------    -------       -----      --------
Gross profit.......................................    61,182     28,352                    89,534
                                                     --------    -------       -----      --------
Selling, general and administrative expenses.......    41,262     29,023                    70,285
Amortization of goodwill and other intangibles.....     2,710        587                     3,297
                                                     --------    -------       -----      --------
                                                       43,972     29,610                    73,582
                                                     --------    -------       -----      --------
Operating income (loss)............................    17,210     (1,258)                   15,952
                                                     --------    -------       -----      --------
Other income.......................................       753                                  753
Interest expense...................................    (3,675)      (275)                   (3,950)
Amortization of deferred financing costs...........      (310)      (106)                     (416)
                                                     --------    -------       -----      --------
                                                       (3,232)      (381)                   (3,613)
                                                     --------    -------       -----      --------
Income (loss) before income taxes and cumulative
  change in accounting principle, net of income tax
  benefit..........................................    13,978     (1,639)                   12,339
Provision (benefit) for income taxes...............     6,290     (1,258)                    5,032
                                                     --------    -------       -----      --------
Income (loss) before cumulative change in
  accounting principle, net of income tax
  benefit..........................................  $  7,688    $  (381)                 $  7,307
                                                     ========    =======       =====      ========
Earnings (loss) per common share before cumulative
  change in accounting principle, net of income tax
  benefit:
  Basic............................................  $   0.47    $ (0.05)                 $   0.27
                                                     ========    =======       =====      ========
  Diluted..........................................  $   0.43    $ (0.05)                 $   0.25
                                                     ========    =======       =====      ========
Common equivalent shares weighted:
  Basic............................................    16,184      8,358       2,212(10)    26,744
  Diluted..........................................    17,835      8,810       2,335(10)    28,982

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                                                                        PRO FORMA
                                           HISTORICAL              PRO FORMA                            COMBINED
                                      --------------------   ----------------------        NNG          WITH NNG
                                        HAIN     CELESTIAL   ADJUSTMENTS   COMBINED    ACQUISITION     ACQUISITION
                                      --------   ---------   -----------   --------   --------------   -----------
                                                                                      (FROM PAGE 42)
Net sales...........................  $94,098     $60,735                  $154,833      $37,702         $192,535
Cost of sales.......................   57,080      22,490                    79,570       23,715          103,285
                                      -------     -------     ---------    --------      -------         --------
Gross profit........................   37,018      38,245                    75,263       13,987           89,250
                                      -------     -------     ---------    --------      -------         --------
Selling, general and administrative
  expenses..........................   25,097      31,416                    56,513       13,447           69,960

Amortization of goodwill and other
  intangibles.......................    1,702         637                     2,339          999            3,338
Restructuring expenses..............                                                         730              730
                                      -------     -------     ---------    --------      -------         --------
                                       26,799      32,053                    58,852       15,176           74,028
                                      -------     -------     ---------    --------      -------         --------
Operating income (loss).............   10,219       6,192                    16,411       (1,189)          15,222
                                      -------     -------     ---------    --------      -------         --------
Interest expense....................    2,412         385                     2,797        3,075            5,872
Amortization of deferred financing
  costs.............................      163         102                       265          200              465
                                      -------     -------     ---------    --------      -------         --------
                                        2,575         487                     3,062        3,275            6,337
                                      -------     -------     ---------    --------      -------         --------
Income (loss) before income taxes...    7,644       5,705                    13,349       (4,464)           8,885
Provision (benefit) for income
  taxes.............................    3,325       2,047                     5,372       (1,208)           4,164
                                      -------     -------     ---------    --------      -------         --------
Net income (loss)...................  $ 4,319     $ 3,658                  $  7,977      $(3,256)        $  4,721
                                      =======     =======     =========    ========      =======         ========
Earnings per common share
  Basic.............................  $  0.32     $  0.44                  $   0.33                      $   0.20
                                      =======     =======                  ========                      ========
  Diluted...........................  $  0.28     $  0.42                  $   0.30                      $   0.18
                                      =======     =======                  ========                      ========
Common equivalent shares weighted:
  Basic.............................   13,429       8,305     2,201 (10)     23,935                        23,935
  Diluted...........................   15,402       8,793     2,330 (10)     26,525                        26,525

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                  (UNAUDITED)

                                                                              PRO FORMA
                                                                                 NNG
                                                              SAHARA         AS ADJUSTED       NNG
                                     NNG         SAHARA      PRO FORMA       FOR SAHARA     PRO FORMA           NNG
                                  HISTORICAL   HISTORICAL   ADJUSTMENTS      ACQUISITION   ADJUSTMENTS      ACQUISITION
                                  ----------   ----------   -----------      -----------   -----------      ------------
                                                                                                            (TO PAGE 41)
Net sales.......................    $34,592      $3,110                        $37,702                         $ 37,702
Cost of sales...................     21,859       1,856                         23,715                           23,715
                                    -------      ------        -----           -------       -------           --------
Gross profit....................     12,733       1,254                         13,987                           13,987
                                    -------      ------        -----           -------       -------           --------
Selling, general and
  administrative expenses.......     12,112       1,335                         13,447                           13,447
Amortization of goodwill and                                                                 $  (192)(4)
  other intangibles.............        384                    $  77 (1)           461           730 (5)            999
Restructuring expenses..........        730                                        730                              730
                                    -------      ------        -----           -------       -------           --------
                                     13,226       1,335           77            14,638           538             15,176
                                    -------      ------        -----           -------       -------           --------
Operating loss..................       (493)        (81)         (77)             (651)         (538)            (1,189)
                                    -------      ------        -----           -------       -------           --------
                                                                                              (3,497)(6)
Interest expense................        815                      147 (2)           962         5,610 (7)          3,075
Amortization of deferred
  financing costs...............         24                       20 (3)            44           156 (8)            200
                                    -------      ------        -----           -------       -------           --------
                                        839                      167             1,006         2,269              3,275
                                    -------      ------        -----           -------       -------           --------
Loss before income taxes........     (1,332)        (81)        (244)           (1,657)       (2,807)            (4,464)
Provision (benefit) for income
  taxes.........................      4,136          29                          4,165        (5,373)(9)         (1,208)
                                    -------      ------        -----           -------       -------           --------
Net income (loss)...............    $(5,468)     $ (110)       $(244)          $(5,822)      $ 2,566           $ (3,256)
                                    =======      ======        =====           =======       =======           ========

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1999

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                  (UNAUDITED)

                                                                                                       PRO FORMA
                                                                                                       COMBINED
                                          HISTORICAL              PRO FORMA                              WITH
                                     --------------------   ----------------------        NNG             NNG
                                       HAIN     CELESTIAL   ADJUSTMENTS   COMBINED    ACQUISITION     ACQUISITION
                                     --------   ---------   -----------   --------   --------------   -----------
                                                                                     (FROM PAGE 44)
Net sales..........................  $205,969   $109,851                  $315,820      $62,998         $378,818
Cost of sales......................   122,219     46,922                   169,141       39,642          208,783
                                     --------   --------      --------    --------      -------         --------
Gross profit.......................    83,750     62,929                   146,679       23,356          170,035
                                     --------   --------      --------    --------      -------         --------
Selling, general and administrative
  expenses.........................    55,045     57,957                   113,002       21,615          134,617
Amortization of goodwill and other
  intangibles......................     3,585      1,202                     4,787        1,845            6,632
Restructuring expenses.............                                                       1,172            1,172
                                     --------   --------      --------    --------      -------         --------
                                       58,630     59,159                   117,789       24,632          142,421
                                     --------   --------      --------    --------      -------         --------
Operating income (loss)............    25,120      3,770                    28,890       (1,276)          27,614
                                     --------   --------      --------    --------      -------         --------
Interest expense...................     5,318        535                     5,853        5,389           11,242
Amortization of deferred financing
  costs............................       378        211                       589          340              929
                                     --------   --------      --------    --------      -------         --------
                                        5,696        746                     6,442        5,729           12,171
                                     --------   --------      --------    --------      -------         --------
Income (loss) before income
  taxes............................    19,424      3,024                    22,448       (7,005)          15,443
Provision (benefit) for income
  taxes............................     8,394        537                     8,931       (1,723)           7,208
                                     --------   --------      --------    --------      -------         --------
Net income (loss)..................  $ 11,030   $  2,487                  $ 13,517      $(5,282)        $  8,235
                                     ========   ========      ========    ========      =======         ========
Earnings per common share
  Basic............................  $   0.81   $   0.30                  $   0.56                      $   0.34
                                     ========   ========                  ========                      ========
  Diluted..........................  $   0.71   $   0.28                  $   0.51                      $   0.31
                                     ========   ========                  ========                      ========
Common equivalent shares weighted:
  Basic............................    13,619      8,320      2,205(10)     24,144                        24,144
  Diluted..........................    15,443      8,848      2,345(10)     26,636                        26,636

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1999

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                  (UNAUDITED)

                              PERIOD ENDED   PERIOD ENDED                   PRO FORMA
                                MAY 17,      JANUARY 12,                     NNG AS
                                  1999           1999         SAHARA        ADJUSTED         NNG PRO
                                  NNG           SAHARA      PRO FORMA      FOR SAHARA         FORMA            NNG
                               HISTORICAL     HISTORICAL    ADJUSTMENT     ACQUISITION     ADJUSTMENTS     ACQUISITION
                              ------------   ------------   ----------     -----------     -----------     ------------
                                                                                                           (TO PAGE 43)
Net sales...................     $59,222        $3,776                       $62,998                         $62,998
Cost of sales...............      37,399         2,243                        39,642                          39,642
                                 -------        ------        -----          -------         --------        -------
Gross profit................      21,823         1,533                        23,356                          23,356
                                 -------        ------        -----          -------         --------        -------
Selling, general and
  administrative expenses...      20,037         1,578                        21,615                          21,615
Amortization of goodwill and                                                                 $   (300)(4)
  other intangibles.........         756            26        $  77(1)           859            1,286 (5)      1,845
Restructuring expenses......       1,172                                       1,172                           1,172
                                 -------        ------        -----          -------         --------        -------
                                  21,965         1,604           77           23,646              986         24,632
                                 -------        ------        -----          -------         --------        -------
Operating loss..............        (142)          (71)         (77)            (290)            (986)        (1,276)
                                 -------        ------        -----          -------         --------        -------
                                                                                               (7,427)(6)
Interest expense............       1,489                      147(2)           1,636           11,180 (7)      5,389
Amortization of deferred
  financing costs...........          43                         20(3)            63              277 (8)        340
                                 -------        ------        -----          -------         --------        -------
                                   1,532                        167            1,699            4,030          5,729
                                 -------        ------        -----          -------         --------        -------
Loss before income taxes....      (1,674)          (71)        (244)          (1,989)          (5,016)        (7,005)
Provision (benefit) for
  income taxes..............       3,875            32                         3,907           (5,630)(9)     (1,723)
                                 -------        ------        -----          -------         --------        -------
Net income (loss)...........     $(5,549)       $ (103)       $(244)         $(5,896)        $    614        $(5,282)
                                 =======        ======        =====          =======         ========        =======

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                          HISTORICAL                  PRO FORMA
                                                     ---------------------    -------------------------
                                                       HAIN      CELESTIAL    ADJUSTMENTS      COMBINED
                                                     --------    ---------    -----------      --------
Net sales........................................    $104,253    $102,197                      $206,450
Cost of sales....................................      61,797      36,638                        98,435
                                                     --------    --------       --------       --------
Gross profit.....................................      42,456      65,559                       108,015
                                                     --------    --------       --------       --------
Selling, general and administrative expenses.....      30,659      52,810                        83,469
Amortization of goodwill and other intangibles...       1,311       1,308                         2,619
                                                     --------    --------       --------       --------
                                                       31,970      54,118                        86,088
                                                     --------    --------       --------       --------
Operating income.................................      10,486      11,441                        21,927
                                                     --------    --------       --------       --------
Interest expense.................................       2,128         437                         2,565
Amortization of deferred financing costs.........         474         194                           668
                                                     --------    --------       --------       --------
                                                        2,602         631                         3,233
                                                     --------    --------       --------       --------
Income before income taxes and extraordinary
  charge, net of income tax benefit..............       7,884      10,810                        18,694
Provision for income taxes.......................       3,250       4,054                         7,304
                                                     --------    --------       --------       --------
Income before extraordinary charge, net of income
  tax benefit....................................    $  4,634    $  6,756                      $ 11,390
                                                     ========    ========       ========       ========
Earnings per common share before extraordinary
  charge, net of income tax benefit:
  Basic..........................................    $   0.45    $   0.82                      $   0.55
                                                     ========    ========       ========       ========
  Diluted........................................    $   0.39    $   0.77                      $   0.50
                                                     ========    ========       ========       ========
Common equivalent shares weighted:
  Basic..........................................      10,269       8,250          2,186(10)     20,705
  Diluted........................................      11,893       8,732          2,314(10)     22,939

   See notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                          HISTORICAL                     PRO FORMA
                                                    -----------------------      --------------------------
                                                      HAIN        CELESTIAL      ADJUSTMENTS       COMBINED
                                                    --------      ---------      -----------       --------
Net sales.....................................      $65,353        $79,039                         $144,392
Cost of sales.................................       40,781         29,606                           70,387
                                                    -------        -------        ---------        --------
Gross profit..................................       24,572         49,433                           74,005
                                                    -------        -------        ---------        --------
Selling, general and administrative
  expenses....................................       19,829         38,471                           58,300
Amortization of goodwill and other intangible
  assets......................................          740          1,296                            2,036
                                                    -------        -------        ---------        --------
                                                     20,569         39,767                           60,336
                                                    -------        -------        ---------        --------
Operating income..............................        4,003          9,666                           13,669
                                                    -------        -------        ---------        --------
Interest expense..............................        1,639            282                            1,921
Amortization of deferred financing costs......          509            211                              720
                                                    -------        -------        ---------        --------
                                                      2,148            493                            2,641
                                                    -------        -------        ---------        --------
Income before income taxes....................        1,855          9,173                           11,028
Provision for income taxes....................          786          3,509                            4,295
                                                    -------        -------        ---------        --------
Net income....................................      $ 1,069        $ 5,664                         $  6,733
                                                    =======        =======        =========        ========
Earnings per common share:
  Basic.......................................      $  0.12        $  0.70                         $   0.36
                                                    =======        =======        =========        ========
  Diluted.....................................      $  0.12        $  0.68                         $   0.35
                                                    =======        =======        =========        ========
Common equivalent shares:
  Basic.......................................        8,694          8,107            2,148(10)      18,949
  Diluted.....................................        8,993          8,281            2,194(10)      19,468

   See notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS:

SAHARA ACQUISITION

    On January 12, 1999, NNG completed its acquisition of all of the outstanding capital stock of Sahara Natural Foods, Inc. for an initial purchase price of $6.8 million, including $.1 million in transaction costs, consisting of a combination of cash and a $.4 million convertible and an $.8 million nonconvertible promissory note. The acquisition was accounted for using the purchase method. Accordingly, the adjustment to record the excess of the purchase price over the net assets acquired amounted to $6.1 million. This goodwill is being amortized on a straight-line basis over 40 years.

    (1) Goodwill amortization with respect to goodwill acquired in the acquisition of Sahara. Goodwill is being amortized over a 40 year life.

    (2) Increase in interest cost resulting from the increased proceeds of the NNG term loan (borrowing rate of 8%) and issuance of the promissory notes (both promissory notes earn interest at a rate of 7.75%) in connection with the acquisition of Sahara.

    (3) Reflects the adjustment to record the increased amortization associated with NNG's financing costs on its increased term loan.

NNG ACQUISITION

    On May 18, 1999, Hain acquired NNG. NNG is a manufacturer and marketer of premium natural and organic food products primarily under its Health Valley, Breadshop's and Sahara brands. The aggregate purchase price, including acquisition costs, amounted to approximately $82 million. The purchase price was paid by approximately $72 million in cash and the issuance of $10 million in convertible promissory notes. To finance the cash portion of the acquisition, Hain entered into a $160 million senior secured loan which provided for a $30 million revolving credit facility and $130 million in term loans. The aggregate purchase price paid in excess of net assets acquired amounted to $60.5 million. The purchase price allocations have been made on a preliminary basis, subject to adjustment.

    (4) Elimination of NNG pro forma combined historical amortization expense of goodwill.

    (5) Goodwill amortization arising from the NNG acquisition (assuming a 40 year life).

    (6) Elimination of historical interest expense of Hain and NNG acquisitions on a pro forma basis, relating to the retired debt instruments.

    (7) Adjustment of historical interest expense to reflect the new revolving credit facility, long term debt and convertible note issued in connection with the NNG acquisition. The $75 million term loan A bears interest in accordance with the term loan agreement (7.8% on May 18, 1999); the $50 million term loan B bears interest in accordance with the term loan agreement (8% on May 18, 1999); the interest charged on the revolving credit facility is in accordance with the term loan agreement (7.8% on May 18, 1999) and the $10 million convertible seller notes bear interest at 7%.

    (8) Reflects the adjustment to record the increased amortization associated with Hain's financing costs on its new senior secured facility offset by the elimination of NNG's financing cost amortization.

    (9) Adjustment of income taxes to give effect to the pro forma pre-tax adjustments, the nondeductible portion of goodwill and to adjust for the expected effective income tax rate following the NNG acquisition and the Celestial merger.

CELESTIAL MERGER

   (10) Adjustment to reflect the assumed rate of 1.265 shares of Hain common stock to be issued for each share of Celestial common stock.

   (11) The adjustment to the pro forma combined condensed balance sheet as of December 31, 1999 reflects the reclassification of unamortized deferred financing costs of Celestial out of other assets to conform to Hain's financial statement presentation.

   (12) Hain and Celestial will incur certain direct transaction costs associated with the merger including transaction fees for investment bankers, attorneys, accountants, financial printing and other related changes. These costs are estimated to be approximately $15 million. Actual costs could not be determined since the merger has not been completed. The pro forma combined condensed balance sheet as of December 31, 1999 includes the effect of these costs as if the merger occurred at such date. The pro forma combined condensed statement of operations excludes the effect of these costs.

   (13) The adjustment to the pro forma combined condensed balance sheet as of December 31, 1999 reflects the reclassification of certain accrued liabilities, wages and interest of Celestial to accounts payable and accrued expenses to conform with Hain's financial statement presentation.

   (14) On March 5, 2000 Hain entered into a definitive merger agreement with Celestial. According to the merger agreement each share of Celestial common stock will be exchanged for 1.265 shares of Hain common stock. Based on this exchange ratio, the pro forma adjustment reflects the issuance of approximately 10.6 million shares of Hain's common stock with a par value of $0.01, as if the merger occurred as of December 31, 1999. The actual shares of Hain common stock to be issued will be determined at the effective date of the merger based on the actual shares of Celestial common stock outstanding at such date.

                           ROLE OF FINANCIAL ADVISORS

OPINION OF HAIN'S FINANCIAL ADVISOR

    Under a letter agreement dated as of December 27, 1999, Hain engaged Bear Stearns as its financial advisor in connection with a possible combination with Celestial. Hain engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise in transactions similar to the transaction. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    At the March 2, 2000 meeting of the Hain board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 5, 2000, that, as of the date of the written opinion and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio was fair, from a financial point of view, to Hain.

    WE HAVE ATTACHED AS ANNEX D TO THIS DOCUMENT THE FULL TEXT OF BEAR STEARNS' WRITTEN OPINION AND URGE YOU TO READ THE OPINION IN ITS ENTIRETY. THE OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF BEAR STEARNS' OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In reading the discussion of the fairness opinion set forth below, Hain stockholders should be aware that Bear Stearns' opinion:

    - was provided to the Hain board of directors for its benefit and use;

    - relates only to fairness, from a financial point of view, of the exchange ratio to Hain;

    - did not constitute a recommendation to the board of directors of Hain in connection with the transaction;

    - does not constitute a recommendation to any Hain stockholder as to how to vote in connection with the transaction;

    - did not address Hain's underlying business decision to pursue the transaction; and

    - did not express any opinion as to the price or range of prices at which the shares of common stock of Hain and Celestial would trade subsequent to the announcement of the transaction or as to the price or range of prices at which the shares of common stock of Hain may trade subsequent to the consummation of the transaction.

    Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to Hain, the exchange ratio itself was determined by Hain and Celestial through arm's-length negotiations. Bear Stearns provided advice to Hain during the course of such negotiations. Hain did not provide specific instructions to, nor place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

    In arriving at its opinion, Bear Stearns, among other things:

    - reviewed a draft of the merger agreement dated March 5, 2000;

    - reviewed Hain's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 through 1999, and its Quarterly Reports on Form 10-Q for the periods ended September 30 and December 31, 1999;

    - reviewed certain operating and financial information, including projected financial results, provided to or discussed with Bear Stearns by Hain's management relating to Hain's business and prospects;

    - reviewed certain estimates of cost saving and other combination benefits, (collectively, the "Synergies") anticipated to result from the transaction, prepared by the senior managements of Hain and Celestial and provided to Bear Stearns by Hain's management;

    - met with certain members of Hain's senior managements to discuss Hain's business, operations, historical and projected financial results and future prospects;

    - reviewed Celestial's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 through 1999, and its Quarterly Report on Form 10-Q for the period ended December 31, 1999;

    - reviewed certain operating and financial information, including projected financial results, provided to or discussed with Bear Stearns by Celestial's management relating to Celestial's business and prospects;

    - met with certain members of Celestial's senior management to discuss Celestial's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of Hain and Celestial common stock;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which it deemed generally comparable to Hain and Celestial or otherwise relevant to its analysis;

    - reviewed the terms of recent mergers and acquisitions of companies which it deemed generally comparable to Celestial and the transaction or otherwise relevant to its analysis; and

    - considered other information and conducted other studies, analyses, inquiries and investigations as it deemed appropriate.

    In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projected financial results and synergy estimates prepared by Hain and Celestial. With respect to Hain's and Celestial's projected financial results and the potential Synergies that could be achieved upon consummation of the transaction, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Hain and Celestial as to the expected future performance of Hain and Celestial, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projected financial results and synergy estimates provided to Bear Stearns, and has further relied upon the assurances of the senior managements of Hain and Celestial that they are unaware of any facts that would make the information, projected financial results and synergy estimates provided to Bear Stearns incomplete or misleading.

    In arriving at its opinion, Bear Stearns has not performed or obtained any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Hain or Celestial, nor has it been furnished with any such evaluation or appraisal. Bear Stearns has assumed that the transaction:
(i) will qualify as a tax-free "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and (ii) will be accounted for as a pooling-of-interests in accordance with U.S. GAAP. Bear Stearns also assumed that the transaction will be consummated in accordance with the terms described in the merger agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would be material to its analysis. Representatives of Hain had advised Bear Stearns, and therefore it was assumed, that the final terms of the merger agreement did not vary materially from those set forth in the draft reviewed by Bear Stearns.

    In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Hain and Celestial. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors taken into consideration by the Hain board of directors in making its determination to approve the transaction and the merger agreement.

    The following is a brief summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND BEAR STEARNS' FINANCIAL ANALYSES THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF BEAR STEARNS' FINANCIAL ANALYSES.

    RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns calculated the relative contribution by each of Hain and Celestial to the combined company with respect to equity market capitalization and various income statement categories of the pro forma combined company, including 2000 projected and 2001 projected net income and cash net income, which is calculated by adding goodwill amortization to net income. Bear Stearns did so in order to compare Hain's relative contribution to the combined company on these measurements to Hain's pro forma ownership of the combined company, taking into account each company's outstanding options and warrants on common stock treated under the treasury stock method and other securities convertible into common stock. Bear Stearns analyzed Hain's share of the combined equity based on (i) the exchange ratio;
(ii) the closing prices of Hain's common stock and Celestial's common stock of $36.75 and $26.00, respectively, as of February 29, 2000; and (iii) an average of the closing prices of Hain's common stock and Celestial's common stock over the 20 trading days up to and including February 29, 2000. Bear Stearns observed Hain's share of the combined equity value would be 62.9% at the exchange ratio based on the aforementioned closing prices of Hain's common stock and Celestial's common stock. Bear Stearns assumed $10.0 million in cost benefits from the combination in both 2000 and 2001 when performing the analysis presented below. Bear Stearns noted the pro forma ownership percentage of 62.9% was above Hain's contribution of net income and cash and income, as set forth in the table below:

                                                                   RELATIVE CONTRIBUTION PERCENTAGE
                                                         -----------------------------------------------------
                                                                                                CASH NET
                                                                         NET INCOME              INCOME
                                                         OWNERSHIP   -------------------   -------------------
                                                           SPLIT      2000P      2001P      2000P      2001P
                                                         ---------   --------   --------   --------   --------
Hain...................................................    62.9%       51.3%      56.1%      55.7%      58.9%
Cost benefits..........................................      --        17.2       12.7       14.6       11.3
Celestial..............................................    37.1        31.5       31.2       29.7       29.8

    SELECTED COMPARABLE COMPANIES ANALYSIS. Bear Stearns compared certain operating, financial, trading and valuation information for Celestial to certain publicly available operating, financial, trading and valuation information for eight selected companies, including Hain, which in Bear Stearns' judgment were reasonably comparable to Celestial for purposes of this analysis. These companies were:

- Ben & Jerry's Homemade, Inc.         - Horizon Organic Holding Corporation
- Glacier Water Services, Inc.         - Odwalla, Inc.
- Hain                                 - Saratoga Beverage Group, Inc.
- Hansen Natural Corporation           - Vermont Pure Holdings, Ltd.

    Bear Stearns utilized earnings forecasts for all of these companies other than Hain from publicly available data from First Call and selected Wall Street equity research reports while management projections were used for Hain. Bear Stearns' analysis was based on closing stock prices as of February 29, 2000. Bear Stearns noted that, based on Hain's February 29, 2000 closing price of $36.75, a purchase price of $46.49 per share was implied. Bear Stearns observed that the implied purchase price multiples produced a 2000 net income multiple that was within the range and below the harmonic mean for the comparable companies, while the 2001 net income multiple and the 2000 EBITDA multiple were within the range, but above the harmonic mean. A summary of the purchase price multiples, assuming $10.0 million in cost benefits from the combination for both 2000 and 2001, and comparison to the comparable companies' projected multiples on the bases of equity value to net income for fiscal years 2000 and 2001 and enterprise value to EBITDA based on estimates for fiscal year 2000, is set forth below:

                                                                                                 ENTERPRISE VALUE/
                                                               EQUITY VALUE/NET INCOME                EBITDA
                                                       ---------------------------------------   -----------------
                                                             2000P                2001P                2000P
                                                       ------------------   ------------------   -----------------
Celestial purchase price multiples...................        23.0x                20.1x                13.1x
Range of multiples for comparable companies..........         18.6x-37.9x          15.3x-27.2x          5.7x-16.9x
Harmonic mean for comparable companies...............        24.1x                19.6x                7.8x

    Bear Stearns also noted that none of the comparable companies are identical to Celestial, or the combined company and, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the value of Celestial to Hain versus the trading values of the companies to which Celestial was being compared.

    COMPARABLE TRANSACTIONS ANALYSIS. Bear Stearns reviewed certain publicly-available financial information related to nine merger and acquisition transactions completed in the natural and organic foods and beverage categories since January 1, 1997 that it deemed generally comparable to the transaction. Transactions reviewed by Bear Stearns included:

TARGET                                 ACQUIROR
------                                 --------
Powerbar                               Nestle S.A.
Balance Bar Company                    Kraft Foods
McKesson Water Products                Groupe Danone
Worthington Foods, Inc.                Kellogg Company
Hain (minority interest only)          H.J. Heinz Company
Chock Full O' Nuts Corporation         Sara Lee Corporation
Pillsbury Company Brands               B&G Foods, Inc.
AquaPenn Spring Water Company, Inc.    Groupe Danone
Snapple Beverage Corporation           Triarc Beverage Holdings Corporation

    For each of the comparable transactions, Bear Stearns reviewed certain publicly-available financial information for the acquired companies including, to the extent available, revenue, EBITDA, EBIT, net income and certain valuation statistics, as adjusted for certain extraordinary and non-recurring items.

The ratios of the enterprise values of the acquired companies to their respective latest twelve months ("LTM") revenues, EBITDA and EBIT and the ratio of the equity value of the acquired companies to their respective LTM net income are listed in the table below and are compared to the implied purchase price multiples for Celestial assuming fiscal year 2000 projections and no cost benefits from the combination, based on the implied purchase price of $46.49 per share. Bear Stearns observed that the implied purchase price of $46.49 per share produced revenue multiples that are above the range of revenue multiples paid in comparable transactions, net income multiples that are within the range and equal to the harmonic mean and EBITDA and EBIT multiples that are within the range and below the harmonic mean. Bear Stearns also noted that there was limited data available for the selected transactions. A summary of the aforementioned multiples is set forth below:

                                                                                       ENTERPRISE VALUE/
                                               EQUITY VALUE/      ------------------------------------------------------------
                                                 NET INCOME            REVENUES              EBITDA                EBIT
                                             ------------------   ------------------   ------------------   ------------------
Celestial purchase price multiples.........        34.4x                3.58x                18.5x                22.2x
Range of multiples for comparable
  transactions.............................         21.4x-63.9x          0.57x-2.98x          14.5x-30.7x          20.3x-60.0x
Harmonic mean for comparable
  transactions.............................        34.4x                1.36x                20.3x                33.7x

    Bear Stearns also noted that none of the precedent transactions were identical to the merger of Hain and Celestial and, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the purchase price multiples in the transaction as compared to the purchase price multiples for the precedent transactions.

    PRO FORMA MERGER ANALYSIS. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the transaction on holders of Hain common stock based on the following:

    - the exchange ratio;

    - the management forecasts for Hain and Celestial, respectively;

    - an assumption for analytical purposes that the combined company would realize cost benefits from the combination on a pre-tax basis of either
      (i) $4.5 million in both 2000 and 2001 or (ii) $10.0 million in both 2000 and 2001;

    - an assumption for analytical purposes that there would be no financial statement impact of potential restructuring charges or other one-time items associated with the transaction; and

    - pooling-of-interests accounting treatment for the transaction.

    Bear Stearns analyzed the potential pro forma effects of the transaction on Hain's and Celestial's projected earnings per share as derived through Generally Accepted Accounting Principles ("GAAP EPS") and projected cash earnings per share ("Cash EPS") which is calculated by adding amortization of goodwill per share to GAAP EPS. This analysis indicated that when either of the aforementioned levels of cost benefits from the combination were assumed the transaction would be accretive to Hain's GAAP EPS and Hain's Cash EPS in 2000 and 2001. The actual results achieved by the combined company may vary from projected results and any variations may be material.

    OTHER ANALYSES. Bear Stearns conducted other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both Hain and Celestial and pro forma balance sheet data for the combined company, analyzing selected Wall Street equity research reports on, and earnings and other estimates for, each of Hain and Celestial and various of their business segments / product lines, reviewing the relative stock price performance of Hain and Celestial versus various stock market indices, comparing the coverage universe of the research analysts who monitor each of Hain and Celestial, reviewing and comparing certain financial data and valuation parameters for each of Hain and Celestial and various of their business segments, and reviewing available information regarding the institutional holdings of Hain common stock and Celestial common stock.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of its analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Bear Stearns' analyses of the fairness, from a financial point of view, of the exchange ratio to Hain.

    Pursuant to the terms of its engagement letter with Bear Stearns, Hain has agreed to pay Bear Stearns a fee, part of which became payable upon the delivery of the Bear Stearns opinion and the balance of which will become payable upon consummation of the transaction or a similar business combination between Hain and Celestial. In addition, Hain has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses, subject to a stated maximum, incurred by Bear Stearns in connection with its engagement and the transaction, including reasonable fees and disbursements of its legal counsel. Hain has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    Bear Stearns has been previously engaged by Hain to provide certain investment banking and financial advisory services for which it received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Hain and/or Celestial for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in those securities.

OPINION OF CELESTIAL'S FINANCIAL ADVISOR

    On March 5, 2000, Goldman Sachs delivered its written opinion to the Celestial board that, as of such date, the exchange ratio was fair from a financial point of view to the holders of Celestial common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MARCH 5, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX E AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the merger agreement;

    - annual reports to stockholders and annual reports on Form 10-K of Celestial for the five fiscal years ended September 30, 1999;

    - annual reports to stockholders and annual reports on Form 10-K of Hain for the five fiscal years ended June 30, 1999;

    - interim reports to stockholders and quarterly reports on Form 10-Q of Celestial and Hain;

    - other communications from Celestial and Hain to their respective stockholders; and

    - internal financial analyses and forecasts for Celestial and Hain prepared by their respective managements including certain cost savings and operating synergies projected by the management of Celestial and Hain to result from the merger (the "Synergies").

    Goldman Sachs also held discussions with members of the senior management of Celestial and Hain regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for Celestial common stock and Hain common stock;

    - compared financial and stock market information for Celestial and Hain with similar information for other companies the securities of which are publicly traded;

    - reviewed the financial terms of recent business combinations in the food industry specifically and in other industries generally; and

    - performed other studies and analyses Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs has assumed, with the consent of Celestial's board, that the internal financial forecasts prepared by the management of Hain and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Celestial and Hain. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Celestial or Hain or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed, with the consent of Celestial's board, that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. Goldman Sachs was not required to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Celestial. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of Celestial in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Celestial common stock should vote with respect to the merger.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Celestial board of directors on March 5, 2000.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    (1) EXCHANGE RATIO HISTORY. Goldman Sachs calculated the ratio of the average market price of Celestial common stock to the average market price of Hain common stock over selected periods ending on March 2, 2000.

PERIOD                                                    HIGH       LOW      AVERAGE
------                                                  --------   --------   --------
March 2, 2000 Closing Price...........................      --         --      0.85x
1 Month ending March 2, 2000..........................   0.97x      0.71x      0.88x
3 Months ending March 2, 2000.........................   1.04x      0.71x      0.92x
6 Months ending March 2, 2000.........................   1.04x      0.65x      0.85x
1 Year ending March 2, 2000...........................   1.88x      0.64x      0.94x
3 Years ending March 2, 2000..........................   2.67x      0.64x      1.29x
5 Years ending March 2, 2000..........................   3.89x      0.64x      1.87x

    (2) HISTORICAL PREMIUM ANALYSIS. Goldman Sachs calculated the implied premium being paid in the merger based on the exchange ratio of 1.265 shares of Hain common stock for each share of Celestial common stock relative to historic implied exchange ratios based on Celestial and Hain common stock prices on the following dates, or the average prices over the following periods:

                                                                           IMPLIED
                                                      EXCHANGE RATIO       PREMIUM
DATE/PERIOD                                         (CELESTIAL TO HAIN)   (DISCOUNT)
-----------                                         -------------------   ----------
March 2, 2000.....................................         0.85x             48.8%
February 18, 2000.................................         0.92x             37.3%
1 Month ending March 2, 2000 Average..............         0.88x             43.8%
6 Months ending March 2, 2000 Average.............         0.85x             48.8%
1 Year ending March 2, 2000 Average...............         0.94x             34.6%
3 Years ending March 2, 2000 Average..............         1.29x             (1.9%)

    (3) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for Celestial and Hain to corresponding financial information, ratios and public market multiples for the following 15 publicly traded middle capitalization food companies:

    - American Italian Pasta Company;

    - Aurora Foods Inc.;

    - Dean Foods Company;

    - Del Monte Foods Company;

    - Flowers Industries Inc.;

    - International Home Foods, Inc.;

    - International Multifoods Corp.;

    - The J.M. Smucker Company;

    - Keebler Foods Company;

    - Lance, Inc.;

    - McCormick & Company, Incorporated;

    - Riviana Foods Inc.;

    - Suiza Foods Corporation;

    - Tootsie Roll Industries, Inc.; and

    - Vlasic Foods International Inc.;

and for the following 15 publicly traded large capitalization food companies:

    - Bestfoods;

    - Cadbury Schweppes, plc;

    - Campbell Soup Company;

    - ConAgra, Inc.;

    - Groupe Danone;

    - General Mills, Inc.;

    - H.J. Heinz Company;

    - Hershey Foods Corporation;

    - Kellogg Company;

    - Nabisco, Inc.;

    - Nestle S.A.;

    - Quaker Oats Co.;

    - Sara Lee Corp.;

    - Wm. Wrigley Jr. Company; and

    - Unilever plc.

    The selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Celestial and/or Hain. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios were calculated using the closing price for the common stock of Celestial and Hain and each of the selected companies on March 2, 2000 and were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Celestial and Hain:

    - closing share price on March 2, 2000 as a percentage of 52-week high share price;

    - enterprise value, which is the market value of common equity PLUS debt LESS cash, as a multiple of latest 12 months sales;

    - enterprise value as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, or EBITDA;

    - enterprise value as a multiple of latest 12 months earnings before interest and taxes, or EBIT;

    The results of these analyses are summarized as follows:

                                    SELECTED PUBLICLY TRADED              SELECTED PUBLICLY TRADED
                                     MIDDLE CAPITALIZATION                  LARGE CAPITALIZATION
                                         FOOD COMPANIES                        FOOD COMPANIES
                               ----------------------------------    -----------------------------------
PERCENTAGE/ MULTIPLE              RANGE        MEDIAN      MEAN         RANGE        MEDIAN       MEAN        HAIN      CELESTIAL
--------------------           ------------   --------   --------    ------------   --------    --------    --------    ---------
March 2, 2000 share price as
  a percentage of 52-week
  high share price...........  20.4%-89.5%      65.9%      61.0%     51.8%-93.3%      66.4%       67.9%       92.3%       95.5%
Enterprise value to latest 12
  months sales...............   0.2x-3.3x        0.8x       1.0x      0.6x-3.4x        1.6x        1.7x        2.8x        2.5x
Enterprise value to latest 12
  months EBITDA..............   5.3x-11.3x       6.6x       6.9x      7.4x-14.5x       9.2x        9.6x       19.0x       14.7x
Enterprise value to latest 12
  months EBIT................   6.7x-12.5x       8.9x       9.3x      8.6x-16.6x      11.8x       12.2x       22.7x       17.7x

    Goldman Sachs also compared the selected companies' stock prices as a multiple of their respective estimated calendar years 2000 and 2001 earnings to similar multiples for Celestial and Hain. The estimates for the selected companies were provided by Institutional Brokers Estimate System, or IBES. The results of these analyses are summarized as follows:

                                           SELECTED PUBLICLY TRADED           SELECTED PUBLICLY TRADED
                                            MIDDLE CAPITALIZATION               LARGE CAPITALIZATION
                                                FOOD COMPANIES                     FOOD COMPANIES
                                       --------------------------------   --------------------------------
MULTIPLE                                 RANGE       MEDIAN      MEAN       RANGE       MEDIAN      MEAN       HAIN     CELESTIAL
--------                               ----------   --------   --------   ----------   --------   --------   --------   ---------
Estimated Price to earnings for
  calendar year 2000.................  4.3x-17.5x    10.7x      11.1x     9.0x-21.8x    15.3x      15.8x      30.8x       19.9x
Estimated Price to earnings for
  calendar year 2001.................  3.7x-15.5x     9.6x       9.8x     8.2x-20.0x    13.8x      14.3x      22.0x       15.8x

    Goldman Sachs also compared the selected companies' estimated 5-year earnings per share compound annualized growth rates, as estimated by IBES, and the ratio of the selected companies' stock prices as a multiple of their respective estimated calendar year 2001 earnings to their respective estimated 5-year growth rates, to the results for Celestial and Hain. The results of these analyses are summarized as follows:

                                      SELECTED PUBLICLY TRADED             SELECTED PUBLICLY TRADED
                                       MIDDLE CAPITALIZATION                 LARGE CAPITALIZATION
                                           FOOD COMPANIES                       FOOD COMPANIES
                                 ----------------------------------    ---------------------------------
PERCENTAGE/ MULTIPLE                RANGE       MEDIAN       MEAN         RANGE       MEDIAN      MEAN        HAIN      CELESTIAL
--------------------             -----------   --------    --------    -----------   --------   --------    --------    ---------
IBES estimated 5-year EPS
  compound annualized growth
  rate.........................  7.0%-15.0%      13.0%       12.1%     9.0%-11.4%      10.0%      10.3%       28.5%       28.0%
Price to IBES estimated 2001
  earnings to 5-year growth
  rate.........................  0.2x-1.5x        0.9x        0.8x     0.7x-2.0x        1.4x       1.4x        0.8x        0.6x

    (4) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs compared certain information for 183 selected transactions in the branded food industry to similar information for the proposed merger, based on Hain's stock price as of March 2, 2000, including:

    - Leveraged consideration as a multiple of target's latest twelve months sales;

    - Leveraged consideration as a multiple of target's latest twelve months EBITDA; and

    - Leveraged consideration as a multiple of target's latest twelve months
      EBIT.

    The results of these analyses are summarized as follows:

                                              SELECTED TRANSACTIONS IN THE BRANDED
                                                         FOOD INDUSTRY
           LATEST TWELVE-              --------------------------------------------------
           MONTH MULTIPLE                 RANGE        MEAN      MEDIAN    HAIN/CELESTIAL
-------------------------------------  -----------   --------   --------   --------------
Sales................................  0.10x-4.50x     1.23x      1.00x           3.8x
EBITDA...............................   2.2x-28.4x     10.8x       9.5x          22.1x
EBIT.................................   2.8x-41.6x     14.3x      12.4x          26.6x

    (5) CONTRIBUTION ANALYSIS. Goldman Sachs analyzed the relative contribution of Celestial and Hain to the combined company resulting from the merger based on selected historical and estimated future operating and financial information for Celestial, Hain and the combined company based on Celestial's and Hain's managements' forecasts. The forecasted figures are based on Hain's fiscal year. The results of these analyses are summarized as follows:

                                                   HAIN            CELESTIAL
                                             CONTRIBUTION TO    CONTRIBUTION TO
                                             COMBINED COMPANY   COMBINED COMPANY
                                             ----------------   ----------------
Latest 12 months sales.....................       70.8%              29.2%
Fiscal year 2000 estimated sales...........       72.6%              27.4%
Fiscal year 2001 estimated sales...........       73.3%              26.7%
Latest 12 months EBITDA....................       67.4%              32.6%
Fiscal year 2000 estimated EBITDA..........       68.4%              31.6%
Fiscal year 2001 estimated EBITDA..........       68.5%              31.5%
Latest 12 months EBIT......................       67.5%              32.5%
Fiscal year 2000 estimated EBIT............       68.3%              31.7%
Fiscal year 2001 estimated EBIT............       68.7%              31.3%
Latest 12 months net income................       59.9%              40.1%
Fiscal year 2000 estimated net income......       62.0%              38.0%
Fiscal year 2001 estimated net income......       64.9%              35.1%

    (6) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using estimates provided by the managements of Celestial and Hain. For the fiscal years 2000 and 2001, Goldman Sachs compared the estimated earnings per share of Hain common stock on a standalone basis to the estimated earnings per share of the common stock of the combined company on a pro forma basis. Goldman Sachs performed this analysis using three scenarios: without the achievement of Synergies, assuming the achievement of $5 million in annual pre-tax Synergies and assuming the achievement of $10 million in annual pre-tax Synergies. Based on such analyses, the merger would be accretive to the holders of Hain common stock in both fiscal years 2000 and 2001 if there are Synergies.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Celestial or Hain or the contemplated merger.

    The analyses were prepared solely for purposes of providing an opinion to the Celestial board of directors as to the fairness from a financial point of view to the holders of Celestial common stock of the exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Celestial, Hain, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Celestial board of directors was one of many factors taken into consideration by the Celestial board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Celestial or Hain for its own account and for the accounts of customers. Goldman Sachs may provide investment banking services to Hain and its subsidiaries in the future.

    Pursuant to a letter agreement dated December 3, 1999, Celestial engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of, or a business combination involving, all or a portion of the stock or assets of Celestial. Pursuant to the terms of this letter agreement, Celestial has agreed to pay Goldman Sachs upon the consummation of the merger a fee of 1.5% of the aggregate consideration paid in the merger. Celestial also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

                      INTERESTS OF INSIDERS IN THE MERGER

    In considering the recommendations of Hain's board of directors and Celestial's board of directors with respect to the merger proposals, Hain stockholders and Celestial stockholders should be aware that some directors and members of management of Celestial have interests in the merger that are in addition to their interests as Celestial stockholders generally. The names and titles of the individuals who are directors and/or executive officers of Celestial and who are known to have these additional interests are listed on the table located on page 62 of this document. Celestial's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

INTERESTS OF CELESTIAL OFFICERS AND DIRECTORS

    HAIN'S BOARD OF DIRECTORS. The merger agreement provides that, as of the effective time of the merger until the next regularly scheduled meeting of the Hain stockholders, Mo Siegel, Marina Hahn and Gregg A. Ostrander, who are current members of Celestial's board of directors, are to become members of our board of directors. Any other directors designated by Celestial will be reasonably acceptable to Hain's board of directors, in its sole discretion. Upon the election of the three directors to be designated by Celestial, Hain's board will consist of 11 directors.

    STOCK OPTIONS AND STOCK AWARDS. Pursuant to the terms of the Celestial stock option and stock award plans, as a result of the merger, all unvested Celestial options will become fully vested and exerciseable and the restrictions on awards of restricted stock will lapse. The number of unvested Celestial options and the number of shares of Celestial common stock underlying awards of restricted stock that will become nonforfeitable and transferrable as a result of the merger that are held by the executive officers of Celestial are set forth in the table on page 62 of this joint proxy statement/ prospectus.

    SEVERANCE. Pursuant to the terms of Celestial's Retention and Severance Policy For Key Employees or the Retention and Severance Policy, certain of Celestial's executive officers are eligible to receive a retention bonus in the event they remain employed by Celestial through September 30, 2000. In addition, such key employees may be eligible to receive severance compensation in the event they experience a significant reduction in responsibility or are terminated under certain circumstances following the merger. The table below includes the benefits that may become payable to Celestial's executive officers pursuant to the Retention and Severance Policy.

    INDEMNIFICATION AND INSURANCE. Under the merger agreement, Hain has agreed to, or cause the surviving corporation in the merger to,

    - for a period of ten years after the effective time of the merger, maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws, prior to the effective time of the merger, of Celestial and each of its subsidiaries and any directors, officers or employees indemnification agreements, prior to the effective time of the merger, of Celestial and its subsidiaries, and

    - for a period of six years after the effective time of the merger, indemnify the directors and officers, prior to the effective time of the merger, of Celestial to the fullest extent to which Hain or the surviving corporation is permitted to indemnify such officers and directors under its certificate of incorporation and by-laws and the DGCL.

    - for a period of ten years after the effective time of the merger, maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance, prior to the effective time of the merger, maintained by Celestial with respect to claims arising from facts or events which occurred on or before the effective time of the merger. Hain, however, may substitute in place of such policies, policies of at least the same coverage and amounts

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
      containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect.

    See "Principal Provisions of The Merger Agreement--Principal
Covenants--Benefits Continuation" for a description of the benefits provided by the merger agreement for employees of Celestial generally.

    The following table shows the benefits that may become payable to the executive officers of Celestial as a consequence of the merger. An executive officer's employment must be terminated to receive the dollar amounts listed. The accelerated vesting of the stock options and restricted stock shown will occur regardless of termination of employment. The amounts shown assume a merger date of July 1, 2000 and that the executive officer's employment is terminated on that date.

                              SEVERANCE                                                  OPTIONS     RESTRICTED
                               BENEFITS     BONUS     BENEFITS    OTHER     TOTAL CASH    VESTED    STOCK VESTED
                              ----------   --------   --------   --------   ----------   --------   ------------
Stephen Hughes..............  $  684,684   $275,625   $ 93,454   $20,000    $1,073,763   159,786        12,500
  President and Chief
  Executive Office
David Rosenthal.............  $  125,000   $ 90,000   $ 37,500              $  252,500     5,000
  Senior Director of Finance
Marie Gambon................  $  124,701   $ 89,785   $ 37,410              $  251,896    20,917
  Vice President Human
  Resources
James Leighton..............  $  150,000   $108,000   $ 45,000              $  303,000    30,000
  Vice President Operations
Kerin Franklin..............  $  101,200   $ 72,864   $ 30,360              $  204,424    13,919
  Vice President Research &
  Development
Walter Freese...............  $  165,000   $132,000   $ 49,500              $  346,500    32,467
  General Manager
                              ----------   --------   --------   -------    ----------   -------       -------
  TOTAL.....................  $1,350,585   $768,274   $293,224   $20,000    $2,432,083   262,089        12,500
                              ==========   ========   ========   =======    ==========   =======       =======

                  PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A AND IS INCORPORATED INTO THIS JOINT PROXY
STATEMENT/PROSPECTUS BY REFERENCE. STOCKHOLDERS OF HAIN AND CELESTIAL ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

GENERAL

    The merger agreement contemplates the merger of Hain Acquisition Corp., a wholly owned subsidiary of Hain, with and into Celestial, with Celestial surviving the merger. The merger will become effective at the date and time that the certificate of merger is filed with the Secretary of State of the State of Delaware. We anticipate that we will make this filing as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. The merger agreement obligates Hain to have the Hain common stock to be issued in connection with the merger approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the effective time of the merger, each issued and outstanding share of Celestial common stock, together with the associated rights, which are described in detail under the heading "Comparison of Stockholder Rights--Stockholder Rights Plan," will be converted into the right to receive 1.265 shares of Hain common stock. However, each share of Celestial common stock, together with the associated rights, owned by Celestial or any of Celestial's subsidiaries will be canceled and retired. Cash will be paid in lieu of any fractional Hain common stock that would otherwise be issuable to each holder of Celestial common stock together with the associated rights, who would otherwise have been entitled to a fraction of Hain Common Stock pursuant, will be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a share of Celestial common stock (as determined by Celestial's board of directors at the effective time of the merger) by the fractional share interest to which that holder would otherwise have been entitled.

EXCHANGE OF SHARES

    Subject to the terms and conditions of the merger agreement, Hain will deposit with an exchange agent designated by Hain and reasonably acceptable to Celestial, as needed, certificates representing the Hain common stock issuable in exchange for the outstanding Celestial common stock and will from time to time deposit cash in an amount required to be paid for fractional Hain common stock and other distributions, if any, on the Hain common stock. As promptly as practicable after the effective time of the merger, Hain will send, or will cause the exchange agent to send, to each holder of record of Celestial common stock a letter of transmittal and instructions. Thereafter, holders of Celestial common stock may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for such share certificates, holders will receive Hain common stock certificates representing such number of shares as described under "--Consideration to be Received in the Merger." Holders of unexchanged Celestial common stock will not be entitled to receive any dividends or distributions payable by Hain with respect to those shares of Hain common stock represented by such unexchanged Celestial certificates until the applicable Celestial certificate is surrendered. Upon surrender, however, subject to applicable laws, those holders of whole shares will receive distributions, without interest, together with cash in lieu of fractional shares.

    Hain will not issue fractional common stock to holders of Celestial common stock. For each fractional share that would otherwise be issued, the exchange agent will pay the relevant holder an amount in cash equal to the fractional part of a share of Hain common stock as determined under the merger agreement.

PRINCIPAL REPRESENTATIONS AND WARRANTIES

    The merger agreement contains a number of reciprocal representations and warranties of Hain and Celestial as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, capitalization, reports filed with the SEC, financial statements, absence of undisclosed liabilities, litigation, material changes or events, compliance with laws, title to properties, tax matters, finder's fees, intellectual property, labor matters, information supplied for use in this document and the required stockholder approvals. Many of these representations and warranties are qualified by material adverse effect, which, for purposes of the merger agreement, means, with respect to Hain or Celestial, as the case may be, a material adverse effect on the general affairs, management, business, operations or condition (financial or otherwise) of either party and its subsidiaries, taken as a whole.

PRINCIPAL COVENANTS

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the merger agreement, Celestial has agreed that from the date of the merger agreement until the effective time of the merger, except as consented to in writing by Hain, which consent is not to be unreasonably withheld or delayed, Celestial will, and will cause each Celestial subsidiary to, conduct its business in the ordinary course consistent with past practice and will use all commercially reasonable efforts to:

    - keep intact its present business organization;

    - maintain the availability of the services of its officers and employees;

    - maintain existing satisfactory relationships with its customers, distributors, suppliers and others having business relationships with it; and

    - take no action which would materially impair the ability of the parties to consummate the merger or the other transactions contemplated by the merger agreement.

    Without limiting the generality of the foregoing, except as otherwise expressly provided in the merger agreement, prior to the effective time of the merger, Celestial will not, nor will it permit any of its subsidiaries to, without the prior written consent of Hain, which consent is not to be unreasonably withheld or delayed:

        (a) amend its certificate of incorporation or organization or bylaws;

        (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options and except pursuant to the 1994 Non-Employee Director Compensation Plan pursuant to elections currently in effect);

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of Celestial's own capital stock or of any of Celestial's subsidiaries, except as otherwise expressly provided in the merger agreement;

        (d) (1) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice;

           (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for Celestial's wholly-owned subsidiaries in the ordinary course of business and consistent with past practices and subclause (1) above;

           (3) make any loans, advances or capital contributions to, or investments in, any other person except loans, advances, capital contributions or investments not to exceed $50,000 in the aggregate; or

           (4) pledge or otherwise encumber shares of its capital stock or its subsidiaries;

           (e) (1) increase in any manner the compensation of

                  - any employee except in the ordinary course of business
                    consistent with past practice; or

                  - except under the terms of any agreement in existence on the date of the merger agreement any of its directors or officers

           (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice;

           (3) grant any severance or termination pay to, or enter into any employment or severance agreement with,

                  - any employee except in the ordinary course of business
                    consistent with past practice; or

                  - except under the terms of any agreement or policy in
                    existence on the date of the merger agreement any of its directors or officers; or

           (4) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the merger agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the merger agreement; however, Celestial may enter into agreements with its employees in order to provide incentives to such employees to continue to remain as employees of Celestial at least through the effective time of the merger, so long as the aggregate cost to Celestial of such agreements shall not exceed $500,000 in the aggregate and further, that Celestial consults with Hain prior to entering into any such agreements;

        (f) except as otherwise expressly contemplated by the merger agreement, enter into any other agreements, commitments or contracts in excess of $50,000 in the aggregate, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

        (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than in the ordinary course of business) or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

        (h) authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than expenditures that were included in Celestial's capital expenditure budget for the current fiscal year;

        (i) make any change in the accounting methods or accounting practices followed by Celestial;

        (j) settle or compromise any material federal, state, local or foreign tax liability, make any new material tax election, revoke or modify any existing tax election, or request or consent to a change in any method of tax accounting;

        (k) take, cause or permit to be taken any action, whether before or after the effective date of the merger, that could reasonably be expected to prevent the merger from constituting a "reorganization" within the meaning of section 368(a) of the tax code;

        (l) waive, amend or otherwise alter the rights agreement or redeem the rights, except as contemplated by the merger agreement;

        (m) knowingly do any act or omit to do any act that would result in a breach of any representation by Celestial set forth in the merger agreement; or

        (n) agree to do any of the foregoing.

    Pursuant to the merger agreement, Hain has agreed that from the date of the merger agreement until the effective time of the merger, except as consented to in writing by Celestial, which consent is not to be unreasonably withheld or delayed, Hain shall, and will cause each of the Hain subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to:

    - keep substantially intact its present business, properties and business relationships; and

    - take no action which would materially adversely affect the ability of Hain and Celestial to consummate the transactions contemplated by the merger agreement.

    Without limiting the generality of the foregoing, except as otherwise expressly provided in the merger agreement, prior to its effectiveness, Hain will not, nor will it permit any of its subsidiaries to, without the prior written consent of Celestial, which consent is not to be unreasonably withheld or delayed:

        (a) amend its certificate of incorporation or by-laws except as set forth in the merger agreement;

        (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in the merger agreement;

        (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution or any sale or disposition of a material amount of its assets (other than in the ordinary course of business);

        (d) take, cause or permit to be taken any action, whether before or after the effective date of the merger, that could reasonably be expected to prevent the merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code:

        (e) knowingly do any act or omit to do any act that would result in a breach of any representation by Hain set forth in the agreement; or

        (f) agree to do any of the foregoing.

    NO SOLICITATION OF TRANSACTIONS.  Pursuant to the merger agreement:

        (a) Celestial has agreed that it will not, nor will it permit any Celestial subsidiary to, nor will it authorize any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Celestial or any Celestial subsidiary, directly or indirectly, to:

        (1) solicit, initiate or knowingly facilitate or encourage the submission of any takeover proposal, which is defined in the merger agreement to mean any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving Celestial or any of its significant subsidiaries or any proposal or offer to acquire, directly or indirectly 25% or more of any class of equity securities in, 25% or more of any voting securities of, or 25% or more of any class of the assets of, Celestial or any of its significant subsidiaries;

        (2) enter into any agreement with respect to any takeover proposal; or

        (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any takeover proposal.

        However, Celestial may take any action(s) described in the foregoing clauses 1, 2 or 3, but only if to the extent required by the fiduciary obligations of Celestial's board of directors, as determined in good faith by a majority of its members, after consultation with outside legal counsel, Celestial may, in response to unsolicited requests of takeover proposals, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party in all material respects than the confidentiality agreement between Celestial and Hain dated December 21, 1999 to, any person who indicates a willingness to make a superior proposal as defined in the merger agreement.

        (b) Unless Celestial's board of directors has previously withdrawn, or is concurrently withdrawing, its recommendation of the merger in order to satisfy its fiduciary duties, as determined in good faith by a majority of its members on the basis of the written advice of its outside legal counsel, neither Celestial's board of directors nor any board committee may recommend any third party takeover proposal to Celestial stockholders. Notwithstanding the foregoing, nothing contained in the merger agreement will prevent Celestial's board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any takeover proposal or making any disclosure required by applicable law.

        (c) Celestial must notify Hain promptly, but no later than the next business day, after receipt by Celestial, or any Celestial advisors, of any takeover proposal or any request for nonpublic information in connection with a takeover proposal or for access to the properties, books or records of Celestial by any person or entity that informs Celestial that it is considering making or has made a takeover proposal. Such notice must be made orally and in writing and must indicate the identity of the person making the takeover proposal, inquiry or contact, and the material terms and conditions of such proposal, inquiry or contact.

    INDEMNIFICATION AND INSURANCE. These matters are discussed above under the heading "Interests of Insiders in the Merger--Interests of Celestial Officers and Directors--Indemnification and Insurance."

    CELESTIAL STOCK OPTIONS. The merger agreement provides that after the effective time of the merger, Hain or the surviving corporation of the merger will assume each Celestial option under the same terms of any stock option plan under which such Celestial options were issued and any stock option agreement by which it is evidenced. Alternatively, after the effective time of the merger, Hain may adopt or amend substitute plans to provide substantially similar benefits for any Celestial option. Each Celestial option assumed or substituted by Hain will be exerciseable for the number of shares of Hain common stock equal to the number of shares of Celestial common stock (including the associated preferred share purchase rights) underlying such option multiplied by the exchange ratio. The exercise price for each Celestial option assumed by Hain will equal the Celestial exercise price divided by the exchange ratio and will vest in accordance with the vesting schedule applicable to such option in effect prior to such assumption or substitution.

    BENEFITS CONTINUATION. For a period of one year following the effective time of the merger, Hain has agreed in the merger agreement that it will provide or cause the surviving corporation to provide salary and benefits to employees of Celestial who continue to be employed by Celestial after the effective time of the merger which will, in the aggregate, be substantially equivalent, in the aggregate, to those currently provided by Celestial to its employees. Notwithstanding the foregoing, nothing in the merger agreement shall otherwise limit the surviving corporation's right to amend, modify or terminate any employee benefit plan or arrangement. Hain has agreed that any person employed by Celestial at the effective time of the merger whose employment is terminated by the surviving corporation on or prior to the first anniversary of the effective time of the merger will be provided severance benefits substantially equivalent in the aggregate, to those currently provided under Celestial's severance policies. Hain or the surviving corporation in the merger will also assume in accordance with its terms, the Celestial thrift plan, however, Hain and the surviving corporation reserve the right in accordance with the thrift plan to terminate or merge the plan or transfer assets and liabilities from the plan to a 401(k) plan sponsored by Hain or an affiliate.

    EMPLOYEE STOCK OWNERSHIP PLAN. To the extent that shares of Celestial common stock held by the ESOP have not been distributed to participants prior to the closing date, such shares shall be converted into shares of Hain common stock on the closing date in accordance with the provisions described under "--Exchange of Shares" without further action by any participant.

    OTHER COVENANTS. The merger agreement contains additional covenants, including covenants relating to preparation and distribution of this document, coordination of stockholders' meetings, access to information, mutual notification of particular events, public announcements and cooperation regarding filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties thereto to use all commercially reasonable efforts to effect the completion of the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. Each party's obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

        (a) STOCKHOLDER APPROVALS.

           - Celestial's stockholders having approved and adopted the merger and the merger agreement; and

           - Hain's stockholders having approved the issuance of Hain common stock in the merger.

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
        (b) HART-SCOTT-RODINO ACT. The waiting period (and any extension of it) applicable to the merger under the Hart-Scott-Rodino Act will have been terminated or will have expired.

        (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition will be in effect preventing the consummation of the merger.

        (d) POOLING-OF-INTERESTS; CONSENTS. The merger will qualify for "pooling-of-interests" accounting treatment. Hain will have received a letter to that effect from Ernst & Young LLP, independent auditors for Hain. Celestial will have received a letter from Deloitte & Touche, independent auditors for Celestial stating that Celestial will qualify as a party to a "pooling-of-interests" transaction, each letter dated the closing date of the merger. In addition, Hain will have received all consents required from the independent accountants in connection with the filing of this registration statement necessary to effect the registration of the Hain common stock.

        (e) REGISTRATION STATEMENT. The registration statement of which this joint proxy statement/ prospectus is a part will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order will be threatened or entered by the SEC or any state securities administration preventing the merger.

        (f) NASDAQ LISTING. The shares of Hain common stock issuable to Celestial's stockholders as contemplated by the merger agreement will have been approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance.

        (g) CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by the merger agreement will have been obtained; except for such consents and approvals which individually or in the aggregate would not have a material adverse effect on Hain after the effective time of the merger if they were not obtained.

    ADDITIONAL CONDITION TO OBLIGATIONS OF HAIN. The obligation of Hain to consummate the merger is further subject to the satisfaction of the following additional conditions, which may be waived in writing exclusively by Hain:

        (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Celestial will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing date of the merger. The representations and warranties of Celestial included in the merger agreement that are not qualified as to a material adverse effect will have been true and correct as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of that time except to the extent expressly made as of an earlier date, in which case on that date. Celestial will have delivered to Hain an officer's certificate, in form and substance satisfactory to Hain and its counsel relating to the matters addressed in this clause (a) and clause (b).

        (b) NO MATERIAL ADVERSE CHANGE. Except as disclosed in Celestial's current SEC reports, at any time after September 30, 1999, there will not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Celestial and its subsidiaries, taken as a whole.

        (c) AFFILIATE LETTERS. Hain will have received from each affiliate of Celestial a written agreement substantially in the form attached as Exhibit B to the merger agreement.

        (d) TAX OPINION. Hain will have received an opinion of Cahill Gordon & Reindel, counsel to Hain, dated on or about the closing date, based upon such representations and assumptions as

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    such counsel may reasonably deem relevant, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the federal tax code; that each of Hain, Hain Acquisition Corp. and Celestial will be a party to the reorganization within the meaning of section 368(b) of the federal tax code; that no gain or loss will be recognized by a stockholder of Celestial on the exchange of Celestial shares for the merger consideration pursuant to the merger, except with respect to any cash received in lieu of a fractional share.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF CELESTIAL. The obligation of Celestial to effect the merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Celestial:

        (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Hain and Hain Acquisition Corp. each will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing date. The representations and warranties of Hain contained in the merger agreement that are qualified by reference to a material adverse effect will be true and correct in all respects, and to the extent not so qualified will be true and correct in all material respects, in each case as of the date of the merger agreement and at and as of the effective time of the merger as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date. Hain will have delivered to Celestial an officer's certificate, in form and substance satisfactory to Celestial and its counsel, to the effect of matters stated in this clause (a) and clause (b).

        (b) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Hain current SEC reports, at any time after June 30, 1999, there will not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Hain and its subsidiaries, taken as a whole.

        (c) TAX OPINION. Celestial will have received an opinion from Bartlit Beck Herman Palenchar & Scott, counsel to Celestial, on or about the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the federal tax code; that each of Hain, Hain Acquisition Corp. and Celestial will be a party to the reorganization within the meaning of section 368(b) of the federal tax code; that no gain or loss will be recognized by a stockholder of Celestial on the exchange of Celestial shares for the merger consideration pursuant to the merger except with respect to any cash received in lieu of a fractional share.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the Celestial stockholders:

        (a) by mutual written consent of Hain and Celestial;

        (b) by either Hain or Celestial, if the merger has not been consummated by December 31, 2000; but the right to terminate the merger agreement under this clause (b) will not be available to any party whose breach of any obligation under the merger agreement resulted in the failure of the merger to occur on or before that date;

        (c) by either Hain or Celestial, if there is any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the merger will have become final and nonappealable;

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        (d) by either Hain or Celestial if,

           - at the Hain special stockholders' meeting, including any adjournment or postponement, the requisite vote of Hain's stockholders is not obtained in favor of the Hain proposals to issue Hain common stock in the merger or to amend the Hain certificate of incorporation, or

           - at the Celestial special stockholders' meeting, including any adjournment or postponement, the requisite vote of the Celestial stockholders in favor of the merger and the merger agreement is not obtained;

        (e) by Hain,

           - if Celestial's board of directors modifies, withdraws, conditions or qualifies in a manner adverse to Hain its recommendation, approval and adoption of the merger agreement or the merger, or

           - if prior to the Celestial stockholders' meeting, Celestial's board of directors approves an agreement to effect a superior takeover proposal;

        (f) by Hain, if Celestial will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 15 business days after receipt by Celestial of a written notice of such breach from Hain specifying the breach and requesting that it be cured; and

        (g) by Celestial,

           - if the Hain board of directors withdraws, modifies, conditions, qualifies or otherwise changes its recommendation of approval and adoption of the merger agreement and the merger in a manner adverse to Celestial, or

           - if prior to the Celestial stockholders' meeting, the Celestial board of directors approves an agreement to effect a superior takeover proposal; or

        (h) by Celestial, if Hain will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 15 business days after receipt by Hain of a written notice of such breach from Celestial specifying the breach and requesting that it be cured.

TERMINATION FEES PAYABLE BY HAIN

    If the merger agreement is terminated by Celestial pursuant to paragraph (g) above only if the Hain board changes its recommendation, or under paragraph (h) above if Hain's breach or failure to perform is due to Hain's intentional or bad faith acts, then Hain will pay Celestial up to $3 million to cover expenses and $8 million in liquidated damages. If the merger agreement is terminated by Celestial after Hain fails to receive stockholder approval or pursuant to paragraph (h) above for reasons other than those described in the previous sentence, then Hain will pay Celestial up to $3 million to cover expenses (but no liquidated damages).

TERMINATION FEES PAYABLE BY CELESTIAL

    If the merger agreement is terminated by Hain pursuant to paragraph (e) above or under paragraph (f) above if Celestial's breach or failure to perform is due to Celestial's intentional or bad faith acts, or if the merger agreement is terminated by Celestial under paragraph (g) above upon approval of a superior proposal by Celestial, then Celestial will pay Hain up to $3 million to cover expenses and $8 million in liquidated damages. If the merger agreement is terminated by Hain after Celestial fails to receive stockholder approval or pursuant to paragraph (f) above for reasons other

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
than those described in the previous sentence, then Celestial will pay Hain up to $3 million (but no liquidated damages), but if Celestial terminates the merger agreement as described in this sentence and then within the next twelve months signs an agreement relating to a superior proposal which it closes within eighteen months of termination, then Celestial will pay Hain an additional
$8 million as liquidated damages.

EXPENSES

    All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable upon termination under "--Termination Fees Payable by Hain" and "--Termination Fees Payable by Celestial," will be paid by the party incurring such expenses, whether or not the merger is consummated, including without limitation, the preparation, execution and performance of the merger agreement and the transactions contemplated by such agreement and all fees and expenses of any investment banker, finders, broker, agent, representative, counsel or accountant, except that, Hain will bear and pay 66.6% and Celestial (or its stockholders existing prior to the effective time of the merger) will bear and pay 33.3% of the costs and expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus (including SEC filing fees).

VOTING AGREEMENTS

    On March 5, 2000, Irwin D. Simon, in his capacity as a stockholder of Hain, entered into a voting agreement with Celestial, pursuant to which he agreed to vote his Hain shares in favor of the merger agreement and merger at the special stockholders meeting. Concurrently, Mo Siegel, in his capacity as a stockholder of Celestial, entered into a voting agreement with Hain, pursuant to which he agreed to vote his Celestial shares in favor of the merger agreement and merger at the special stockholders meeting.

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
                           THE STOCKHOLDERS' MEETINGS

THE HAIN SPECIAL MEETING

GENERAL

    This joint proxy statement/prospectus is being furnished to the stockholders of Hain in connection with the solicitation of proxies on behalf of the Hain
board of directors for use at the special meeting to be held on   ,       ,
2000, at the time and place specified in the accompanying notice of special meeting of stockholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to consider and vote upon proposals to:

    - approve the issuance of Hain common stock pursuant to the merger agreement dated March 5, 2000 by and between Hain and Celestial;

    - amend the Hain certificate of incorporation to change Hain's corporate name to The Hain Celestial Group, Inc. to be effective upon consummation of the merger;

    - amend the Hain certificate of incorporation to increase the authorized number of shares of Hain common stock from 40 million to 100 million;

    - amend the Hain 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 3 million shares to 6.4 million shares in the aggregate;

    - adopt Hain's 2000 Directors Stock Option Plan; and

    - transact such other business as may properly come before the special meeting.

    Each copy of this joint proxy statement/prospectus mailed to holders of Hain common stock is accompanied by a form of proxy for use at the special meeting. This joint proxy statement/prospectus is also furnished to Celestial stockholders as a prospectus in connection with the issuance to them of shares of Hain common stock upon completion of the merger.

    THE BOARD OF DIRECTORS OF HAIN HAS APPROVED THE ISSUANCE OF SHARES IN THE MERGER, THE AMENDMENTS TO HAIN'S CERTIFICATE OF INCORPORATION, THE AMENDMENT TO HAIN'S 1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN AND ADOPTION OF THE 2000 DIRECTORS STOCK OPTION PLAN AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE FOREGOING ACTIONS.

RECORD DATE; QUORUM

    The Hain board of directors has fixed the close of business on       , 2000
as the record date for the determination of the holders of Hain common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or represented by proxy, of the holders of a majority of shares of Hain common stock entitled to vote at the special meeting is necessary to constitute a quorum.

VOTE REQUIRED

    As of the record date for the special meeting, there were       shares of
Hain common stock outstanding, each of which is entitled to one vote on the issuance of shares of Hain common stock in the merger and each other matter properly submitted at the special meeting. Holders of Hain common stock as of the record date of the special meeting are entitled to one vote per share of Hain common stock on each matter to be considered at the special meeting. Approval of the issuance of shares of Hain common stock in the merger and of the amendments to Hain's certificate of incorporation require the affirmative vote of the holders of a majority of the shares of Hain common stock entitled to vote at the special meeting. Approval of an amendment to Hain's 1994 Long Term Incentive and

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Stock Award Plan and adoption of Hain's 2000 Directors Stock Option Plan require the affirmative vote of the holders of a majority of the Hain common stock present in person or by proxy at the special meeting, assuming a quorum is present.

VOTING OF PROXIES

    Shares of Hain common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions indicated on the proxy.

    Stockholders of Hain will not be entitled to present any matter for consideration at the special meeting, and no business is to be acted upon at the special meeting other than as set forth in the notice of special meeting of stockholders accompanying this joint proxy statement/prospectus.

    Shares of Hain common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the special meeting, only shares affirmatively voted in favor of approval of the proposals presented at the special meeting will be counted as favorable votes for such approval. Any broker non-votes and abstaining votes will not be counted in favor of approval of the proposals presented at the special meeting. Since applicable law requires approval of a majority of the shares voting at the special meeting, abstentions will have the same effect as votes cast against the proposals.

    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the proposals presented at the special meeting; however, no proxy that is voted against the approval of the proposals will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Hain common stock and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the secretary of Hain, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Hain will bear the cost of solicitation of proxies from its stockholders, including the costs of preparing, filing, printing and distributing this joint proxy statement/prospectus and any other solicitation materials that are used.

    Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Hain will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    In addition, Hain has retained Mackenzie Partners, Inc. to assist in the solicitation of proxies by Hain for an estimated fee of $6,500 plus reimbursement of reasonable out-of-pocket costs and expenses. For bankers and brokers, call collect at (212) 929-5500. For others call toll-free at 800-322-2885.

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
    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE HAIN STOCKHOLDERS. ACCORDINGLY, HAIN STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

    STOCKHOLDERS SHOULD NOT SEND HAIN COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE STOCKHOLDER MEETING ARE APPROVED BY THE STOCKHOLDERS AND THE MERGER IS CONSUMMATED, CURRENT STOCKHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF HAIN COMMON STOCK.

THE CELESTIAL SPECIAL MEETING

GENERAL

    This joint proxy statement/prospectus is being furnished to the stockholders of Celestial in connection with the solicitation of proxies on behalf of the
Celestial board for use at the special meeting to be held on             , 2000,
at the time and place specified in the accompanying notice of special meeting of stockholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to consider and vote upon proposals to:

    - approve and adopt the merger agreement; and

    - transact such other business as may properly come before the special meeting.

    Each copy of this joint proxy statement/prospectus mailed to holders of Celestial common stock is accompanied by a form of proxy for use at the special meeting. This joint proxy statement/prospectus is also furnished to Hain stockholders in connection with the proposed merger.

    THE BOARD OF DIRECTORS OF CELESTIAL HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM

    The Celestial board of directors has fixed the close of business on       ,
2000 as the record date for the determination of the holders of Celestial common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Celestial common stock entitled to vote at the special meeting is necessary to constitute a quorum.

VOTE REQUIRED

    As of the record date for the special meeting, there were       shares of
Celestial common stock outstanding, each of which is entitled to one vote on the merger agreement and each other matter properly submitted at the special meeting. Holders of Celestial common stock as of the record date of the special meeting are entitled to one vote per share of Celestial common stock on each matter to be considered at the special meeting. Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Celestial common stock entitled to vote.

VOTING OF PROXIES

    Shares of Celestial common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions indicated on the proxy.

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
    Shares of Celestial common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the special meeting, only shares affirmatively voted in favor of approval and adoption of the merger agreement will be counted as favorable votes. Any broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the merger agreement or the amendment. Since applicable law requires the affirmative vote of a majority of the outstanding shares to approve the merger agreement, broker non-votes and abstentions will have the same effect as votes cast against the merger. Broker non-votes and abstentions will be counted for purposes of establishing a quorum.

    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the proposals; however, no proxy that is voted against the approval of the proposals will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Celestial common stock and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the secretary of Celestial, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Celestial will bear the cost of the solicitation of proxies from its stockholders, including the costs of preparing, filing, printing and distributing this joint proxy statement/prospectus and any other solicitation materials that are used.

    Directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with any proxy solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by those persons, and Celestial will reimburse all custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these actions.

    In addition, Celestial has retained       to assist in the solicitation of
proxies by Celestial for a fee of not more than $      plus reasonable
out-of-pocket costs and expenses. Any questions or requests regarding proxies or
related materials may be directed to       . For bankers and brokers, call toll
free at 800-      . For all others, call toll free at 800-        .

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE CELESTIAL STOCKHOLDERS. ACCORDINGLY, CELESTIAL STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

    STOCKHOLDERS SHOULD NOT SEND CELESTIAL COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED BY THE STOCKHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT TO CELESTIAL STOCKHOLDERS FOR THE EXCHANGE OF SHARES OF CELESTIAL COMMON STOCK FOR HAIN COMMON STOCK.

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DESCRIPTION OF THE AMENDED AND RESTATED 1994 LONG TERM INCENTIVE AND STOCK AWARD
                                      PLAN

    The Hain board of directors recommends a vote "FOR" the approval of The Hain Celestial Group, Inc. Amended and Restated 1994 Long Term Incentive and Stock Award Plan.

    In 1994, Hain's stockholders approved the 1994 Long Term Incentive and Stock Award Plan (the "original 1994 plan") under which stock-based awards have been made to employees of Hain. Three million shares of common stock were reserved for issuance pursuant to the original 1994 plan.

    Since the stock authorization under the original 1994 plan is nearly depleted, and in order to allow for awards to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to conform with certain changes made to Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), the board has adopted The Hain Celestial Group, Inc. Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the "amended 1994 plan"), subject to stockholder approval.

    The stockholders are now requested to approve the adoption of the amended 1994 plan. The following summary of the amended 1994 plan is qualified in its entirety by express reference to the amended 1994 plan, which is attached as Annex F to this joint proxy statement/prospectus.

    GENERAL. The amended 1994 plan, like its predecessor, is intended to provide incentives to attract, retain and motivate employees in order to achieve the combined company's long-term growth and profitability objectives. The amended 1994 plan will provide for the grant to eligible employees of stock options, share appreciation rights ("SARs"), restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards (the "Awards"). An aggregate of 6.4 million shares of Hain common stock has been reserved for issuance under the amended 1994 plan (of which during a calendar year the maximum number of shares with respect to which options and SARs may be granted to any individual eligible employee under the amended 1994 plan will be 500,000 shares), subject to anti-dilution adjustments in the event of certain changes in Hain's capital structure, as described below. Shares issued pursuant to the amended 1994 plan will be either authorized but unissued shares or treasury shares.

    ELIGIBILITY AND ADMINISTRATION. Officers and other employees of the combined company and its subsidiaries and affiliates (including directors who are employees) who are responsible for or contribute to the management and profitability of the business of the combined company will be eligible to be granted awards under the amended 1994 plan. The amended 1994 plan will be administered by the compensation committee or such other board committee (or the entire board) as may be designated by the board (the "Committee"). The Committee will consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Exchange Act. The Committee will determine which eligible employees and directors receive awards, the types of awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an award or accelerate vesting of awards. The actual number of employees who will receive awards under the amended 1994 plan cannot be determined because selection for participation in the amended 1994 plan is in the sole discretion of the Committee.

    The Committee will be permitted to delegate to officers or other directors of the combined company the authority to perform administrative functions for the amended 1994 plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law. If an award agreement so provides, the Committee may not increase the amount of compensation payable if it would disqualify the Award as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

    AWARDS. Incentive stock options ("ISOs") intended to qualify for special treatment in accordance with the Internal Revenue Code and nonqualified stock options not intended to qualify for special tax treatment under the Internal Revenue Code may be granted for such number of shares of Hain

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common stock as the Committee determines. The Committee will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of ISOs will comply with the provisions of
Section 422 of the Code. ISOs may only be granted to employees. Awards may be granted alone, in tandem with or in exchange for any other Award.

    A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of Hain common stock on the date of the exercise (or, if the Committee so determines, at any time during a specified period before or after the date of exercise) over the exercise price of the SAR set by the Committee as of the date of the grant. Payment with respect to SARs may be made in cash or shares of Hain common stock as determined by the Committee.

    Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

    A restricted share unit will entitle the holder thereof to receive shares of Hain common stock or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

    Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from employee to employee and will be based upon such performance criteria as the Committee may deem appropriate. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

    Dividend equivalents granted under the amended 1994 plan will entitle the holder thereof to receive cash, shares of Hain common stock or other property equal in value to dividends paid with respect to a specified number of shares of Hain common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of Hain common stock, as deemed by the Committee to be consistent with the purposes of the amended 1994 plan.

    NONTRANSFERABILITY. Unless otherwise set forth by the Committee in an award agreement, awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

    CAPITAL STRUCTURE CHANGES. If the Committee determines that any dividend, recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the Hain common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible employees under the amended 1994 plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the amended 1994 plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect to outstanding awards and (iii) the exercise price, grant price or purchase price relating to the award.

    AMENDMENT AND TERMINATION. The amended 1994 plan may be amended, suspended or terminated by the board of directors at any time, in whole or in part. However, any amendment for which stockholder approval is required by
Section 422 of the Internal Revenue Code or by the rules of any stock exchange or automated quotation system on which the shares are listed or quoted, will not be effective until such approval has been attained. In addition, no amendment, suspension, or termination of the amended 1994 plan may impair or adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The Committee may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not impair or adversely affect the rights of such participant under any Award previously granted to him or her.

    EFFECTIVE DATE AND TERM. The amended 1994 plan was originally effective October 3, 1994 and its amendment will become effective as of March 30, 2000. Unless earlier terminated, the amended 1994 plan will expire in October 3, 2004, and no further awards may be granted thereunder after such date.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED 1994 PLAN

    The following is a summary of the principal federal income tax consequences associated with the granting of awards under the amended 1994 plan. This summary is based on the provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the amended 1994 plan, nor does it describe foreign, state or local tax consequences.

    STOCK OPTIONS. In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to Hain. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is an ISO or a nonqualified stock option.

    Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

    Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to Hain, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an ISO granted under the amended 1994 plan is exercised after these periods, the exercise will be treated for U.S. federal income tax purposes as the exercise of a nonqualified stock option. In addition, the exercise of an ISO granted under the amended 1994 plan will be treated for U.S. federal income tax purposes as the exercise of a nonqualified option to the extent it (together with any other ISOs granted under other plans of the Hain and its subsidiaries) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

    If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods, which Hain refers to as a disqualifying disposition, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price, and Hain will generally be entitled to a corresponding deduction. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. When shares of common stock are sold or exchanged in a disqualifying disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the disqualifying disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

    Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

    PAYMENT OF STOCK OPTION PRICE IN SHARES. If a stock option is exercised through the use of company stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. (The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.) However, if the previously owned shares were acquired on the exercise of an ISO and the holding period requirement for those shares was not satisfied at the time they were used to exercise an ISO, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income (but, under proposed Treasury Regulations, not any additional capital gain) in the amount described above.

    RESTRICTED STOCK. A participant who receives restricted shares of common stock will generally recognize ordinary income at the time that they "vest", i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the shares of common stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse, less the amount, if any, paid for the stock. The amount is generally deductible for federal income tax purposes by Hain. Dividends paid with respect to shares of common stock while such shares are nontransferable will be taxable as ordinary compensation income to the participant and generally will be deductible by Hain. Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

    In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Internal Revenue Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and Hain will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of common stock as to which a proper Section 83(b) election has been made will be taxable as ordinary dividend income to the participant. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

    STOCK APPRECIATION RIGHTS AND OTHER AWARDS. With respect to stock appreciation rights and other awards under the 1994 plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the amended 1994 plan, the amount of cash or other property and the fair market value of shares of common stock received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to Hain.

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
    LIMITATION ON DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 1994 plan) by a public company to a "covered employee" (the chief executive officer and Hain's four other most highly compensated executive officers) to no more than $1.0 million. Hain currently intends to structure stock options and SARs made under the amended 1994 plan to comply with an exception to nondeductiblity under Section 162(m) of the Internal Revenue Code.

    PAYMENT OF WITHHOLDING TAXES. Hain may withhold, or require a participant to remit to Hain, an amount sufficient to satisfy and federal, state or local withholding tax requirements associated with awards under the amended 1994 plan.

    The foregoing is only a summary of the effects of federal income taxation upon the optionee and Hain with regard to the grant and exercise of options under the plan. Such summary does not purport to be complete and reference should be made to the applicable provisions of the Internal Revenue Code.

NEW PLAN BENEFITS

    No benefits have been received or allocated to any employee under the amended plan, and therefore a "New Plan Benefits" table has not been included.

DESCRIPTION OF 2000 DIRECTORS STOCK OPTION PLAN

    The board of directors of Hain recommend a vote "FOR" approval of The Hain Celestial Group, Inc. 2000 Directors Stock Option Plan.

ADOPTION OF THE 2000 DIRECTORS STOCK OPTION PLAN

    The 2000 Directors Stock Option Plan (the directors plan) provides for the grant to non-employee directors of stock options. Up to an aggregate amount of 750,000 shares of Hain common stock are authorized to be reserved for issuance under the directors plan. A copy of the directors plan is attached as Annex G to this joint proxy statment/prospectus.

    NUMBER OF SHARES OF HAIN COMMON STOCK AVAILABLE UNDER THE DIRECTORS
PLAN. There are reserved for issuance under the directors plan an aggregate of up to 750,000 shares of common stock. The shares of common stock issuable over the term of the directors plan may be authorized and unissued common stock and treasury stock, including shares acquired in the open market or other transactions.

TERMS OF OPTIONS

    Each option granted under the directors plan shall expire ten (10) years from its date of grant. The exercise price of each option shall be the fair market value, as determined under the directors plan, of the shares of common stock underlying such option on its grant date.

    Unless otherwise determined by the board, the options shall not be transferrable other than by will or the laws of descent and distribution.

    The directors plan will continue in effect until all options granted thereunder have expired or terminated or upon earlier termination as provided for in the directors plan. No options will be granted after five (5) years from the date of adoption of the directors plan by the board of directors.

GRANTS OF OPTIONS

    INITIAL GRANT. On the date an option is initially granted, each eligible director will automatically be granted an option to purchase 15,000 shares of Hain common stock. Such option will be immediately exercisable.

    ANNUAL GRANTS. Each eligible director will, upon re-election, automatically receive an annual grant of an option to purchase 7,500 shares of Hain common stock on each annual meeting date after his or her election as a director of the combined company. Such option will be immediately exercisable.

    DISCRETIONARY GRANTS. The board of directors is authorized to, in its discretion, grant additional options to eligible directors. The date of the grant, date first exercisable, number of shares of Hain common stock which may be purchased upon exercise and the exercise price of the options will be determined by the board, in its discretion.

    ADMINISTRATION. The directors plan will be administered by the board, which has the authority to interpret the plan, make and change rules relating to the plan, and make all other determinations regarding the plan, with the determination of the board being final and conclusive.

    TERM OF DIRECTORS PLAN AND AMENDMENT AND TERMINATION. This directors plan is effective upon its adoption of the board. Options may be granted prior to shareholder approval, but the options cannot be exercised prior to such approval. The directors plan shall continue until all options granted thereunder have expired or been exercised, unless sooner terminated.

    The board may amend or terminate the directors plan without approval of the shareholders, except where such approval is required by any law or regulation or any stock exchange or automated quotation system rule. Generally, an amendment or termination of the directors plan may not substantially impair any existing option without the optionee's consent.

ADJUSTMENTS TO THE DIRECTORS PLAN

    In the event of any recapitalization, split-up or consolidation of shares, separation, stock dividend, or other similar change in our capitalization or we merge or consolidate or sell assets or other similar event, the board of directors shall make such appropriate adjustments in the exercise prices of options, in the number and kind of securities or property issued pursuant to options and in the number of shares with respect to which options may be granted as the board deems equitable to maintain the proportionate interest of the directors and the value of the options.

    No fractional shares of common stock shall be issued.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

    The following discussion summarizes the principal U.S. federal income tax consequences of the directors plan. This discussion is based on current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof.

    Upon exercise of an option granted under the directors plan, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of such shares. That amount increases the optionee's basis in the common stock acquired pursuant to the exercise of the option. Upon a subsequent sale of the shares of common stock, the optionee will incur short-term or long-term capital gain or loss depending upon his holding period for the shares of common stock and upon the shares of common stock's subsequent appreciation or depreciation in value. We will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the option.

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
                        COMPARISON OF STOCKHOLDER RIGHTS

    A summary comparison of material differences between the rights of a Hain stockholder under Hain's current certificate of incorporation and bylaws (left column) and the rights of a Celestial stockholder under Celestial's current certificate of incorporation and bylaws (right column) is shown below. These summaries are not complete. We encourage stockholders to refer to the relevant portions of Hain's current certificate of incorporation and bylaws, Celestial's current certificate of incorporation and bylaws, incorporated in this joint proxy statement/prospectus by reference, and the relevant provisions of Delaware law.

                    HAIN                                         CELESTIAL
---------------------------------------------  ---------------------------------------------

GENERAL
Hain is a Delaware corporation subject to the  Celestial is a Delaware corporation subject
provisions of the Delaware General             to the provisions of the Delaware General
Corporation Law. The rights of Hain            Corporation Law. The rights of Celestial
stockholders are governed by Hain's            stockholders are governed by Celestial's
certificate of incorporation and bylaws, in    certificate of incorporation and bylaws, in
addition to Delaware law.                      addition to Delaware law. Celestial
                                               stockholders will, upon consummation of the
                                               merger, become Hain stockholders.

AUTHORIZED CAPITAL

The authorized capital stock of Hain consists  The authorized capital stock of Celestial
of: 40 million shares of common stock, par     consists of: 15 million shares of common
value $.01 per share; and 5 million shares of  stock, par value $.01 per share; and 1
preferred stock, par value $.01 per share.     million shares of preferred stock, par value
                                               $.01 per share, of which 10,000 shares are
                                               designated as Series A Junior Participating
                                               Preferred Stock in connection with the
                                               stockholders rights plan described below.

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Hain Certificate of incorporation          The Celestial certificate of incorporation
provides that it may be amended in the manner  provides that an affirmative vote of 2/3 of
prescribed by statute. Under Delaware law,     the outstanding shares of Series A Preferred
amendment of the certificate of incorporation  Stock is required for any amendment that
requires: (1) an authorization by the board;   would adversely affect the Series A Preferred
followed by (2) a vote of the majority of all  Stock. All other amendments to the Celestial
outstanding voting shares.                     certificate of incorporation require the
                                               authorization of the board followed by vote
                                               of the majority of all outstanding voting
                                               shares.

DIRECTORS

- NUMBER

The Hain by-laws provide that the number of    The number of directors must be no less one,
directors are to be determined by statute.     with the actual number to be determined by
Under Delaware law the number of directors     the board of directors, except as otherwise
must be no less one, with the actual number    provided by the certificate of incorporation
to be determined by the board of directors.    in connection with rights to elect additional
                                               directors under specified circumstances which
                                               may be granted to the holders of any class or
                                               series of preferred stock.

The current number of directors is eight.      The current number of directors is eight.

- CLASSIFICATION

Each member of the Hain board of directors is  The Celestial board of directors is divided
elected at the annual meeting of               into three classes, each as nearly equal in
stockholders.                                  number as possible, with one class being
                                               elected annually to a three-year term.

- REMOVAL

Directors may be removed either for cause or   Directors may be removed only for cause.
without cause by a majority stockholder vote
and may be removed for cause by a majority
vote of the board of directors.

- VACANCIES

A vacancy occurring on the Hain board of       Except as otherwise provided by the
directors may be filled by the affirmative     certificate of incorporation in connection
vote of a majority of the remaining Hain       with rights to elect additional directors
directors, even if less than a quorum, or by   under specified circumstances which may be
the stockholders at the next annual meeting    granted to the holders of any class or series
or at a special meeting.                       of preferred stock, a vacancy on the
                                               Celestial board may be filled by the
                                               affirmative vote of a majority of the
                                               remaining Celestial directors, even if less
                                               than a quorum, or by a sole remaining
                                               director.

- LIMITATION ON LIABILITY

The Hain certificate of incorporation          The Celestial certificate of incorporation
provides for indemnification of directors for  provides for the indemnification of its
breaches of fiduciary duty, except for         officers and directors to the fullest extent
liability: for breaches of the duty of         permitted by Delaware law. The Celestial
loyalty to Hain or Hain's stockholders; for    certificate of incorporation limits liability
acts or omissions not in good faith or which   of its directors for breach of fiduciary duty
involve intentional misconduct or a knowing    to the fullest extent permitted by Delaware
violation of law; under Section 174 of the     law.
DGCL; or for any transaction from which the
director derived an improper personal
benefit.

INDEMNIFICATION

The Hain certificate of incorporation and      Celestial's by-laws provide that Celestial
bylaws provide that the corporation shall      may indemnify a director or officer made, or
indemnify its officers and directors for any   threatened to be made, a party to any
liability incurred in their official capacity  threatened, pending or completed action other
to the fullest extent permissible under        than a derivative action, whether civil or
Delaware law                                   criminal, against expenses (including
                                               attorneys' fees), judgments, fines, amounts
                                               paid in settlement actually and reasonably
                                               incurred as a result of such action, if such
                                               director or officer acted, in good faith, for
                                               a purpose which he reasonably believed to be
                                               in, or not opposed to, the best interests of
                                               the corporation and, in criminal actions or
                                               proceedings, in addition, has no reasonable
                                               cause to believe that his conduct was
                                               unlawful.

                                          Celestial's by-laws provide that
                                          Celestial will indemnify any person
                                          who was or is a party or is threatened
                                          to any threatened action or suit by or
                                          in the right of Celestial to obtain a
                                          judgment in its favor because such
                                          person was a director, officer,
                                          employee or agent of Celestial,
                                          against expenses (including attorneys
                                          fees) actually and reasonably incurred
                                          by such person in connection with the
                                          defense or settlement of such action,
                                          if such person acted, in good faith,
                                          and in a manner such person reasonably
                                          believed to be in, or not opposed to,
                                          the best interests of Celestial,
                                          except that no indemnification will be
                                          made in respect of any claim as to
                                          which such director or officer shall
                                          have been adjudged liable to
                                          Celestial, unless and only to the
                                          extent that the court in which such
                                          action was brought determines, upon
                                          application, that, despite the
                                          determination of liability, such
                                          person is fairly and reasonably
                                          entitled to indemnity for such
                                          expenses.

                                          Celestial's by-laws provide that if a
                                          director, officer, employee or agent
                                          has been successful, whether on the
                                          merits or otherwise, in defending an
                                          action, suit or proceeding referred to
                                          above, or in defending any claim,
                                          issue or matter therein, he or she
                                          will be indemnified against expenses
                                          (including attorneys' fees) actually
                                          and reasonable incurred by him or her
                                          in connection with such claim, issue
                                          or matter.

    Delaware law provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Delaware law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

    Delaware law provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted, in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

    Delaware law of the DGCL provides that indemnification by a corporation is mandatory in any case in which a present or former director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 145(d).

SPECIAL MEETINGS OF STOCKHOLDERS

The Hain by-laws provide that special          Special meetings of the Celestial
meetings may be called at any time and for     stockholders for any purpose may be called at
any purpose by: the chairman of the board of   any time by: the chairman of Celestial's
directors; the vice- chairman of the board of  board of directors; Celestial's president; or
directors; Hain's president; or the board of   Celestial's Secretary or Assistant Secretary
directors.                                     at the written request of a majority of the
                                               board of directors.

STOCKHOLDER ACTION WITHOUT MEETING

The Hain by-laws provide that any action       The Celestial certificate of incorporation
required or permitted to be voted on, may be   and bylaws provide that no action required or
consented to in writing without a meeting.     permitted to be taken at any annual or
                                               special meeting of stockholders may be taken
                                               without a meeting and stockholders may not
                                               take action by written consent.

STOCKHOLDER RIGHTS PLAN

Hain currently has no stockholders rights      Each share of Celestial common stock has one
  plan.                                        right attached to it. Generally, each right
                                               entitles the registered holder to purchase
                                               from Celestial one one-thousandth of a share
                                               of Series A Junior Participating Preferred
                                               Stock, at a purchase price of $42.50. The
                                               purchase price is subject to adjustment from
                                               time to time to prevent dilution upon
                                               specified changes in Celestial's
                                               capitalization. The terms and conditions
                                               relating to the rights are set forth in
                                               Celestial rights agreement, dated July 19,
                                               1993, as amended.

                                          The rights will separate from the
                                          Celestial common stock upon the
                                          earlier of:

                                            - ten days following a public
                                              announcement that a person or
                                              group, known as an "acquiring
                                              person," together with persons
                                              affiliated or associated with it,
                                              has acquired, or obtained the
                                              right to acquire, beneficial
                                              ownership of 15% or more of the
                                              outstanding shares of Celestial
                                              common stock. This date is
                                              referred to as the "stock
                                              acquisition date"; or

                                            - ten business days, or any later
                                              date determined by the Celestial
                                              board, following the commencement
                                              of a tender offer or exchange
                                              offer that would result in a
                                              person or group beneficially
                                              owning 15% or more of the
                                              outstanding shares of Celestial
                                              common stock;

                                            - Upon consummation of the merger,
                                              each share of Celestial common
                                              stock and the associated right
                                              will convert into 1.265 shares of
                                              Hain common stock.

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
                                 LEGAL MATTERS

    Cahill Gordon & Reindel, counsel to Hain, will pass on the validity of the Hain common shares to be issued to Celestial stockholders in the merger. It is a condition to the consummation of the merger that Hain and Celestial receive opinions from Cahil Gordon & Reindel and Bartlit Beck Herman Palenchar & Scott, counsel to Celestial, to the effect that, among other things, the merger will be a tax-free reorganization for federal income tax purposes. We describe the conditions for consummation of the merger under the heading "The Merger Agreement--Conditions To The Merger" and we provide details of the tax opinion under the heading "The Merger--Material Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of The Hain Food Group, Inc. and Subsidiaries appearing in The Hain Food Group Inc. and Subsidiaries Annual Report (Form 10-K) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Natural Nutrition Group, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated in this joint proxy statement/prospectus by reference from Amendment No. 3 to the Current Report on Form 8-K of The Hain Food Group, Inc. dated April 27, 1999, have been audited by Deloitte &
Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedules of Celestial Seasonings, Inc. incorporated in this joint proxy statement/prospectus by reference from Celestial Seasonings, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 1999 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of Hain must be received by the Secretary of Hain not later than:

    - , 2000 for inclusion in the proxy materials for that meeting pursuant to Rule 14a-8(d) of the Securities Exchange Act of 1934, or

    - , 2000 in order to be brought before that meeting pursuant to the bylaws of Hain.

    If proxy materials are required to be delivered and completion of the merger does not occur, stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of Celestial must be received by the Secretary of Celestial for inclusion in the proxy materials for such meeting on or before September 14, 2000 pursuant to Rule 14a-8(d) of the Securities Exchange Act of 1934, or between November 1, 2000 and November 25, 2000 pursuant to the bylaws of Celestial.

                      WHERE YOU CAN FIND MORE INFORMATION

    Hain and Celestial file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    Hain's and Celestial's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

    Hain filed a Registration Statement on Form S-4 to register with the SEC the Hain common shares to be issued to Celestial stockholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Hain in addition to being a proxy statement of Hain and Celestial for each company's special meeting. As permitted by SEC rules, this document does not contain all the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows Hain and Celestial to incorporate by reference information into this document. This means that Hain and Celestial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Hain and Celestial have previously filed with the SEC. These documents contain important information about Hain and Celestial and their financial performance

             HAIN'S SEC FILINGS
             (FILE NO. 0-22818)                                   PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended June 30, 1999
Quarterly Reports on Form 10-Q                 Quarters ended September 30, 1999 and
                                               December 31, 1999
Current Reports on Form 8-K                    Filed on April 27, 1999, as amended by
                                               Amendment No. 3 dated June 18, 1999,
                                               September 30, 1999 and March 13, 2000

    Hain is also incorporating by reference additional documents that Hain files with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the exchange act, between the date of this document and the date of the Hain special stockholders' meeting

           CELESTIAL'S SEC FILINGS
             (FILE NO. 0-22018)                                   PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended September 30, 1999
Amended Annual Report on Form 10-K/A           Filed on December 31, 1999
Quarterly Report on Form 10-Q                  Quarter ended December 31, 1999
Current Report on Form 8-K                     Filed on March 14, 2000

    Celestial is also incorporating by reference additional documents that Celestial files with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the exchange act, between the date of this document and the date of the Celestial special stockholders' meeting.

    Hain has supplied all information contained or incorporated by reference in this document relating to Hain, and Celestial has supplied all such information contained or incorporated by reference in this document relating to Celestial.

    You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Hain or Celestial, as appropriate, or the SEC. Documents incorporated by reference are available from Hain or Celestial, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Hain by requesting them in writing or by telephone at the following address:

                           The Hain Food Group, Inc.
                         50 Charles Lindbergh Boulevard
                              Uniondale, NY 11553
                              Tel: (516) 237-6200
                              Attn: Gary M. Jacobs

Stockholders may obtain documents incorporated by reference in this document by Celestial by requesting them in writing or by telephone at the following address:

                           Celestial Seasonings, Inc.
                             4600 Sleepytime Drive
                               Boulder, CO 80301
                              Tel: (303) 530-5300
                            Attn: David I. Rosenthal

    If you would like to request documents from Hain or Celestial, please do so
by       , 2000 to receive them before the stockholders' meetings. Hain or
Celestial will send such documents by first-class mail within one business day of receiving your request.

    You should rely only on the information contained or incorporated by reference in this document to vote on the Hain certificate amendment proposal and share issuance proposal and the Celestial merger agreement proposal. We have not authorized anyone to provide you with information that is different from
what is contained in this document. This document is dated       , 2000. You
should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Hain common shares in the merger shall create any implication to the contrary.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           THE HAIN FOOD GROUP, INC.
                                      AND
                           CELESTIAL SEASONINGS, INC.
                                  DATED AS OF
                                 MARCH 5, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE I

                                            MERGER

         1.1            Formation of Hain Subsidiary................................      1
         1.2            The Merger..................................................      1
         1.3            Closing.....................................................      2
         1.4            Filing......................................................      2
         1.5            Effective Time of the Merger................................      2

                                          ARTICLE II

                CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS

         2.1            Certificate of Incorporation................................      2
         2.2            By-Laws.....................................................      2
         2.3            Directors and Officers of the Surviving Corporation.........      2
         2.4            Board of Directors of Hain..................................      2
                        (a) Composition.............................................      2
                        (b) Company Designees.......................................      2
                        (c) Chairman and Vice Chairman of the Hain Board............      3

                                         ARTICLE III

                          EFFECT OF THE MERGER; CONVERSION OF SHARES

         3.1            Effect on Capital Stock.....................................      3
                        (a) Hain Subsidiary Common Stock............................      3
                        (b) Cancellation of Treasury Stock..........................      3
                        (c) Conversion of Company Shares............................      3
         3.2            Exchange of Certificates....................................      3
                        (a) Exchange Agent..........................................      3
                        (b) Exchange Procedures.....................................      4
                        (c) Exchange of Certificates................................      4
                        (d) Distributions with Respect to Unsurrendered
                        Certificates................................................      4
                        (e) No Further Rights in Company Shares.....................      4
                        (f) No Fractional Shares....................................      5
                        (g) Termination of Exchange Fund............................      5
                        (h) No Liability............................................      5
                        (i) Withholding Rights......................................      5
                        (j) Lost Certificates.......................................      5
                        (k) Anti-Dilution...........................................      5
         3.3            Stock Transfer Books........................................      6

                                          ARTICLE IV

                                CERTAIN EFFECTS OF THE MERGER

         4.1            Effect of the Merger........................................      6
         4.2            Further Assurances..........................................      6

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         5.1            Organization and Qualification..............................      6
         5.2            Capital Stock of Subsidiaries...............................      7
         5.3            Capitalization..............................................      7
         5.4            Authority Relative to This Agreement........................      7
         5.5            No Violations, etc. ........................................      8
         5.6            Commission Filings; Consolidated Financial Statements.......      8
         5.7            Absence of Changes or Events................................      9
         5.8            Joint Proxy Statement.......................................     10
         5.9            Litigation..................................................     10
         5.10           Property and Leases.........................................     10
         5.11           Employment and Labor Contracts..............................     11
         5.12           Labor Matters...............................................     11
         5.13           Compliance with Law.........................................     11
         5.14           Board Recommendation........................................     11
         5.15           Intellectual Property.......................................     11
         5.16           Taxes.......................................................     12
         5.17           Employee Benefit Plans; ERISA...............................     13
         5.18           Environmental Matters.......................................     14
         5.19           Disclosure..................................................     15
         5.20           Absence of Undisclosed Liabilities..........................     16
         5.21           Finders or Brokers..........................................     16
         5.22           Rights Agreement............................................     16
         5.23           Opinion of Financial Advisor................................     16
         5.24           Insurance...................................................     16
         5.25           Tax Free Reorganization.....................................     16
         5.26           Full Disclosure.............................................     16

                                          ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES OF HAIN

         6.1            Organization and Qualification..............................     17
         6.2            Capital Stock of Subsidiaries...............................     17
         6.3            Capitalization..............................................     17
         6.4            Authority Relative to This Agreement........................     17
         6.5            No Violations, etc. ........................................     18
         6.6            Commission Filings; Financial Statements....................     18
         6.7            Absence of Changes or Events................................     19
         6.8            Joint Proxy Statement.......................................     20
         6.9            Litigation..................................................     20
         6.10           Property and Leases.........................................     20
         6.11           Labor Matters...............................................     20
         6.12           Compliance with Law.........................................     20
         6.13           Board Recommendation........................................     21
         6.14           Intellectual Property.......................................     21
         6.15           Taxes.......................................................     21
         6.16           Disclosure..................................................     22
         6.17           Absence of Undisclosed Liabilities..........................     22

                                                                                        PAGE
                                                                                      --------
         6.18           Finders or Brokers..........................................     22
         6.19           Opinion of Financial Advisor................................     22
         6.20           Environmental Matters.......................................     22
         6.21           Employee Benefit Plans; ERISA...............................     23
         6.22           Insurance...................................................     23
         6.23           Tax Free Reorganization.....................................     23
         6.24           Full Disclosure.............................................     23

                                         ARTICLE VII

                                    CONDUCT OF BUSINESS OF
                           THE COMPANY AND HAIN PENDING THE MERGER

         7.1            Conduct of Business of the Company Pending the Merger.......     24
         7.2            Conduct of Business of Hain Pending the Merger..............     25

                                         ARTICLE VIII

                                   COVENANTS AND AGREEMENTS

         8.1            Preparation of the Registration Statement; Stockholder
                        Meeting.....................................................     26
         8.2            Letters and Consents of the Company's Accountants...........     27
         8.3            Letters and Consents of Hain's Accountants..................     27
         8.4            Additional Agreements; Cooperation..........................     27
         8.5            Publicity...................................................     28
         8.6            No Solicitation.............................................     28
         8.7            Access to Information.......................................     29
         8.8            Notification of Certain Matters.............................     29
         8.9            Resignation of Directors....................................     29
         8.10           Indemnification and Insurance...............................     29
         8.11           Fees and Expenses...........................................     30
         8.12           Affiliates and Pooling Agreements...........................     30
         8.13           Nasdaq Listing..............................................     30
         8.14           Stockholder Litigation......................................     30
         8.15           Company Employees...........................................     30

                                          ARTICLE IX

                                    CONDITIONS TO CLOSING

         9.1            Conditions to Each Party's Obligation to Effect the
                        Merger......................................................     31
                        (a) Stockholder Approvals...................................     31
                        (b) HSR Act.................................................     32
                        (c) No Injunctions or Restraints............................     32
                        (d) Pooling of Interests; Consents..........................     32
                        (e) Registration Statement..................................     32
                        (f) Nasdaq Listing..........................................     32
                        (g) Consents and Approvals..................................     32
         9.2            Conditions to Obligations of Hain...........................     32
                        (a) Representations and Warranties..........................     32
                        (b) Performance of Obligations of the Company...............     32
                        (c) No Material Adverse Change..............................     32
                        (d) Affiliate Letters.......................................     32
                        (e) Tax Opinion.............................................     32

                                                                                        PAGE
                                                                                      --------
         9.3            Conditions to Obligations of the Company....................     33
                        (a) Representations and Warranties..........................     33
                        (b) Performance of Obligations of Hain and Hain
                        Subsidiary..................................................     33
                        (c) No Material Adverse Change..............................     33
                        (d) Tax Opinion.............................................     33

                                          ARTICLE X

                                         TERMINATION

        10.1            Termination.................................................     33
        10.2            Effect of Termination.......................................     34

                                          ARTICLE XI

                                        MISCELLANEOUS

        11.1            Nonsurvival of Representations and Warranties...............     35
        11.2            Waiver......................................................     35
        11.3            Notices.....................................................     35
        11.4            Counterparts................................................     36
        11.5            Interpretation..............................................     36
        11.6            Amendment...................................................     37
        11.7            No Third Party Beneficiaries................................     37
        11.8            Governing Law...............................................     37
        11.9            Enforcement.................................................     37
        11.10           Entire Agreement............................................     37
        11.11           No Recourse Against Others..................................     37
        11.12           Validity....................................................     37

                              DISCLOSURE SCHEDULES

COMPANY DISCLOSURE SCHEDULES

       SECTION
---------------------
        5.1.            Organization and Qualification
        5.2             Capital Stock of Subsidiaries
        5.3.            Capitalization
        5.5             No Violations, Etc.
        5.11.           Employment and Labor Contracts
        5.17            Employee Benefit Plans; ERISA
        5.21.           Finders or Brokers
        7.1             Conduct of Business of the Company
        8.4             Additional Agreements; Cooperation

HAIN DISCLOSURE SCHEDULES

       SECTION
---------------------
        6.2             Capital Stock of Subsidiaries
        6.3             Capitalization
        6.5             No Violations, Etc.
        6.9             Litigation
        6.11            Labor Matters
        6.12            Compliance with Law
        6.18            Finders or Brokers

                                    EXHIBITS

EXHIBIT A--Amended and Restated Certificate of Incorporation

EXHIBIT B--Form of Company Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2000, by and between The Hain Food Group, Inc., a Delaware corporation ("HAIN"), and Celestial Seasonings, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of each of Hain and the Company have approved the merger (the "MERGER") of a wholly owned subsidiary of Hain, to be formed for the purpose thereof ("HAIN SUBSIDIARY"), with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

    WHEREAS, in connection with the Merger, the Board of Directors of Hain has approved and recommended that Hain's stockholders approve a change of its corporate name to The Hain Celestial Group, Inc.;

    WHEREAS, in furtherance thereof it is proposed that each outstanding share of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK," and together with the preferred share purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of November 11, 1998, by and between the Company and the Harris Trust and Savings Bank, as rights agent (the "RIGHTS AGREEMENT"), associated with such shares, the "COMPANY SHARES") will be converted into the right to receive the Merger Consideration (as hereinafter defined) upon the terms and conditions set forth in this Agreement;

    WHEREAS, as inducements to the Company and Hain entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, Irwin D. Simon and Mo Siegel have agreed to enter into separate Voting Agreements pursuant to which, among other things, Mr. Simon will vote all of his Hain Common Stock (as hereinafter defined) in favor of this Agreement and the Merger, and Mr. Siegel will vote all of his Company Common Stock in favor of this Agreement and the Merger;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests;" and

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                     MERGER

    1.1 FORMATION OF HAIN SUBSIDIARY. Hain shall form Hain Subsidiary under the DGCL. Hain Subsidiary will be formed solely to facilitate the Merger and the transactions contemplated thereby and will conduct no business or activity other than in connection with the Merger. Hain will cause Hain Subsidiary to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL and will execute a written consent as the sole stockholder of Hain Subsidiary, approving the execution, delivery and performance of this Agreement by Hain Subsidiary.

    1.2 THE MERGER. At the Effective Time (as hereinafter defined), Hain Subsidiary shall be merged with and into the Company as provided herein. Thereupon, the corporate existence of the Company, subject to Section 2.1 hereof, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of Hain Subsidiary shall be merged with and into the Company and the Company as the corporation surviving the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION") shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Celestial Seasonings, Inc.

    1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., New York time, on the later of July 1, 2000 or the date that is no later than the second business day after satisfaction of the conditions set forth in Article IX, unless another time or date is agreed to in writing by the parties hereto (the "CLOSING DATE"). The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, unless another place is agreed to in writing by the parties hereto.

    1.4 FILING. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "CERTIFICATE OF MERGER"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

    1.5 EFFECTIVE TIME OF THE MERGER. The Merger shall be effective at the time that the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "EFFECTIVE TIME" and the date thereof is herein sometimes referred to as the "EFFECTIVE DATE."

                                   ARTICLE II

         CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS

    2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company shall be amended and restated, effective at the Effective Time, in the form set forth in EXHIBIT A hereto. The Certificate of Incorporation of the Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

    2.2 BY-LAWS. The By-Laws of Hain Subsidiary shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.

    2.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Hain Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

    2.4 BOARD OF DIRECTORS OF HAIN. (a) COMPOSITION. After the Effective Time, the Board of Directors of Hain (the "HAIN BOARD") shall be comprised of no less than eleven directors, including (i) six directors to be designated by Hain consistent with past practices, (ii) one director to be designated by Earth's Best, Inc., or its successor ("EB") and one director to be jointly designated by Hain and EB, each in accordance with a certain Investor's Agreement dated September 24, 1999 by and among Hain, EB and Irwin D. Simon and (iii) three directors to be designated as set forth in Section 2.4(b).

    (b) COMPANY DESIGNEES. Hain agrees to take all action necessary such that from and after the Effective Time until the next regularly scheduled meeting of Hain's stockholders, the Hain Board shall include (i) three directors designated by the Company (the "COMPANY DESIGNEES") and thereafter to use commercially reasonable efforts to cause such nominees designated by the Company to be included in each slate of proposed directors put forth by Hain to its stockholders and recommended for election in any proxy solicitation materials disseminated by Hain; PROVIDED, HOWEVER, that the identity of any Company Designees other than (i) Mo Seigel, (ii) Marina Hahn and (iii) either of Ronald
V. Davis or

Gregg A. Ostrander shall be reasonably acceptable to Hain. Upon the death, resignation or removal of any Company Designee, Hain will use its best efforts to have the vacancy filled by a subsequent designee recommended by the remaining Company Designees then serving on the Hain Board (subject to the preceding sentence). Hain shall use commercially reasonable efforts to nominate the Company Designees for a period of two years from the Effective Time. The Company Designees shall be fully covered by any directors' and officers' liability insurance maintained from time to time on the same terms as the other members of the Hain Board, shall be entitled to the benefit of any indemnification arrangements applicable to the other members of the Hain Board and shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee directors generally.

    (c) CHAIRMAN AND VICE-CHAIRMAN OF THE HAIN BOARD. Hain agrees to take all action necessary such that from and after the Effective Time Irwin D. Simon shall be elected as the Chairman and Mo Seigel shall be elected as the Vice-Chairman of the Board of Directors of Hain, each to serve in accordance with Hain's certificate of incorporation and by-laws.

                                  ARTICLE III

                   EFFECT OF THE MERGER; CONVERSION OF SHARES

    3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Shares or any shares of capital stock of Hain Subsidiary:

    (a) HAIN SUBSIDIARY COMMON STOCK. Each share of capital stock of Hain Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK. Each Company Share (including the associated Rights) that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no shares of common stock, par value $.01 per share, of Hain ("the "HAIN COMMON STOCK"), cash or other consideration shall be delivered in exchange therefor.

    (c) CONVERSION OF COMPANY SHARES. Subject to Section 3.2(e), each issued and outstanding Company Share (including the associated Rights) (other than shares to be canceled in accordance with Section 3.1(b)) (collectively, the "EXCHANGING COMPANY SHARES") shall be converted into the right to receive 1.265 (the "EXCHANGE RATIO") shares of Hain Common Stock (the "MERGER CONSIDERATION"). As of the Effective Time, all such Exchanging Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Hain Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2, without interest.

    3.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. From and after the Effective Time, Hain shall make available to Continental Stock Transfer & Trust Company or such other bank or trust company designated by Hain (the "EXCHANGE AGENT"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article III through the Exchange Agent, certificates evidencing a sufficient number of shares of Hain Common Stock issuable to holders of Company Shares to satisfy the requirements set forth in Section 3.1 relating to Merger Consideration (such shares of Hain Common Stock, together with any cash deposited with the Exchange Agent relating to Additional Payments (as hereinafter defined) being hereinafter referred to as the "EXCHANGE FUND"). As promptly as practicable after the Effective Time, Hain shall cause the Exchange Agent to deliver the Merger Consideration and Additional Payments, if any, contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund in accordance with the procedures specified in this Section 3.2. Except as contemplated by
Section 3.2(g) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Hain shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

    (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Hain Common Stock, if any, constituting Merger Consideration to which such holder is entitled pursuant to this Article III (including any cash in lieu of any fractional shares of Hain Common Stock to which such holder is entitled pursuant to Section 3.2(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 3.2(d) (together, the "ADDITIONAL PAYMENTS")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the Company Shares formerly represented thereby and Additional Payments, if any.

    (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Hain Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Hain Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.2(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Hain Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional Hain Common Stock to which such holder is entitled pursuant to Section 3.2(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Hain Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Hain Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented Company Shares shall, until surrendered for exchange in accordance with this Section 3.2, be deemed for all purposes to evidence ownership of the number of shares of Hain Common Stock into which the Company Shares (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    (e) NO FURTHER RIGHTS IN COMPANY SHARES. At the Effective Time all outstanding Company Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration for such Company Shares. All Hain Common Stock constituting Merger Consideration issued upon conversion of the Company

Shares in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(d) or (f)) shall be deemed to be validly issued, fully paid and nonassessable and to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such Company Shares.

    (f) NO FRACTIONAL SHARES. No fractional shares of Hain Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Company Shares, who would otherwise have been entitled to a fraction of Hain Common Stock pursuant to this Article III, will be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a share of Company Common Stock (as determined by the Company's Board of Directors at the Effective Time) by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

    (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for one year after the Effective Time shall be delivered to Hain (who shall thereafter act as Exchange Agent), upon demand, and any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Hain for the applicable Merger Consideration and any Additional Payments to which they are entitled. To the extent permitted by applicable law, any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, on the third anniversary of the Effective Date and to the extent permitted by applicable law, become the property of Hain free and clear of any claims or interest of any person previously entitled thereto.

    (h) NO LIABILITY. None of the Exchange Agent, Hain or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Hain Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Hain shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Hain, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Hain, as the case may be.

    (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Hain, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Hain may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

    (k) ANTI-DILUTION. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares or Hain Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Shares or Hain Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 3.2(k).

    3.3 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Hain for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

                                   ARTICLE IV

                         CERTAIN EFFECTS OF THE MERGER

    4.1 EFFECT OF THE MERGER. The effects and consequences of the Merger shall be as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing on and after the Effective Time and pursuant to the DGCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of Hain Subsidiary and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Hain Subsidiary and the Company shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Hain Subsidiary and the Company; PROVIDED, HOWEVER, that this shall in no way impair or affect the indemnification obligations of any party pursuant to the indemnification provisions of this Agreement. No liability or obligation due or to become due and no claim or demand for any cause existing against either Hain Subsidiary or the Company, or any stockholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Hain Subsidiary or the Company, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Hain Subsidiary or the Company.

    4.2 FURTHER ASSURANCES. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Hain Subsidiary or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Hain as follows:

    5.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"). SECTION 5.1 of the Disclosure Schedule sets forth, with respect to the Company and each of its subsidiaries, each of the jurisdictions in which they are incorporated or qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws. The Company has delivered to Hain accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of the Company and its subsidiaries.

    5.2 CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of the Company are those listed in SECTION 5.2 of the Disclosure Schedule. The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, and all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto.

    5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share. As of March 1, 2000, 8,412,197 shares of Company Common Stock are issued and outstanding, 17,800 shares are issued and held as treasury shares and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.
SECTION 5.3 of the Disclosure Schedule sets forth all outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company Common Stock or any other equitable interest in the Company, and, in the case of outstanding options, identifies the Company stock plan or other Company benefit plan under which such options were granted. Except as set forth in
SECTION 5.3 of the Disclosure Schedule, and except with respect to plans and agreements described in Section 8.15(e) of this Agreement, the Company's obligations under the Rights Agreement and the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants an option, warrant or other right to acquire shares of Company Common Stock or any other equitable interest in the Company, (b) grants a right of first refusal or other such similar right upon the sale of Company Common Stock, or (c) restricts or affects the voting rights of Company Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any Company Common Stock.

    5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than as contemplated by this Agreement, including the approval of the Company's stockholders pursuant to the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Hain, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    5.5  NO VIOLATIONS, ETC.

    (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 5.5(b) hereof, except as set forth in SECTION 5.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of
(x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

    (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of the Certificate of Merger, (iii) the approval of the Company's stockholders pursuant to the DGCL, (iv) filings with the Securities and Exchange Commission (the "SEC") and (v) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

    (c) As of the date hereof, none of the Company or any of its subsidiaries is in violation of or default under (x) its respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

    5.6 COMMISSION FILINGS; CONSOLIDATED FINANCIAL STATEMENTS. (a) The Company has filed all required forms, reports and documents with the SEC since
September 30, 1996, including, in the form filed with the SEC, together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (the "COMPANY 10-K"), (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 30, 1999 (the "COMPANY CURRENT PROXIES"), (iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999 (the "COMPANY DECEMBER 1999 10-Q" and, together with the Company 10-K and the Company Current Proxies, the "COMPANY CURRENT SEC REPORTS") and (iv) all other reports or registration statements filed by the Company with the SEC since September 30, 1996 (collectively, the

"COMPANY SEC REPORTS") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"). The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such Company SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Company SEC Report was revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Hain copies of all other correspondence sent to or received from the SEC by the Company and its subsidiaries since September 30, 1996 (other than cover letters).

    (b) The Company has provided to Hain true and complete copies of the unaudited consolidated balance sheet of the Company at February 19, 2000 (the "FEBRUARY BALANCE SHEET") and the unaudited consolidated statements of income, stockholders' equity and cash flow of the Company for the period from December 26, 1999 through February 19, 2000 (collectively, the "FEBRUARY FINANCIALS"). The February Financials fairly present, in all material respects, the financial position of the Company at February 19, 2000, and the results of operations of the Company for the period then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by generally accepted accounting principles, and shall also be subject to normal non-recurring year-end audit adjustments. The February Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with generally accepted accounting principles (applied in a manner consistent with the notes of the financial statements included in the Company 10-K).

    5.7 ABSENCE OF CHANGES OR EVENTS. Except as set forth in the Company Current SEC Reports, since the date of the Company 10-K:

    (a) there has been no material adverse change, or any development involving a prospective material adverse change, in the general affairs, management, business, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole;

    (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any of its subsidiaries in respect of its capital stock;

    (c) except in the ordinary course of its business and consistent with past practice, neither the Company nor any of its subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

    (d) there has not been any change in the financial or the accounting methods, principles or practices of the Company or its subsidiaries;

    (e) except in the ordinary course of business and for amounts which are not material, there has not been any revaluation by the Company or any of its subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

    (f) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

    (g) there has not been any agreement by the Company or any of its subsidiaries to (i) do any of the things described in the preceding clauses
(a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

    5.8 JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Hain in connection with the issuance of shares of Hain Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement/ prospectus, in definitive form, relating to the Company Stockholder Meeting (as hereinafter defined) and the Hain Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "JOINT PROXY STATEMENT") will, at the dates mailed to stockholders and at the time of the Company Stockholder Meeting and the Hain Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will promptly inform Hain of the happening of any event prior to the Effective Time which would render such information regarding the Company incorrect in any material respect or require the amendment of the Joint Proxy Statement. The Joint Proxy Statement (except for information relating solely to Hain and Hain Subsidiary) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    5.9 LITIGATION. Except as set forth in the Company Current SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or
(ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses
(i) and (ii) above, such as would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

    5.10 PROPERTY AND LEASES. Except as set forth in the Company Current SEC Reports, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as set forth in the Company Current SEC Reports, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

    5.11 EMPLOYMENT AND LABOR CONTRACTS. Neither the Company nor any of its subsidiaries is a party to any employment, management services, consultation or other similar contract with any past or present officer, director or employee or, to the best knowledge of the Company, any entity affiliated with any past or present officer, director or employee other than those included as exhibits in the Company SEC Reports and other than the agreements executed by employees generally, the forms of which have been delivered to Hain. Notwithstanding the foregoing, SECTION 5.11 of the Disclosure Schedule identifies any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger.

    5.12 LABOR MATTERS. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice which would have a Company Material Adverse Effect. There is no labor strike, material slowdown or material stoppage pending (or, to the knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized. No employee of the Company or its subsidiaries is represented by a labor union or similar organization and, to the Company's knowledge, there exist no ongoing discussions between the employees of the Company or its subsidiaries and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

    5.13 COMPLIANCE WITH LAW. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration or the Nutrition Labeling and Education Act of 1990), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby; the conduct of the business of each of the Company and its subsidiaries is in conformity with all foreign, federal, state and local requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

    5.14 BOARD RECOMMENDATION. The Board of Directors of the Company has, by unanimous vote at meetings of such board duly held on March 4, 2000, approved and adopted this Agreement and the Merger, determined that the Merger is fair to the stockholders of the Company, recommended that the stockholders of the Company approve and adopt this Agreement and the Merger and rescinded any stock repurchase program previously approved by the Board of Directors of the Company.

    5.15 INTELLECTUAL PROPERTY. The Company has provided to Hain a complete and accurate list of all of the trademarks (whether or not registered) and trademark registrations and applications used by the Company and its subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its subsidiaries has or owns, directly or indirectly, all right, title and interest to the trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names (collectively, the "INTELLECTUAL PROPERTY") used by the Company and its subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its subsidiaries has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; none of the rights of the Company and its subsidiaries in or use of such Intellectual Property has been or is currently being or, to the knowledge of the Company, is threatened to be infringed or challenged; (ii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iii) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed; and (iv) to the knowledge of the Company, the Company and its subsidiaries own or have adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for their operation.

    5.16 TAXES. (i) The Company and each of its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed for any period (or portion thereof) ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries, and each such Tax Return is complete and accurate in all material respects; (ii) the Company and each of its subsidiaries have timely paid or will timely pay all Taxes (as hereinafter defined) due and payable by them through the Effective Time and have made or will make adequate accruals for any Taxes attributable to any taxable period or portion thereof of the Company and/or its subsidiaries ending on or prior to the Effective Time that are not yet due and payable; (iii) all asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by the Company or any of its subsidiaries have been paid or finally settled and no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date); (iv) no deficiency in respect of Taxes has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened by any taxing authority; (v) no extension of the period for assessment or collection of any Tax of the Company or its subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company or any of its subsidiaries other than in respect of property taxes that have accrued but are not yet due and payable; (vii) neither the Company nor any of its subsidiaries has made, or is or will be required to make, any adjustment by reason of a change in their accounting methods for any period (or portion thereof) ending on or before the Effective Time; (viii) the Company and its subsidiaries have made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees and from all other amounts paid to third parties; (ix) neither the Company nor any of its subsidiaries is a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) neither the Company nor any of its subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company or such subsidiary whether or not distributed; (xi) except as set forth in SECTION 5.17(D) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (xii) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code;
(xiii) no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiv) neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under United States Treasury Regulation ("TREAS. REG.") Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability arising under Treas. Reg. Section 1.1502-6 with respect to current members of the Company's "affiliated group" (as defined in Section 1504 of the Code); (xv) neither the Company nor any of its subsidiaries has ever had any "undistributed personal holding company income" (as defined in Section 545 of the Code); (xvi) none of the assets of the Company or any of its subsidiaries is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986); (xvii) neither the Company nor any of its subsidiaries has ever been a "United States real property holding corporation," within the meaning of
Section 897 of the Code; (xviii) neither the Company nor any of its subsidiaries has made any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code; (xix) there are no "excess loss accounts" (as defined in Treas. Reg. Section 1.1502-19) with respect to any stock of any subsidiary;
(xx) neither the Company nor any of its subsidiaries has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. SectionSection 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. SectionSection 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to Treas. Reg.
Section 1.1502-13, as amended by Treasury Decision 8597; (xxi) neither the Company nor any of its subsidiaries has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; and (xxii) the Company has previously delivered to Hain true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

    For all purposes of this Agreement, "TAX" or "TAXES" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

    For all purposes of this Agreement, "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

    5.17  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) The Company has provided to Hain copies of, and related relevant materials to, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, a amended ("ERISA"), stock option and other stock-based plans, and deferred compensation and other employee benefit plans, which are maintained by the Company or as to which the Company has any direct or indirect, actual or contingent liability ("Benefit Plans").

    (b) No Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any subsidiary of the Company nor any member of the Company's controlled group under Section 414 of the Code ("COMPANY ERISA AFFILIATE") has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA.

    (c) Except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, or except as set forth in
SECTION 5.17(C) of the Disclosure Schedule: (i) the Company and all Benefit Plans are in compliance with the applicable provisions of ERISA and the Code;
(ii) with respect to any Benefit Plan subject to Section 412 of the Code, all contributions required to be made under Section 412 of the Code have been timely made, and no such plan has incurred an accumulated funding deficiency, whether or not waived; (iii) each Benefit Plan intended to qualify under Section 401 of the Code, is so qualified; (iv) with respect to all Benefit Plans, there are no investigations or claims pending (other than routine claims for benefits);
(v) there have been no prohibited transactions under the Code or ERISA with respect to any Benefit Plans; (vi) with respect to all Benefit Plans that are welfare plans (as defined in ERISA Section 3(1)), no such plan provides for retiree welfare benefits other than COBRA coverage, and all such plans have complied with the COBRA continuation coverage requirements of Code
Section 4980B; and (vii) the Company has no liability with respect to any plans providing benefits on a voluntary basis with respect to employees employed outside the U.S.

    (d) Except as set forth in SECTION 5.17(D) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not:
(i) entitle any individual to severance pay, (ii) increase or accelerate compensation due to any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

    5.18 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

    (a) Each of the Company and its subsidiaries has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits required in connection with its business and operations and has no reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed, and have made all registrations and given all notifications that are required under Environmental Laws.

    (b) There is no Environmental Claim pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under Environmental Laws.

    (c) The Company and its subsidiaries are in compliance with and have no liability under, Environmental Laws, including, without limitation, all of their Environmental Permits.

    (d) Neither the Company nor any of its subsidiaries has assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

    (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent compliance by the Company or any of its subsidiaries with Environmental Laws, or to result in any liability of the Company or any of its subsidiaries under Environmental Laws.

    (f) No lien has been recorded under Environmental Laws with respect to any property, facility or asset currently owned by the Company or any of its subsidiaries.

    (g) Neither the Company nor any of its subsidiaries has received any notification that Hazardous Materials that any of them or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of has been found at any site at which any person is conducting or plans to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws.

    (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment owned, operated or leased by the Company or any of its subsidiaries.

    (i) No property now or previously owned, operated or leased by the Company or any of its subsidiaries, or any of their respective predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list relating to the Release of Hazardous Materials established under Environmental Laws.

    (j) No underground or above ground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal site containing Hazardous Materials is located at, under or on any property owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective predecessors in interest, nor has any of them been removed from or decommissioned or abandoned at any such property.

    (k) The Company has delivered or otherwise made available for inspection to Hain copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

    For purposes of this Agreement:

        (i) "ENVIRONMENT" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

        (ii) "ENVIRONMENTAL CLAIM" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of Environmental Laws;

        (iii) "ENVIRONMENTAL LAWS" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

        (iv) "HAZARDOUS MATERIALS" means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

        (v) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in or into the Environment; and

        (vi) "ENVIRONMENTAL PERMIT" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws.

    5.19 DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by the Company, in this Article V by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

    5.20 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company Current SEC Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company's balance sheet included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999 and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since
December 31, 1999 that would not individually or in the aggregate have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

    5.21 FINDERS OR BROKERS. Except as set forth in SECTION 5.21 of the Disclosure Schedule, none of the Company, the subsidiaries of the Company, the Board of Directors of the Company or any member of the Board of Directors of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and SECTION 5.21 of the Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

    5.22 RIGHTS AGREEMENT. The Company has taken all action which may be necessary under the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby and thereby shall not cause (i) Hain and/or Hain Subsidiary or their respective affiliates or associates to become an Acquiring Person (as such term is defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Stock Acquisition Date (as such terms are defined in the Rights Agreement) or certain other events (as described in the Rights Agreement) to occur, irrespective of the number of Company Shares acquired pursuant to the Merger or other transactions contemplated by this Agreement.

    5.23 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion (the "COMPANY FAIRNESS OPINION") of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Shares.

    5.24 INSURANCE. The Company carries insurance in such amounts and covering such risks as is reasonable and customary for businesses of the type conducted by the Company.

    5.25 TAX FREE REORGANIZATION. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor, to the Company's knowledge, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    5.26 FULL DISCLOSURE. As of the date hereof and as of the Closing Date, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Closing Date, as of its date and as of the Closing Date will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of the Company. No representation or warranty of the Company contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF HAIN

    Hain represents and warrants to the Company that:

    6.1 ORGANIZATION AND QUALIFICATION. Each of Hain and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Hain and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Hain and its subsidiaries taken as a whole (a "HAIN MATERIAL ADVERSE EFFECT"). Neither Hain nor any of Hain's subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization or by-laws. Hain has delivered to the Company accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of Hain and its subsidiaries.

    6.2 CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of Hain are those listed in SECTION 6.2 of the Disclosure Schedule. Hain is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries and, except as set forth on Section 6.2 of the Disclosure Schedule, all of such shares owned by Hain are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto.

    6.3 CAPITALIZATION. The authorized capital stock of Hain consists of 40,000,000 shares of Hain Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of March 1, 2000, 18,272,703 shares of Common Stock are issued and outstanding, 100,000 shares are issued and held as treasury shares and no shares of preferred stock were issued and outstanding. Except as set forth in SECTION 6.3 of the Disclosure Schedule, all of such issued and outstanding shares are, and any shares of Hain Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in SECTION 6.3 of the Disclosure Schedule, other than the transactions contemplated by this Agreement, neither Hain nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Hain Common Stock, or (b) restricts or affects the voting rights of Hain Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any Hain Common Stock.

    6.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Hain has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Hain and no other corporate proceedings on the part of Hain are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than as contemplated by this Agreement, including with respect to the issuance of shares of Hain Common Stock in the Merger and the change of Hain's corporate name, the approval of the Hain's stockholders pursuant to the DGCL). This Agreement has been duly and validly executed and delivered by Hain and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Hain, enforceable against Hain in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    6.5  NO VIOLATIONS, ETC.

    (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 6.5(b) hereof, except as set forth in SECTION 6.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Hain nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Hain with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hain or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws,
(y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation, to which Hain or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Hain or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Hain Material Adverse Effect or materially impair the consummation of the Merger or other transactions contemplated hereby.

    (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by Hain, Hain Subsidiary or any of Hain's other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Hain of the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger, (iii) the approval of Hain's stockholders pursuant to the DGCL, (iv) filings with The Nasdaq Stock Market, Inc., (v) filings with the SEC and state securities administrators, and (vi) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or other transactions contemplated hereby.

    (c) As of the date hereof, Hain and its subsidiaries are not in violation of or default under (x) their respective certificates or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Hain or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses
(y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or other transactions contemplated hereby.

    6.6 COMMISSION FILINGS; FINANCIAL STATEMENTS. Hain has filed all required forms, reports and documents with the SEC since June 30, 1996, including, in the form filed with the SEC together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "HAIN 10-K"),
(ii) all proxy statements relating to Hain's meetings of stockholders (whether annual or special) held since June 30, 1999 (the "HAIN CURRENT PROXIES"), (iii) its Current Report on Form 8-K dated September 27, 1999 (the "HAIN CURRENT 8-K"),
(iv) its Quarterly Reports on Form 10-Q for the fiscal quarters ended
September 30, 1999 and December 31, 1999 (the "HAIN CURRENT 10-QS") and, together with the Hain 10-K, the Hain Current Proxies and the Hain Current 8-K, the "HAIN CURRENT SEC REPORTS") and (iv) all other reports or registration statements filed by Hain with the SEC since June 30, 1996 (collectively, the "HAIN SEC REPORTS"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Hain and its subsidiaries included or incorporated by reference in such Hain SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Hain and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Hain SEC Report was revised or superseded by a later filed Hain SEC Report, none of the Hain SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Hain has provided to the Company or has otherwise disclosed to the Company all other correspondence sent to or received from the SEC by Hain and its subsidiaries since June 30, 1996 (other than routine cover letters).

    6.7 ABSENCE OF CHANGES OR EVENTS. Except as set forth in the Hain Current SEC Reports, since the date of the Hain 10-K:

    (a) there has been no material adverse change, or any development involving a prospective material adverse change, in the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Hain and its subsidiaries taken as a whole;

    (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of Hain or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by Hain or any of its subsidiaries in respect of their capital stock;

    (c) except in the ordinary course of its business and consistent with past practice neither Hain nor any of its subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

    (d) there has not been any change in accounting methods, principles or practices of Hain or its subsidiaries;

    (e) except in the ordinary course of business and for amounts which are not material, there has not been any revaluation by Hain or any of its subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

    (f) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Hain Material Adverse Effect; and

    (g) there has not been any agreement by Hain or any of its subsidiaries to
(i) do any of the things described in the preceding clauses (a) through
(f) other than as expressly contemplated or provided for in this Agreement or
(ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article VI untrue or incorrect.

    6.8 JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Hain and Hain Subsidiary for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Hain and Hain Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the time of the Company Stockholder Meeting and the Hain Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Hain will promptly inform the Company of the happening of any event prior to the Effective Time which would render such information regarding Hain incorrect in any material respect or require the amendment of the Joint Proxy Statement. The Registration Statement and the Joint Proxy Statement (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    6.9 LITIGATION. Except as set forth in SECTION 6.9 of the Disclosure Schedule or the Hain Current SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Hain or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the other transactions contemplated hereby.

    6.10 PROPERTY AND LEASES. Except as set forth in the Hain Current SEC Reports, Hain and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as set forth in the Hain Current SEC Reports, Hain and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

    6.11 LABOR MATTERS. Each of Hain and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Hain nor any of its subsidiaries is engaged in any unfair labor practice which would have a Hain Material Adverse Effect. There is no labor strike, material slowdown or material stoppage pending (or, to the knowledge of Hain, any labor strike or stoppage threatened) against or affecting Hain or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Hain or any of its subsidiaries who are not currently organized. Except as set forth in Section 6.11 of the Disclosure Schedule or the Hain Current SEC Reports, no employee of Hain or its subsidiaries is represented by a labor union or similar organization and, to Hain's knowledge, there exist no ongoing discussions between the employees of Hain or its subsidiaries and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

    6.12 COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 6.12 of the Disclosure Schedule, neither Hain nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration or the Nutrition Labeling and Education Act of 1990), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the other transactions contemplated hereby; the conduct of the business of each of Hain and its subsidiaries is in conformity with all foreign, federal, state and local requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the other transactions contemplated hereby. Hain and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the other transactions contemplated hereby.

    6.13 BOARD RECOMMENDATION. The Board of Directors of Hain has, by unanimous vote at a meeting of such board duly held on March 2, 2000, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Hain Common Stock as a result of the Merger and the change of Hain's corporate name to The Hain Celestial Group, Inc.), determined that the Merger is fair to the holders of shares of Hain Common Stock, recommended that the stockholders of Hain approve the issuance of shares of Hain Common Stock in the Merger, the change of Hain's corporate name and rescinded any stock repurchase program previously approved by the Hain Board.

    6.14 INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, have a Hain Material Adverse Effect, (i) each of Hain and its subsidiaries has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; none of the rights of Hain and its subsidiaries in or use of such Intellectual Property has been or is currently being or, to the knowledge of Hain, is threatened to be infringed or challenged;
(ii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iii) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed; and (iv) to the knowledge of Hain, Hain and its subsidiaries own or have adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for their operation.

    6.15 TAXES. Except as would not, individually or in the aggregate, have a Hain Material Adverse Effect, (i) Hain and each of its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed for any period (or portion thereof ending on or before the Effective Time), taking into account any extension of time to file granted to or obtained on behalf of Hain and/or its subsidiaries, and each such Tax Return is complete and accurate in all material respects; (ii) Hain and each of its subsidiaries have timely paid or will timely pay all Taxes (as hereinafter defined) due and payable by them through the Effective Time and have made or will make adequate accruals for any Taxes attributable to any taxable period or portion thereof of Hain and/or its subsidiaries ending on or prior to the Effective Time that are not yet due and payable; (iii) all asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by Hain or any of its subsidiaries have been paid or finally settled and no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date); (iv) no deficiency in respect of Taxes has been asserted or assessed against Hain or any of its subsidiaries, and no examination of Hain or any of its subsidiaries is pending or, to the best knowledge of Hain, threatened by any taxing authority; (v) no extension of the period for assessment or collection of any Tax of Hain or its subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of Hain or any of its subsidiaries other than in respect of property taxes that have accrued but are not yet due and payable; (vii) neither Hain nor any of its subsidiaries has made, or is or will be required to make, any adjustment by reason of a change in their accounting methods for any period (or portion thereof) ending on or before the Effective Time; (viii) Hain and its subsidiaries have made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees and from all other amounts paid to third parties; and (ix) Hain has previously made available to the Company true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by Hain and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and
(b) any audit reports issued within the last three years by the IRS or any other taxing authority.

    6.16 DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Hain by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the transactions contemplated hereby.

    6.17 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Hain Current SEC Reports, neither Hain nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on Hain's balance sheet included in Hain's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999 and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1999 that would not individually or in the aggregate have a Hain Material Adverse Effect or materially impair Hain's ability to consummate the Merger or the transactions contemplated hereby.

    6.18 FINDERS OR BROKERS. Except as set forth in SECTION 6.18 of the Disclosure Schedule, none of Hain, the subsidiaries of Hain, the Board of Directors of Hain or any member of the Board of Directors of Hain has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with of the Merger, and SECTION 6.18 of the Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

    6.19 OPINION OF FINANCIAL ADVISOR. Hain has received the opinion (the "HAIN FAIRNESS OPINION") of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that as of such date, the Exchange Ratio is fair from a financial point of view to Hain.

    6.20 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Hain Material Adverse Effect:

    (a) Each of Hain and its subsidiaries has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits required in connection with its business and operations and has no reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed, and have made all registrations and given all notifications that are required under Environmental Laws.

    (b) There is no Environmental Claim pending, or, to the knowledge of Hain, threatened against Hain or any of its subsidiaries under Environmental Laws.

    (c) Hain and its subsidiaries are in compliance with and have no liability under, Environmental Laws, including, without limitation, all of their Environmental Permits.

    (d) Neither Hain nor any of its subsidiaries has assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

    (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent compliance by Hain or any of its subsidiaries with Environmental Laws, or to result in any liability of Hain or any of its subsidiaries under Environmental Laws.

    (f) No lien has been recorded under Environmental Laws with respect to any property, facility or asset currently owned by Hain or any of its subsidiaries.

    (g) Neither Hain nor any of its subsidiaries has received any notification that Hazardous Materials that any of them or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of has been found at any site at which any person is conducting or plans to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws.

    (h) No property now or previously owned, operated or leased by Hain or any of its subsidiaries, or any of their respective predecessors in interest, is
(i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list relating to the Release of Hazardous Materials established under Environmental Laws.

    (i) Hain has delivered or otherwise made available for inspection to the Company copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

    6.21 EMPLOYEE BENEFIT PLANS; ERISA. Neither Hain nor any subsidiary of Hain nor any member of Hain's controlled group under Section 414 of the Code ("HAIN ERISA AFFILIATE") has incurred, or is reasonably likely to incur any material liability under Title IV of ERISA. Neither Hain nor any subsidiary of Hain nor any Hain ERISA Affiliate has incurred any material accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code.

    6.22 INSURANCE. Hain carries insurance in such amounts and covering such risks as is reasonable and customary for businesses of the type conducted by Hain.

    6.23 TAX FREE REORGANIZATION. None of Hain, Hain Subsidiary or any affiliate of Hain has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code. None of Hain, Hain Subsidiary or any affiliate of Hain is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

    6.24 FULL DISCLOSURE. As of the date hereof and as of the Closing Date, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Hain pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Closing Date, as of its date and as of the Closing Date will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of Hain. No representation or warranty of Hain contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                  ARTICLE VII

                             CONDUCT OF BUSINESS OF
                    THE COMPANY AND HAIN PENDING THE MERGER

    7.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by Hain, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to keep intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Hain, which consent shall not be unreasonably withheld or delayed:

    (a) amend its certificate or articles of incorporation or organization or by-laws;

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options and except pursuant to the 1994 Non-Employee Director Compensation Plan pursuant to elections currently in effect);

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

    (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries in the ordinary course of business and consistent with past practices and subclause (i) above; (iii) make any loans, advances or capital contributions to, or investments in, any other person, except loans, advances, capital contributions or investments not to exceed $50,000 in the aggregate; or
(iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries;

    (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) except under the terms of any agreement in existence on the date hereof, any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice;
(iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) except under the terms of any agreement or policy in existence on the date hereof, any of its directors or officers; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; PROVIDED, HOWEVER, that the Company may enter into agreements with its employees in order to provide incentives to such employees to continue to remain as employees of the Company at least through the Effective Time, so long as the aggregate cost to the Company of such agreements shall not exceed $500,000 in the aggregate and PROVIDED, FURTHER, that the Company consults with Hain prior to entering into any such agreements;

    (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts in excess of $50,000 in the aggregate, except agreements, commitments or contracts in the ordinary course of business consistent with past practice;

    (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than in the ordinary course of business) or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

    (h) authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than expenditures that were included in the Company's capital expenditure budget for the current fiscal year, which is attached in Section 7.1 of the Disclosure Schedule;

    (i) make any change in the accounting methods or accounting practices followed by the Company;

    (j) settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting;

    (k) take, cause or permit to be taken any action, whether before or after the Effective Date, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code;

    (l) waive, amend or otherwise alter the Rights Agreement or redeem the Rights, except as contemplated by this Agreement;

    (m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

    (n) agree to do any of the foregoing.

    7.2 CONDUCT OF BUSINESS OF HAIN PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Effective Time, each of Hain and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Hain will not nor will it permit any of its subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

    (a) amend its certificate of incorporation or by-laws except as set forth in this Agreement;

    (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

    (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution or any sale or disposition of a material amount of its assets (other than in the ordinary course of business; or

    (d) take, cause or permit to be taken any action, whether before or after the Effective Date, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the
Code:

    (e) knowingly do any act or omit to do any act that would result in a breach of any representation by Hain set forth in this Agreement; or

    (f) agree to do any of the foregoing.

                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS

    8.1  PREPARATION OF THE REGISTRATION STATEMENT; STOCKHOLDER MEETING.

    (a) As soon as practicable following the date of this Agreement, the Company and Hain shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement shall be included. Each of the Company and Hain shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Joint Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 8.6, and the recommendation of the Board of Directors of Hain in favor of approval of the issuance of Hain Common Stock in the Merger. In addition, the Joint Proxy Statement will include an amendment to Hain's Certificate of Incorporation changing the name of Hain to The Hain Celestial Group, Inc. The Company shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to its stockholders, and Hain shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to its stockholders, in each case as promptly as practicable after the Registration Statement becomes effective.

    (b) The Company and Hain shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Hain shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Hain Common Stock in the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Hain without providing the Company and its counsel the opportunity to review and comment thereon. Hain will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Hain Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Hain, or any of their respective affiliates, officers or directors, should be discovered by the Company or Hain which should be set forth in an amendment or supplement to any of the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Hain.

    (c) The Company shall, as soon as practicable following the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") for the purpose of obtaining the approval and adoption (the "COMPANY STOCKHOLDER APPROVAL") of the stockholders of the Company of this Agreement and the Merger and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement and the Merger; PROVIDED, HOWEVER, that such recommendation is subject to Section 8.6 hereof.

    (d) Hain shall, as soon as practicable following the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "HAIN STOCKHOLDER MEETING") for the purpose of obtaining the approval (the "HAIN STOCKHOLDER APPROVAL") of the stockholders of Hain of the issuance of shares of Hain Common Stock in the Merger and shall, through its Board of Directors, recommend to its stockholders the issuance of shares of Hain Common Stock in the Merger, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of shares of Hain Common Stock in the Merger.

    8.2 LETTERS AND CONSENTS OF THE COMPANY'S ACCOUNTANTS. The Company shall use all commercially reasonable efforts to cause to be delivered to Hain all consents required from the Company's independent accountants necessary to effect the registration of the Hain Common Stock and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

    8.3 LETTERS AND CONSENTS OF HAIN'S ACCOUNTANTS. Hain shall use all commercially reasonable efforts to cause to be delivered to Hain all consents required from its independent accountants necessary to effect the registration of the Hain Common Stock and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

    8.4  ADDITIONAL AGREEMENTS; COOPERATION.

    (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in SECTION 8.4 to the Disclosure Schedule, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Registration Statement and (vii) to fulfill all conditions to this Agreement.

    (b) Each of the Company and Hain will supply each other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between it or its representatives, on the one hand, and the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute.

    8.5 PUBLICITY. The Company and Hain agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

    8.6  NO SOLICITATION.

    (a) The Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party in all material respects than the confidentiality agreement between the Company and Hain dated December 21, 1999 (the "CONFIDENTIALITY AGREEMENT") to, any person who indicates a willingness to make a Superior Proposal (as hereinafter defined). For all purposes of this Agreement, "TAKEOVER PROPOSAL" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, 25% or more of any class of equity securities in, 25% or more of any voting securities of, or 25% or more of the assets of, the Company or any of its Significant Subsidiaries. The Company shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. As used herein, a "SIGNIFICANT SUBSIDIARY" means any subsidiary of the Company that would constitute a "SIGNIFICANT SUBSIDIARY" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

    (b) Except to the extent permitted below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Hain, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the Board of Directors of the Company, to the extent required by its fiduciary obligations and subject to Section 10.2(b) hereof, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) and (ii) nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal. For all purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of the Company determines in good faith (taking into account the advice of any independent financial advisors) to be more favorable to the Company and its stockholders than the Merger (and any revised proposal made by Hain) and for which financing, to the extent required, is then fully committed or reasonably determined to be likely to be available by the Board of Directors of the Company.

    (c) The Company shall notify Hain promptly (but in no event later than the next business day) after receipt by the Company (or its advisors) of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company or its advisors that it is considering making, or has made, a Takeover Proposal. Such notice to shall indicate the identity of the person making the Takeover Proposal, inquiry or contact, and the material terms and conditions of the Takeover Proposal, inquiry or contact.

    8.7  ACCESS TO INFORMATION.

    (a) From the date of this Agreement until the Effective Time, each of the Company and Hain, after reasonable notice, will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries, after reasonable notice, to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request. Notwithstanding the foregoing, nothing in this Section 8.7 shall require either the Company or Hain to provide access or information if withholding such disclosure is reasonably determined by the disclosing party's Board of Directors to be required by fiduciary duties.

    (b) All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement. This provision shall survive any termination of this Agreement.

    8.8 NOTIFICATION OF CERTAIN MATTERS. Prior to the Effective Time, the Company or Hain, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and
(y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or
(y) any material failure of the Company or Hain, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    8.9 RESIGNATION OF DIRECTORS. At or prior to the Effective Time, the Company shall deliver to Hain the resignations of such directors of the Company's subsidiaries as Hain shall specify, effective at the Effective Time.

    8.10 INDEMNIFICATION AND INSURANCE. For a period of ten (10) years after the Effective Time, (a) Hain and the Surviving Corporation shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws of the

Company and each of its subsidiaries and any directors, officers or employees indemnification agreements of the Company and its subsidiaries, (b) for a period of six (6) years after the Effective Time, Hain and the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Hain may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time, and (c) for a period of ten (10) years after the Effective Time, Hain and the Surviving Corporation shall indemnify the directors and officers of the Company to the fullest extent to which Hain or the Surviving Corporation is permitted to indemnify such officers and directors under its certificate of incorporation and by-laws and the DGCL.

    8.11 FEES AND EXPENSES. Subject to Section 10.2, whether or not the Merger is consummated, the Company and Hain shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that Hain shall bear and pay 66.6% and the Company shall bear and pay 33.3% of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees).

    8.12 AFFILIATES AND POOLING AGREEMENTS. The Company shall use commercially reasonable efforts to cause each person who is, at the time this Agreement is submitted for adoption by the stockholders of the Company, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, to deliver to Hain as of the Closing Date, a written agreement substantially in the form attached as EXHIBIT B hereto. Hain agrees that, after the Effective Time, it will not take any action, and will not permit the Surviving Corporation to take any action, that would prohibit Hain from accounting for the Merger as a "pooling of interests."

    8.13 NASDAQ LISTING. Hain shall cause the Hain Common Stock to be issued in connection with the Merger to be approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance, prior to the Closing Date.

    8.14 STOCKHOLDER LITIGATION. Each of the Company and Hain shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Hain, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

    8.15  COMPANY EMPLOYEES.

    (a) From and after the Effective Time, Hain and the Surviving Corporation will honor and assume, in accordance with their terms, all existing written employment agreements between the Company and any officer, director, or employee of the Company. Hain shall treat employment by the Company prior to the Effective Time the same as employment with Hain for purposes of vesting and eligibility under any employment benefit plan of Hain and its subsidiaries, including the Surviving Corporation.

    (b) Hain confirms that it is Hain's intention that, until the first anniversary of the Effective Time, subject to applicable law, Hain and the Surviving Corporation will provide salary and benefits to employees of the Company who continue to be employed by the Company after the Effective Time ("CONTINUING EMPLOYEES") which will, in the aggregate, be substantially equivalent, in the aggregate, to those currently provided by the Company to its employees. Notwithstanding the foregoing, nothing in this Agreement shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any employee benefit plan or arrangement. Hain agrees that any person employed by the Company at the Effective Time whose employment is terminated by the Surviving Corporation on or prior to the first anniversary of the Effective Time shall be provided severance benefits substantially equivalent, in the aggregate, to those currently provided under the Company's severance policies.

    (c) Prior to the Effective Time, unless such action will effect the "pooling of interest" accounting treatment of the Merger, the Company will terminate the Employee Stock Ownership Plan of the Company ("ESOP") and will vest all participants in accordance with the terms of the ESOP. To the extent that shares of Company Common Stock held by the ESOP have not been distributed to participants prior to the Closing Date, such shares shall be converted into Hain Company Stock on the Closing Date in accordance with the provisions of
Article III without further action by any participant. The Company will submit the ESOP to the Internal Revenue Service for a determination of qualification on termination prior to the Closing Date.

    (d) From and after the Effective Time, Hain or the Surviving Corporation will honor and assume, in accordance with its terms, the Company's Employee Stock Purchase Plan ("EMPLOYEE STOCK PURCHASE PLAN"), provided however that Hain and the Surviving Corporation reserve the right in accordance with the terms of the Employee Stock Purchase Plan and to the extent permitted by law, to terminate the Employee Stock Purchase Plan at any time following the Effective Date. Participants in the Employee Stock Purchase Plan who already have Company Common Stock in their share accounts shall be entitled to receive Hain Common Stock in accordance with the provisions of Article III without further action by any participant.

    (e) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Hain or the Surviving Corporation shall assume all of the obligations of the Company under the Company's Incentive and Non-Qualified Stock Option Plan, the Company's 1993 Long-Term Incentive Plan, the Company's 1994 Non-Employee Director Compensation Plan and any other option agreement pursuant to which the Company has issued stock options (collectively, the "STOCK OPTION PLANS"),with the effect that each option to purchase shares of Company Common Stock that is outstanding under the Stock Option Plans immediately prior to the Effective Time shall be assumed by Hain or the Surviving Corporation in such a manner that each such option shall be exercisable on the same terms and conditions as under the applicable Stock Option Plan and shall vest in accordance with the vesting schedule applicable to such option prior to such assumption(taking into account any vesting which may occur as a result of the Merger), except that (i) each such option shall be exercisable for the number of Hain Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such option multiplied by the Exchange Ratio, and (ii) the option price per share of Hain Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such option in effect immediately prior to the Closing Date divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding in the foregoing, after the Effective Time, Hain may, at its option, adopt or amend substitute option plans to provide substantially similar benefits for any of the aforementioned plans.

    (f) From and after the Effective Time, Hain or the Surviving Corporation will honor and assume, in accordance with its terms, the Thrift Plan of the Company ("THRIFT PLAN"), provided however that Hain and the Surviving Corporation reserve the right in accordance with the terms of the Thrift Plan and to the extent permitted by law, to terminate the Thrift Plan, merge the Thrift Plan or transfer assets and liabilities from the thrift Plan to a 401(k) plan sponsored by Hain or an affiliate.

                                   ARTICLE IX

                             CONDITIONS TO CLOSING

    9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVALS. Company Stockholder Approval and Hain Stockholder Approval shall have been obtained.

    (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

    (d) POOLING OF INTERESTS; CONSENTS. The Merger shall qualify for "pooling of interests" accounting treatment, and the Company and Hain shall each have received letters to that effect from each of Ernst & Young LLP, independent auditors for Hain, and Deloitte & Touche LLP, independent auditors for the Company, dated the Closing Date. Hain shall have received all consents required from the independent accountants in connection with the filing of the Registration Statement necessary to effect the registration of the Hain Common Stock.

    (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger.

    (f) NASDAQ LISTING. The shares of Hain Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance.

    (g) CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained; except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on Hain.

    9.2 CONDITIONS TO OBLIGATIONS OF HAIN. The obligation of Hain to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of earlier date, in which case as of such date). The Company shall have delivered to Hain an officer's certificate, in form and substance satisfactory to Hain and its counsel, to the effect of the matters stated in this Section 9.2(a),
Section 9.2(b) and Section 9.2(c).

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Company Current SEC Reports, at any time after September 30, 1999, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

    (d) AFFILIATE LETTERS. Hain shall have received from each affiliate of the Company a written agreement substantially in the form attached as EXHIBIT B hereto as set forth in Section 8.12.

    (e) TAX OPINION. Hain shall have received an opinion of Cahill Gordon & Reindel, counsel to Hain, dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Hain, Hain Subsidiary and the Company will be a party to the reorganization within the meaning of

Section 368(b) of the Code; that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company shares for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

    9.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Hain set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Hain shall have delivered to the Company an officer's certificate, in form and substance satisfactory to the Company and its counsel, to the effect of matters stated in this Section 9.3(a), Section 9.3(b) and
Section 9.3(c).

    (b) PERFORMANCE OF OBLIGATIONS OF HAIN AND HAIN SUBSIDIARY. Hain and Hain Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Hain Current SEC Reports, at any time after June 30, 1999, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Hain and its subsidiaries, taken as a whole.

    (d) TAX OPINION. The Company shall have received an opinion of Bartlit Beck Herman Palenchar & Scott, dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Hain, Hain Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company Shares for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

                                   ARTICLE X

                                  TERMINATION

    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company's stockholders:

    (a) by mutual written consent of the Company and Hain;

    (b) by either the Company or Hain:

        (i) if the Merger shall not have been consummated by December 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) if the Company Stockholder Approval or Hain Stockholder Approval shall not have been obtained at a Company Stockholder Meeting or Hain Stockholder Meeting, as the case may be, duly convened therefor or at any adjournment or postponement thereof; or

        (iii) if any Restraint having any of the effects set forth in
    Section 9.1(c) shall be in effect and shall have become final and nonappealable;

    (c) by Hain, (i) if the Board of Directors of the Company shall withdraw, modify, condition, qualify or otherwise change its recommendation of approval and adoption of this Agreement or the Merger in a manner adverse to Hain or
(ii) if prior to the Company Stockholder Meeting, the Board of

Directors of the Company approves an agreement to effect a Superior Proposal in accordance with Section 8.6(b);

    (d) by Hain, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by the Company of a written notice of such breach from Hain specifying the breach and requesting that it be cured);

    (e) by the Company (i) if the Board of Directors of Hain shall withdraw, modify, condition, qualify or otherwise change its recommendation of approval and adoption of this Agreement and the Merger in a manner adverse to the Company or (ii) if, prior to the Company Stockholder Meeting, the Board of Directors of the Company approves an agreement to effect a Superior Proposal in accordance with Section 8.6(b); and

    (f) by the Company, if Hain shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by Hain of a written notice of such breach from the Company specifying the breach and requesting that it be cured).

    10.2  EFFECT OF TERMINATION.

    (a) The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article X, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in paragraphs (b), (c), (d) or (e) below) or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Hain or the Company might have arising from a breach of this Agreement.

    (b) In the event of a termination of this Agreement (i) by Hain pursuant to
Section 10.1(c) or Section 10.1(d)(if the breach or failure to perform is due to the Company's intentional or bad faith acts) or (ii) by the Company pursuant to
Section 10.1(e)(ii), then the Company shall pay Hain by wire transfer of immediately available funds to an account specified by Hain (i) within two business days of receiving the documentation described below up to $3,000,000 to reimburse Hain for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and
(ii) within two business days of such termination, a fee of $8,000,000 as liquidated damages.

    (c) In the event of a termination of this Agreement by Hain pursuant to Sections 10.1(b)(ii) (in the event Company Stockholder Approval is not obtained) or 10.1(d)(if the breach or failure to perform is due to circumstances other than those set forth in Section 10.2(b)), then the Company shall pay Hain by wire transfer of immediately available funds to an account specified by Hain within two business days of receiving the documentation described below up to $3,000,000 to reimburse Hain for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby; provided in the event that at any time within the twelve months following termination of this Agreement under the circumstances set forth in this
Section 10.2(c), the Company executes a definitive agreement which is consummated within eighteen months with any third party other than Hain relating to a Superior Proposal, than the Company shall within two business days of the date of the execution of such definitive agreement pay Hain by wire transfer of immediately available funds to an account specified by Hain a fee of $8,000,000 as liquidated damages.

    (d) In the event of a termination of this Agreement by the Company pursuant to Section 10.1(e)(i) or Section 10.1(f) (if the breach or failure to perform is due to Hain's intentional or bad faith acts), then Hain shall pay the Company by wire transfer of immediately available funds to an account specified by the Company (i) within two business days of receiving the documentation described below up to $3,000,000 to reimburse the Company for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and (ii) within two business days of such termination, a fee of $8,000,000 as liquidated damages.

    (e) In the event of a termination of this Agreement by the Company pursuant to Sections 10.1(b)(ii) (in the event Hain Stockholder Approval is not obtained) or 10.1(f) (if the breach or failure to perform is due to circumstances other than those set forth in Section 10.2(d)), then Hain shall within two business days of receiving the documentation described below pay the Company by wire transfer of immediately available funds to an account specified by the Company up to $3,000,000 to reimburse the Company for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

    (f) By agreeing to liquidated damages in Sections 10.2(b), (c) and (d), the parties acknowledge that (i) such liquidated damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (ii) such liquidated damages are necessary because actual damages arising from the loss of opportunity would not be determinable with any degree of certainty. If a party fails to promptly pay the liquidated damages due under Sections 10.2(b), (c) and (d), the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such damages were required to be paid.

                                   ARTICLE XI

                                 MISCELLANEOUS

    11.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    11.2  WAIVER.  At any time prior to the Effective Date, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

    11.3  NOTICES.

    (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

    If to Hain or Hain Subsidiary:

       The Hain Food Group, Inc.
       50 Charles Lindbergh Boulevard
       Uniondale, New York 11553
       Facsimile No.: (516) 237-6240
       Attention: President
       with a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005
       Facsimile No.: (212) 269-5420
       Attention: Roger Meltzer, Esq.

    If to the Company:

       Celestial Seasonings, Inc.
       4600 Sleepytime Drive
       Boulder, Colorado 80301-3292
       Facsimile No.: (303) 939-8444
       Attention: Chairman and President

       with a copy to:

       Bartlit Beck Herman Palenchar & Scott
       The Kittredge Building
       511 Sixteenth Street
       Denver, Colorado 80202
       Facsimile No.: (303) 592-3140
       Attention: Thomas R. Stephens, Esq.

    (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

    11.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.5 INTERPRETATION. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. In determining whether a material adverse effect has occurred in connection with the business or prospects of the Company, month to month fluctuations in sales either (i) consistent with historical performance or (ii) resulting from requests relating to the conduct of the Company's business received from Hain after the date hereof but prior to the Effective Time, shall not be deemed to constitute a material adverse effect.

    11.6 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of each of Hain and the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders; and provided further, that this Agreement shall not be amended after the

Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    11.7  NO THIRD PARTY BENEFICIARIES.  Except for the rights set forth under
Section 8.10, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

    11.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

    11.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    11.11 NO RECOURSE AGAINST OTHERS. No director, officer or employee, as such, of Hain, Hain Subsidiary or the Company or any of their respective subsidiaries shall have any liability for any obligations of Hain, Hain Subsidiary or the Company, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

    11.12 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                                       THE HAIN FOOD GROUP, INC.

                                                       By:  /s/ IRWIN D. SIMON
                                                            -----------------------------------------
                                                            Name: Irwin D. Simon
                                                            Title: Chairman of the Board, President
                                                            and Chief Executive Officer

                                                       CELESTIAL SEASONINGS, INC.

                                                       By:  /s/ MO SIEGEL
                                                            -----------------------------------------
                                                            Name: Mo Siegel
                                                            Title: Chairman of the Board

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CELESTIAL SEASONINGS, INC.

    1. NAME. The name of the corporation is Celestial Seasonings, Inc. (the "Company").

    2. REGISTERED OFFICE. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    3. PURPOSES. The purpose for which the Company is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

    4. CAPITAL STOCK. The Company is authorized to issue one class of stock which is designated Common Stock. The total number of shares of Common Stock which the Company shall have authority to issue is: 100 shares of Common Stock, par value of $.01 per share.

    5.  EXISTENCE.  The Company is to have perpetual existence.

    6. BY-LAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, alter or repeal the by-laws of the Company.

    7. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the by-laws of the Company shall so provide.

    8. MEETINGS; CORPORATE BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Company may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Company.

    9. AMENDMENT AND/OR REPEAL OF CERTIFICATE. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    10. DIRECTOR'S LIABILITY. No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which such director derived an improper personal benefit.

                                                                       EXHIBIT B

                       [FORM OF COMPANY AFFILIATE LETTER]

Ladies and Gentlemen:

    I have been advised that I may be considered to be an "affiliate" of Celestial Seasonings, Inc. (the "Company") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and for purposes of generally accepted accounting principles as such term relates to pooling of interests accounting treatment for certain business combinations or the Securities and Exchange Commission's Staff Accounting Bulletin No. 65.

    The Hain Food Group, Inc. ("Hain") and the Company have entered into an Agreement and Plan of Merger dated as of March 5, 2000 (the "Merger Agreement"). Upon consummation of the transactions contemplated by the Merger Agreement (the "Merger"), I will receive shares of capital stock of Hain for all of the shares of capital stock of the Company owned by me or as to which I may be deemed a
beneficial owner. I own       shares of common stock of the Company. Such shares
(including the rights attached thereto) will be converted in the Merger into shares of common stock of Hain as described in the Merger Agreement. The shares of Company capital stock and Hain capital stock owned by me or as to which I may deem to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the "Pre-Merger Stock" and the shares of Hain capital stock received by me in the Merger are hereinafter collectively referred to as the "Exchange Stock." This agreement is hereinafter referred to as the "Letter Agreement."

    I represent and warrant to, and agree with, the Company and Hain that:

        A. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

        B. The shares of common stock of Hain that I shall receive in exchange for my shares of common stock of the Company are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act.

        C. I agree with you not to dispose of any such shares of common stock of Hain in any manner that would violate Rule 145.

        I further agree with you that the certificate or certificates representing such shares of common stock of Hain may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

        D. I understand that stop transfer instructions will be given to the Company, Hain and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.

        E. Notwithstanding the foregoing and any other agreements on my part in connection with the Pre-Merger Stock and the Exchange Stock, I hereby agree
    (i) that I will not sell or otherwise reduce my risk relative to any shares of Pre-Merger Stock during the period of thirty days prior to the effective date of Merger and (ii) that I will not sell or otherwise reduce my risk relative to any shares of Exchange Stock until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger so as to ensure that the Merger qualified as a pooling of interests for accounting purposes.

    It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

    The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree, in the event that any shares may be disposed of in accordance with the provisions of paragraph E above, to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of this agreement (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about Hain, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

    This Letter Agreement shall be binding on my heirs, legal representatives and successors.

                                          Very truly yours,

                                          --------------------------------------
                                                  [Name of Stockholder]

                                          By:
 ------------------------------------------------------------------------------*
                                          Name:
                                          Title:

*   To be completed if the stockholder is an entity other than an individual

                                                                         ANNEX B

                                VOTING AGREEMENT

    VOTING AGREEMENT made this 5th day of March, 2000 (the "AGREEMENT"), between Irwin D. Simon (the "STOCKHOLDER"), in his capacity as a stockholder of The Hain Food Group, Inc., a Delaware corporation (the "COMPANY"), and Celestial Seasonings, Inc., a Delaware corporation ("CELESTIAL").

                                R E C I T A L S

    Concurrently with the execution of this Agreement, Celestial and the Company have entered into a Merger Agreement dated as of the date of this Agreement (the "MERGER AGREEMENT") pursuant to which a subsidiary of the Company to be formed will merge with and into Celestial (the "MERGER"). The transactions contemplated by the Merger Agreement are collectively referred to as the "TRANSACTIONS."

    In order to induce Celestial to enter into the Merger Agreement with the Company, Celestial has requested, and the Stockholder has agreed, that the Stockholder enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                VOTING AGREEMENT

    The Stockholder hereby agrees with Celestial as follows:

    SECTION 1.1. VOTING OF SHARES. (a) At any meeting of the stockholders of the Company, however called, at every adjournment of any such meeting, and in connection with any written consent of the stockholders of the Company, the Stockholder will cause all of his Shares to be voted, during the term of this Agreement, in favor of (i) the Merger and the approval and adoption of the Merger Agreement, and (ii) all other Transactions as to which stockholders of the Company are called upon to vote.

    For purposes of this Agreement, (i) "PERSON" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, and (ii) "SHARES" shall mean any and all shares of capital stock of the Company which are entitled to vote in any election of the board of directors of the Company now owned and/or subsequently acquired by the Stockholder through purchase, gift, stock splits, stock dividends and the exercise of stock options.

    (b) The Stockholder agrees that during the term of this Agreement, the Stockholder shall attend or otherwise participate in all duly called stockholder meetings and any adjournments of such meetings and in all actions by written consent of stockholders in which the Merger or any Transaction is being considered.

    (c) The parties hereto agree and acknowledge that nothing in this Article I or any other part of this Agreement shall be construed as requiring the Stockholder to propose, endorse, approve or recommend the Merger Agreement or the transactions contemplated thereby in the Stockholder's capacity as a director of the Company in any manner inconsistent with his fiduciary duties as director.

    SECTION 1.2.  NO PROXIES OR ENCUMBRANCES. The Stockholder shall not
(i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the

Shares in a manner which would be inconsistent with the provisions of this Agreement, (ii) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of his Shares or any interest therein except (A) for Permitted Transfers to Permitted Transferees (as such terms are defined below) or (B) any other disposition by the Stockholder of up to 100,000 of his Shares in the aggregate or (iii) seek or solicit any of the foregoing. For purposes of this Agreement, (i) "PERMITTED TRANSFEREE" means any Person controlled, directly or indirectly, by Stockholder, Stockholder's spouse and children, and any trust for the benefit of Stockholder, Stockholder's spouse or children, and (ii) each transfer to a Permitted Transferee shall constitute a "PERMITTED TRANSFER" only if it is a:

    (i) transfer to a Permitted Transferee and, in the case of a Permitted Transferee, transfer to the Stockholder or to other Permitted Transferees of Stockholder; PROVIDED that, any such Permitted Transferee shall enter into a supplement to this Agreement, consented to in writing by Celestial, agreeing to be bound by the terms of this Agreement; or

    (ii) pledge to a bank or securities firm of Stockholder's Shares securing a bona fide loan; PROVIDED that the pledge agreement with the pledgee shall provide that the Stockholder shall continue at all times to have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to such pledged Shares; and PROVIDED FURTHER that any pledge agreement that Stockholder enters into shall provide that the pledgee shall give written notice to Celestial at least 10 days prior to the date such pledgee takes any action to exercise any remedies with respect to such Shares;

    PROVIDED that no such transfer is in violation of applicable federal or state securities laws.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

    The Stockholder represents and warrants to Celestial as follows:

    SECTION 2.1. VALID TITLE. The Stockholder is the true and lawful owner of 100% of the Shares set forth next on the signature page to this Agreement, with full power to vote and dispose of such Shares, and there are no restrictions on the Stockholder's voting rights or rights of disposition pertaining to such Shares which would be inconsistent with this Agreement or interfere with Stockholder's performance of this Agreement.

    SECTION 2.2. NON-CONTRAVENTION. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of the Stockholder or to a loss of any material benefit of the Stockholder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder.

    SECTION 2.3. AUTHORIZATION. The execution, delivery and performance by the Stockholder of this Agreement are within the Stockholder's powers and have been duly authorized by all necessary actions.

    SECTION 2.4. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

    SECTION 2.5. NO OTHER SHARES. The number of Shares set forth on the signature page to this Agreement are the only Shares owned by the Stockholder.

                                   ARTICLE 3
                                 MISCELLANEOUS

    SECTION 3.1. NOTICES. All notices, requests and other communications to any party hereunder shall be deemed to have been duly given when delivered in person, by telegram, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature pages hereto.

    SECTION 3.2. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 3.3. TERMINATION. This Agreement shall automatically terminate upon termination of the Merger Agreement in accordance with its terms.

    SECTION 3.4. SEVERABILITY. If any provision of this Agreement or the application of such provision to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

    SECTION 3.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

    SECTION 3.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (and, in the case of the Stockholder, the heirs and executors of the Stockholder); provided that, except as permitted by
Section 1.2 or by will or intestacy, no party may assign, delegate or otherwise transfer all or any of his or its rights or obligations under this Agreement without the consent of the other party hereto.

    SECTION 3.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts (or signature pages) hereof signed by all of the other parties.

    SECTION 3.8. GOVERNING LAW; SPECIFIC PERFORMANCE. The terms of this Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws). Each of the parties acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

    SECTION 3.9. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    SECTION 3.10. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to its Shares and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

    SECTION 3.11. NO REVOCATION. The voting agreements contained herein are coupled with an interest and may not be revoked prior to termination of this Agreement in accordance with Section 3.3, except by written consent of Celestial.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the day and year first above written.

                                                          CELESTIAL SEASONINGS, INC.

                                                          By:  /s/ MO SIEGEL
                                                               ---------------------------------------
                                                               Its: Chairman of the Board

                                                          Address: 4600 Sleeptime Drive
                                                                  Boulder, CO 80301-3292

                                                          STOCKHOLDER:

                                                               /s/ IRWIN D. SIMON
                                                               ---------------------------------------
                                                               Irwin D. Simon

                                                          Number of Shares Owned: 705,378

                                                          Address: 50 Charles Lindbergh Boulevard,
                                                                  Uniondale, New York 11553

                                                                         ANNEX C

                                VOTING AGREEMENT

    VOTING AGREEMENT made this 5th day of March, 2000 (the "AGREEMENT"), between Mo Siegel (the "STOCKHOLDER"), in his capacity as a stockholder of Celestial Seasonings, Inc., a Delaware corporation (the "COMPANY"), and The Hain Food Group, Inc., a Delaware corporation ("HAIN").

                                R E C I T A L S

    Concurrently with the execution of this Agreement, Hain and the Company have entered into a Merger Agreement dated as of the date of this Agreement (the "MERGER AGREEMENT") pursuant to which a subsidiary of Hain to be formed will merge with and into the Company (the "MERGER"). The transactions contemplated by the Merger Agreement are collectively referred to as the "TRANSACTIONS."

    In order to induce Hain to enter into the Merger Agreement with the Company, Hain has requested, and the Stockholder has agreed, that the Stockholder enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                VOTING AGREEMENT

    The Stockholder hereby agrees with Hain as follows:

    SECTION 1.1. VOTING OF SHARES. (a) At any meeting of the stockholders of the Company, however called, at every adjournment of any such meeting, and in connection with any written consent of the stockholders of the Company, the Stockholder will cause all of his Shares to be voted, during the term of this Agreement, in favor of (i) the Merger and the approval and adoption of the Merger Agreement, and (ii) all other Transactions as to which stockholders of the Company are called upon to vote.

    For purposes of this Agreement, (i) "PERSON" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, and (ii) "SHARES" shall mean any and all shares of capital stock of the Company which are entitled to vote in any election of the board of directors of the Company now owned and/or subsequently acquired by the Stockholder through purchase, gift, stock splits, stock dividends and the exercise of stock options.

    (b) The Stockholder agrees that during the term of this Agreement, the Stockholder shall attend or otherwise participate in all duly called stockholder meetings and any adjournments of such meetings and in all actions by written consent of stockholders in which the Merger or any Transaction is being considered.

    (c) The parties hereto agree and acknowledge that nothing in this Article I or any other part of this Agreement shall be construed as requiring the Stockholder to propose, endorse, approve or recommend the Merger Agreement or the transactions contemplated thereby in the Stockholder's capacity as a director of the Company in any manner inconsistent with his fiduciary duties as director.

    SECTION 1.2.  NO PROXIES OR ENCUMBRANCES.  The Stockholder shall not
(i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares in a manner which would be inconsistent with the provisions of this Agreement, (ii) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of his Shares or any interest therein except for Permitted Transfers to Permitted Transferees (as such terms are defined below) or (iii) seek or solicit any of the foregoing. For purposes of this Agreement, (i) "PERMITTED TRANSFEREE" means any Person controlled, directly or indirectly, by Stockholder, Stockholder's spouse and children, and any trust for the benefit of Stockholder, Stockholder's spouse or children, and (ii) each transfer to a Permitted Transferee shall constitute a "PERMITTED TRANSFER" only if it is a:

        (i) transfer to a Permitted Transferee and, in the case of a Permitted Transferee, transfer to the Stockholder or to other Permitted Transferees of Stockholder; PROVIDED that, any such Permitted Transferee shall enter into a supplement to this Agreement, consented to in writing by Hain, agreeing to be bound by the terms of this Agreement; or

        (ii) pledge to a bank or securities firm of Stockholder's Shares securing a bona fide loan; PROVIDED that the pledge agreement with the pledgee shall provide that the Stockholder shall continue at all times to have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to such pledged Shares; and PROVIDED FURTHER that any pledge agreement that Stockholder enters into shall provide that the pledgee shall give written notice to Hain at least 10 days prior to the date such pledgee takes any action to exercise any remedies with respect to such Shares;

PROVIDED that no such transfer is in violation of applicable federal or state securities laws.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

    The Stockholder represents and warrants to Hain as follows:

    SECTION 2.1. VALID TITLE. The Stockholder is the true and lawful owner of 100% of the Shares set forth next on the signature page to this Agreement, with full power to vote and dispose of such Shares, and there are no restrictions on the Stockholder's voting rights or rights of disposition pertaining to such Shares which would be inconsistent with this Agreement or interfere with Stockholder's performance of this Agreement.

    SECTION 2.2. NON-CONTRAVENTION. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of the Stockholder or to a loss of any material benefit of the Stockholder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder.

    SECTION 2.3. AUTHORIZATION. The execution, delivery and performance by the Stockholder of this Agreement are within the Stockholder's powers and have been duly authorized by all necessary actions.

    SECTION 2.4. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

    SECTION 2.5. NO OTHER SHARES. The number of Shares set forth on the signature page to this Agreement are the only Shares owned by the Stockholder.

                                   ARTICLE 3

                                 MISCELLANEOUS

    SECTION 3.1. NOTICES. All notices, requests and other communications to any party hereunder shall be deemed to have been duly given when delivered in person, by telegram, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature pages hereto.

    SECTION 3.2. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 3.3. TERMINATION. This Agreement shall automatically terminate upon termination of the Merger Agreement in accordance with its terms.

    SECTION 3.4. SEVERABILITY. If any provision of this Agreement or the application of such provision to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

    SECTION 3.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

    SECTION 3.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (and, in the case of the Stockholder, the heirs and executors of the Stockholder); provided that, except as permitted by
Section 1.2 or by will or intestacy, no party may assign, delegate or otherwise transfer all or any of his or its rights or obligations under this Agreement without the consent of the other party hereto.

    SECTION 3.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts (or signature pages) hereof signed by all of the other parties.

    SECTION 3.8. GOVERNING LAW; SPECIFIC PERFORMANCE. The terms of this Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws). Each of the parties acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

    SECTION 3.9. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    SECTION 3.10. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to its Shares and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

    SECTION 3.11. NO REVOCATION. The voting agreements contained herein are coupled with an interest and may not be revoked prior to termination of this Agreement in accordance with Section 3.3, except by written consent of Hain.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the day and year first above written.

                                                          THE HAIN FOOD GROUP, INC.

                                                          By:  /s/ IRWIN D. SIMON
                                                               ---------------------------------------
                                                          Its: Chairman of the Board, President and
                                                          Chief Executive Officer

                                                          Address: 50 Charles Lindbergh Boulevard,
                                                                  Uniondale, New York 11553

                                                          STOCKHOLDER:

                                                               /s/ MO SIEGEL
                                                               ---------------------------------------
                                                               Mo Siegel

                                                          Number of Shares Owned: 243,728*
                                                          *Includes 733 ESOP shares

                                                          Address: 1919 14th Street
                                                                  Suite 609
                                                                  Boulder, CO 80302-5325

                                                                         ANNEX D

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

March 5, 2000

The Hain Food Group, Inc.
50 Charles Lindbergh Blvd.
Uniondale, NY 11553

    Attention: Board of Directors

Ladies and Gentlemen:

    We understand that The Hain Food Group, Inc. ("Hain") and Celestial Seasonings, Inc. ("Celestial") intend to enter into an Agreement and Plan of Merger to be dated March 5, 2000 (the "Agreement") pursuant to which a newly formed, wholly owned subsidiary of Hain would be merged with and into Celestial (the "Transaction"). Pursuant to the Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of Celestial (the "Celestial Common Stock") will be converted into the right to receive 1.265 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Hain (the "Hain Common Stock" and, together with the Celestial Common Stock, the "Common Stock"). You have provided us with a draft of the Agreement dated March 5, 2000.

    You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Hain.

    In the course of performing our review and analyses for rendering this opinion, we have:

    - reviewed a draft of the Agreement dated March 5, 2000;

    - reviewed Hain's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 through 1999, and its Quarterly Reports on Form 10-Q for the periods ended September 30 and December 31, 1999;

    - reviewed certain operating and financial information, including financial forecasts, provided to or discussed with us by Hain's management relating to Hain's business and prospects;

    - reviewed certain estimates of cost savings and other combination benefits anticipated to result from the Transaction, prepared by and provided to or discussed with us by Hain's management;

    - met with certain members of Hain's senior management to discuss Hain's business, operations, historical and projected financial results and future prospects;

    - reviewed Celestial's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 through 1999, and its Quarterly Report on Form 10-Q for the period ended December 31, 1999;

    - reviewed certain operating and financial information, including financial forecasts, provided to or discussed with us by Celestial's management relating to Celestial's business and prospects;

    - met with certain members of Celestial's senior management to discuss Celestial's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of the Common Stock;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Hain and Celestial or otherwise relevant to our analysis;

    - reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Celestial and the Transaction or otherwise relevant to our analysis;

    - considered such other information and conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial forecasts and synergy estimates, provided to us by Hain and Celestial. With respect to Hain's and Celestial's projected financial results and the potential synergies that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Hain and Celestial as to the expected future performance of Hain and Celestial, respectively. We have not assumed any responsibility for the independent verification of any such information or of the financial forecasts and synergy estimates provided to us, and we have further relied upon the assurances of the senior managements of Hain and Celestial that they are unaware of any facts that would make the information, financial forecasts and synergy estimates provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hain or Celestial, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transaction: (i) will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) will be accounted for as a pooling-of-interests in accordance with U.S. GAAP. We also assume that the Transaction will be consummated in accordance with the terms described in the Agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would be material to our analysis. Representatives of Hain have advised us, and therefore we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

    We do not express any opinion as to the price or range of prices at which the Common Stock may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which Hain Common Stock may trade subsequent to the consummation of the Transaction.

    We have acted as a financial advisor to Hain in connection with the Transaction and will receive a customary fee for such services, including the rendering of this opinion, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Hain to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the securities of Hain or Celestial for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of Hain and does not constitute a recommendation to the Board of Directors of Hain or any holders of Hain Common Stock as to how to vote in connection with the Transaction. This opinion does not address Hain's underlying business decision to pursue the Transaction. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Hain Common Stock in connection with the Transaction.

    Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as they exist and can be evaluated as of the date hereof. With your consent, we have no obligation, and do not intend, to update or revise this letter after the date hereof.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Hain.

Very truly yours,

/s/ BEAR, STEARNS & CO. INC.
---------------------------------------------------------
BEAR, STEARNS & CO. INC.

                                                                         ANNEX E

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000

March 5, 2000

Board of Directors
Celestial Seasonings, Inc.
4600 Sleepytime Drive
Boulder, CO 80301

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company Shares"), of Celestial Seasonings, Inc. (the "Company") of the exchange ratio of 1.265 shares of Common Stock, par value $0.01 per share (the "Hain Shares"), of The Hain Food Group, Inc. ("Hain") to be received for each Company Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of March 5, 2000, by and between Hain and the Company (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisition, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Hain for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to Hain and its subsidiaries in the future.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Hain for the five fiscal years ended September 30, 1999 and June 30, 1999, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Hain; certain other communications from the Company and Hain to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Hain prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Hain to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior managements of the Company and Hain regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and the Hain Shares, compared certain financial and stock market information for the Company and Hain with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of Hain and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Hain. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Hain or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares.

Very truly yours,

                                                                         ANNEX F

                         THE HAIN CELESTIAL GROUP, INC.
                              AMENDED AND RESTATED
                 1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN

--------------------------------------------------------------------------------

                         THE HAIN CELESTIAL GROUP, INC.

                              AMENDED AND RESTATED
                 1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN

SECTION                                                                     PAGE
-------                                                                     ----
1.       Purposes.........................................................     1

2.       Definitions......................................................     1

3.       Administration...................................................     2

         (a)  Authority of the Committee..................................     2
         (b)  Manner of Exercise of Committee Authority...................     3
         (c)  Limitation of Liability.....................................     3

4.       Shares Subject to the Plan.......................................     4

5.       Specific Terms of Awards.........................................     4

         (a)  General.....................................................     4
         (b)  Options.....................................................     5
         (c)  SARs........................................................     5
         (d)  Restricted Shares...........................................     5
         (e)  Restricted Share Units......................................     6
         (f)  Performance Shares and Performance Units....................     6
         (g)  Dividend Equivalents........................................     7
         (h)  Other Share-Based Awards....................................     7

6.       Certain Provisions Applicable to Awards..........................     8

         (a)  Stand-Alone, Additional, Tandem and Substitute Awards.......     8
         (b)  Terms of Awards.............................................     8
         (c)  Form of Payment Under Awards................................     8
         (d)  Nontransferability..........................................     8

7.       General Provisions...............................................     8

         (a)  Compliance with Legal and Trading Requirements..............     8
         (b)  No Right to Continued Employment or Service.................     9
         (c)  Taxes.......................................................     9
         (d)  Changes to the Plan and Awards..............................     9
         (e)  No Rights to Awards; No Shareholder Rights..................     9
         (f)  Unfunded Status of Awards...................................     9
         (g)  Nonexclusivity of the Plan..................................     9
         (h)  Not Compensation for Benefit Plans..........................     9
         (i)  No Fractional Shares........................................    10
         (j)  Governing Law...............................................    10
         (k)  Effective Date; Plan Termination............................    10
         (l)  Titles and Headings.........................................    10

                         THE HAIN CELESTIAL GROUP, INC.

                              AMENDED AND RESTATED
                 1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN

    1. PURPOSES. The purposes of the 1994 Long Term Incentive and Stock Award Plan are to advance the interests of The Hain Celestial Group, Inc. and its stockholders by providing a means to attract, retain, and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

    2. DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

    (a) "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

    (b) "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Employee under the Plan.

    (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

    (d) "Beneficiary" means the person, persons, trust or trusts which have been designated by an Eligible Employee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Employee, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

    (e) "Board" means the Board of Directors of the Company.

    (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

    (g) "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; PROVIDED, HOWEVER, that the Committee shall consist of two or more directors of the Company, each of whom is a "non-employee person" within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an "outside director" within the meaning of Section 162(m) of the Code, to the extent applicable.

    (h) "Company" means The Hain Celestial Group, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

    (i) "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

    (j) "Eligible Employee" means an employee of the Company or its Subsidiaries and Affiliates, including any director who is an employee, who is responsible for or contributes to the management, growth and/or profitability of the business of the Company, its Subsidiaries or Affiliates.

    (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

    (l) "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares as of any given date prior to the existence of a public market for the Company's Shares shall mean the Company's book value. Thereafter, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded).

    (m) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

    (n) "NQSO" means any Option that is not an ISO.

    (o) "Option" means a right, granted under Section 5(b) or Section 7, to purchase Shares.

    (p) "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

    (q) "Participant" means an Eligible Employee who has been granted an Award under the Plan.

    (r) "Performance Share" means a performance share granted under
Section 5(f).

    (s) "Performance Unit" means a performance unit granted under Section 5(f).

    (t) "Plan" means this 1994 Long Term Incentive and Stock Award Plan.

    (u)"Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

    (v) "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

    (w) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

    (x) "SAR" or "Share Appreciation Right" means the right, granted under
Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

    (y) "Shares" means common stock, $.01 par value per share, of the Company.

    (z) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

    3.  ADMINISTRATION.

    (a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

        (i) to select Eligible Employees to whom Awards may be granted;

        (ii) to designate Affiliates;

        (iii) to determine the type or types of Awards to be granted to each Eligible Employee;

        (iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

        (v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

        (vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Employee;

        (vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Employee;

        (viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

        (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

        (x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

    (b) MANNER OF EXERCISE OF COMMITTEE AUTHORITY. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Employees, any person claiming any rights under the Plan from or through any Eligible Employee, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

    (c) LIMITATION OF LIABILITY. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

    4.  SHARES SUBJECT TO THE PLAN.

    (a) Subject to adjustment as hereinafter provided, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 6,400,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, cancelled, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan; PROVIDED, HOWEVER, that in the case of forfeiture, cancellation, exchange or surrender of Restricted Shares or Restricted Share Units with respect to which dividends or Dividend Equivalents have been paid or accrued, such number of Shares shall not be available for Awards unless, in the case of Shares with respect to which dividends or Dividend Equivalents were accrued but unpaid, such dividends and Dividend Equivalents are also forfeited, cancelled, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised.

    (b) Subject to adjustment as provided in Section 4(d) hereof, the maximum number of Shares with respect to which Options or SARs may be granted during a calendar year to any Eligible Employee under this Plan shall be 500,000 Shares.

    (c) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

    (d) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued under the Plan, (ii) the number and kind of Shares issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; PROVIDED, HOWEVER, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.

    5.  SPECIFIC TERMS OF AWARDS.

    (a) GENERAL. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Eligible Employee.

    (b) OPTIONS. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Employees on the following terms and conditions:

        (i) EXERCISE PRICE. The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

        (ii) TIME AND METHOD OF EXERCISE. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Employees.

        (iii) ISOS. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the effective date of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

    (c) SARS. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Employees on the following terms and conditions:

        (i) RIGHT TO PAYMENT. An SAR shall confer on the Eligible Employee to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, including, in the Committee's discretion, one related to an ISO, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price of the SAR as determined by the Committee as of the date of grant of the SAR (or, in the case of an SAR granted in tandem with an option, shall be equal to the exercise price of the underlying option).

        (ii) OTHER TERMS. The Committee shall determine, at the time of grant or thereafter, the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Employees, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, an SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

    (d) RESTRICTED SHARES. The Committee is authorized to grant Restricted Shares to Eligible Employees on the following terms and conditions:

        (i) ISSUANCE AND RESTRICTIONS. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Employee granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

        (ii) FORFEITURE. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; PROVIDED, HOWEVER, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

        (iii) CERTIFICATES FOR SHARES. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Employee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

        (iv) DIVIDENDS. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

    (e) RESTRICTED SHARE UNITS. The Committee is authorized to grant Restricted Share Units to Eligible Employees, subject to the following terms and conditions:

        (i) AWARD AND RESTRICTIONS. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Employee). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

        (ii) FORFEITURE. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; PROVIDED, HOWEVER, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

    (f) PERFORMANCE SHARES AND PERFORMANCE UNITS. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Employees on the following terms and conditions:

        (i) PERFORMANCE PERIOD. The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Employee to Eligible Employee and shall be based upon such performance criteria as the Committee may deem appropriate. Performance Periods may overlap and Eligible Employees may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

        (ii) AWARD VALUE. At the beginning of a Performance Period, the Committee shall determine for each Eligible Employee or group of Eligible Employees with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Employee as an Award if the relevant measure of Company performance for the Performance Period is met.

        (iii) SIGNIFICANT EVENTS. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; PROVIDED, HOWEVER, that in no event shall any provision of the Plan be construed as granting to the Committee any discretion to increase the amount of compensation payable under any Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder, and the Committee shall have no such discretion notwithstanding any provision of the Plan to the contrary.

        (iv) FORFEITURE. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; PROVIDED, HOWEVER, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

        (v) PAYMENT. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in annual installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

    (g) DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Eligible Employees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

    (h) OTHER SHARE-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this
Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

    6.  CERTAIN PROVISIONS APPLICABLE TO AWARDS.

    (a) STAND-ALONE, ADDITIONAL, TANDEM AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Employees either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Employee to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

    (b) TERMS OF AWARDS. The term of each Award granted to an Eligible Employee shall be for such period as may be determined by the Committee; PROVIDED, HOWEVER, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

    (c) FORM OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

    (d) NONTRANSFERABILITY. Unless otherwise set forth by the Committee in an Award Agreement, Awards (except for vested shares) shall not be transferable by an Eligible Employee except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Employee only by such Eligible Employee or his guardian or legal representative. An Eligible Employee's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Employees' creditors.

    7.  GENERAL PROVISIONS.

    (a) COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable U.S. federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any U.S. state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under U.S. federal or state law.

    (b) NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

    (c) TAXES. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Employee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Employee's tax obligations.

    (d) CHANGES TO THE PLAN AND AWARDS. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required under
Section 422 of the Code or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; PROVIDED, HOWEVER, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; PROVIDED, HOWEVER, that, without the consent of an affected Eligible Employee, no such amendment, alteration, suspension, discontinuation, or termination of any Award may impair or adversely affect the rights of such Eligible Employee under such Award.

    (e) NO RIGHTS TO AWARDS; NO SHAREHOLDER RIGHTS. No Eligible Employee or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Employees and employees. No Award shall confer on any Eligible Employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Employee in accordance with the terms of the Award.

    (f) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; PROVIDED, HOWEVER, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

    (g) NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

    (h) NOT COMPENSATION FOR BENEFIT PLANS. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

    (i) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

    (j) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

    (k) EFFECTIVE DATE; PLAN TERMINATION. The Plan shall become effective as of October 3, 1994 (the "Effective Date") upon approval by the affirmative votes of the holders of a majority of voting securities of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date, or, if earlier, at such time as no Shares remain available for issuance pursuant to Section 4 and the Company has no further obligations with respect to any Award granted under the Plan.

    (l) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                                         ANNEX G

                         THE HAIN CELESTIAL GROUP, INC.
                        2000 DIRECTORS STOCK OPTION PLAN

    1. PURPOSE. The purpose of this Plan is to advance the interests of The Hain Celestial Group, Inc., a Delaware corporation, by providing an additional incentive to attract and retain nonemployee directors through the encouragement of stock ownership in the Company by such persons.

    2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

    (a) "Annual Meeting Date" shall mean the date of the annual meeting of the Company's shareholders at which the Directors are elected.

    (b) "Board" shall mean the Company's Board of Directors.

    (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (d) "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

    (e) "Company" shall refer to The Hain Celestial Group, Inc., a Delaware corporation.

    (f) "Director" shall mean a member of the Board.

    (g) "Eligible Director" means any person who is a member of the Board and who is not an employee, full time or part time, of the Company or a Subsidiary.

    (h) "Fair Market Value" of a share of Common Stock on any day means: (i) if the principal market for the Common Stock is a national securities exchange or the Nasdaq National Market System, the closing sales price of the Common Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Stock on such day as quoted on such system, or (iii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the highest bid and lowest asked prices for the Common Stock on such day as reported by the National Quotation Bureau, Inc.

    (i) "Initial Grant Date" means the date on which a person is first elected as a member of the Board, or, in the case of persons who were members of the Board as of the date of the adoption of this Plan.

    (j) "Option" shall mean any stock option granted under this Plan.

    (k) "Option Agreement" means the agreement between the Company and the Optionee to evidence the grant of an Option.

    (l) "Optionee" shall mean a person to whom a stock option is granted under this plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

    (m) "Plan" shall mean this Directors Stock Option Plan for the Company.

    (n) "Share(s)" shall mean a share or shares of the Common Stock.

    (o) "Subsidiary" means (i) any corporation of which the securities have a majority of the ordinary voting power in electing the Board (other than as a result of a default) are owned, at the time as of which any determination is being made, by the Company either directly or through one or more Subsidiaries,
(ii) a partnership in which the Company or a Subsidiary of the Company is, at the time as of which any determination is being made, a general partner or
(iii) any other Person (other than a corporation or a partnership) in which the Company either directly or through one or more Subsidiaries, at the time as of which any determination is being made, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

    3. SHARES AND OPTIONS. Subject to Section 9 of this Plan, there shall be reserved for issuance pursuant to the Plan an aggregate of up to 750,000 Shares from authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or other transactions. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, such Shares shall be available for future grants under the Plan.

    4.  GRANTS OF OPTIONS.

    (a) Initial Grant. On the Initial Grant Date, each Eligible Director shall automatically be granted an Option to purchase 15,000 Shares.

    (b) Annual Grant. Each Eligible Director shall upon re-election, automatically receive an annual grant of an Option to purchase 7,500 Shares on each Annual Meeting Date subsequent to his election as a director of the Company.

    (c) Discretionary Grants. The Board is authorized, in its discretion, to grant additional Options to Eligible Directors. The date of grant, date first exercisable, number of shares of Common Stock which may be purchased on exercise and the exercise price of the Options shall be determined by the Board, in its discretion. Grants of Options under this paragraph (c) need not be uniform to all Eligible Directors.

    (d) Option Agreement. Upon the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with this Plan as the Board may determine.

    5. EXERCISE PRICE. The exercise price per Share of any Option shall be the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

    6. EXERCISE OF OPTIONS. An option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment has been made of the aggregate exercise price of the Shares as to which the Option is exercised, and (iii) arrangements for the Optionee's payment to the Company of the amount, if any, that is necessary for the Company to withhold in accordance with applicable tax withholding requirements. The exercise price of any Shares purchased shall be paid in cash, by certified or official bank check or personal check, by money order, with Shares or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless or until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of the Plan.

    7. EXERCISE SCHEDULE FOR OPTIONS. Each Option granted under Sections 4(a) and 4(b) hereunder shall be immediately exercisable. Options granted under
Section 4(c) shall be exercisable as set forth in the individual Option Agreements. The expiration date of an Option shall be ten (10) years from the date of grant of the Option.

    8. TERMINATION OF OPTION PERIOD. The unexercised portion of any Option shall automatically and without notice terminate and become null and void prior to the expiration date specified in Section 7 hereof at the time of the earliest to occur of the following:

        (i) three (3) months after the date on which the Optionee ceases to be a Director for any reason other than by reason of (A) Cause which, for purposes of this Plan, shall mean the removal of the Optionee as a Director by reason of any act of (x) fraud or intentional misrepresentation, or
    (y) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Subsidiary, or (B) death;

        (ii) immediately upon the removal of the Optionee as a Director for Cause;

        (iii) one year after the date the Optionee ceases to be a Director by reason of death of the Optionee.

    9.  ADJUSTMENT OF SHARES.

    (a) In the event of any recapitalization, reclassification, split-up or consolidation of Shares of Common Stock, separation (including a spin-off), dividend on Shares of Common Stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Board shall make such appropriate adjustments in the exercise prices of Options, including Options then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Options under the Plan, including Options then outstanding, and in the number of Shares of Common Stock with respect to which Options may be granted (in the aggregate and to individual participants) as the Board deems equitable with a view toward maintaining the proportionate interest of the Directors and preserving the value of the Options.

    (b) No fractional Shares of Common Stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

    (c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) the sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

    10. TRANSFERABILITY OF OPTIONS. Unless otherwise determined by the Board, each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

    11. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Options, the Board may require such agreement or undertakings; if any, as the Board may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

    (a) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

    (b) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Shares and are endorsed upon the Share Certificates.

    12. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its shareholders and persons granted Options under the Plan.

    13. INTERPRETATION. If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. The determination and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. This Plan shall be governed by the laws of the State of Delaware. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

    14.  TERM OF PLAN, AMENDMENT AND TERMINATION OF THE PLAN.

    (a) This Plan shall become effective upon its adoption of the Board, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto.

    (b) The Plan shall be adopted by the Board and shall be presented to the Company shareholders for their approval by vote of a majority of such shareholders present or represented at a meeting duly held. Options may be granted prior to shareholder approval of the Plan, but such Options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

    (c) The Board may from time to time amend the Plan without further approval of the Company's shareholders, except where such approval is required by any law or regulation or any stock exchange or automated quotation system rule; provided, however, that, except to the extent specifically provided otherwise in
Section 8, no amendment of the Plan issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

    (d) The Board, without further approval of the Company's shareholders, may at any time terminate or suspend this Plan. Any such termination or suspension of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated or suspended. No Option may be granted while the Plan is suspended or after it is terminated. Except to the extent specifically provided otherwise in Section 8, the rights and obligations under any Option granted to any Optionee while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan without the consent of such Optionee.

    15. RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    1. INDEMNIFICATION. DELAWARE LAW. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 145(a) of the DGCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

    Section 145(b) of the DGCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted, in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

    Section 145(d) of the DGCL specifies the manner in which payment of indemnification under Section 145(a) of the DGCL or indemnification permitted under Section 145(b) of the DGCL may be authorized by the corporation.
Section 145(c) of the DGCL provides that indemnification by a corporation is mandatory in any case in which a present or former director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 145(d).

    Section 145(g) of the DGCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section or (2) directors and officers in instances in which they may be indemnified by a corporation under such section.

    2. HAIN'S CERTIFICATE OF INCORPORATION AND BYLAWS. Article Eleventh of the Certificate of Incorporation and Article IV of the Bylaws of Hain provides for Hain to indemnify its corporate personnel, directors and officers to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

    3. THE MERGER AGREEMENT. The merger agreement provides that for a period of ten years after the effective time for the merger, (a) Hain and the surviving corporation shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws of Celestial and each of its subsidiaries and any directors, officers or employees indemnification agreements of Celestial and its subsidiaries, (b) for a period of six years after the effective time of the merger, Hain and the surviving corporation shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Celestial (provided that Hain may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the effective time of the merger, and (c), for a period of ten years after the effective time of the merger, Hain and the surviving corporation shall indemnify the directors and officers of Celestial to the fullest extent to which Hain is permitted to indemnify such officers and directors under its certificate of incorporation and by-laws and the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  LIST OF EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
         2              Agreement and Plan of Merger (the "Merger Agreement") dated as of March 5, 2000 among The Hain Food Group, Inc. and
                        Celestial Seasonings, Inc. (included as Annex A to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

         3.1*           Form of Amended and Restated Certificate of Incorporation of
                        Hain.

         3.2*           Form of Amended and Restated Bylaws of Hain.

         3.3            Form of Amended and Restated Certificate of Incorporation of
                        Celestial (included as Exhibit A to the Merger Agreement).

         4.1*           Specimen Common Stock Certificate.

         4.2            Form of Amended and Restated 1994 Long Term Incentive and
                        Stock Award Plan of Hain (included as Annex F to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

         4.3            Form of 2000 Directors Stock Option Plan of Hain (included as Annex G to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

        5*              Opinion of Cahill Gordon & Reindel regarding the validity of the securities being registered.

         8.1*           Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences relating to the merger.

         8.2* Opinion of Bartlit Beck Herman Palenchar & Scott regarding certain federal income tax consequences relating to the merger.

        10.1            Voting Agreement between Irwin D. Simon and Celestial
                        Seasonings, Inc. dated March 5, 2000 (included as Annex B to the Joint Proxy Statement/Prospectus contained in this
                        Registration Statement).

        10.2            Voting Agreement between Mo Siegel and The Hain Food Group,
                        Inc. dated March 5, 2000 (included as Annex C to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Deloitte & Touche LLP.

        23.3            Consent of Deloitte & Touche LLP.

        23.4* Consents of Cahill Gordon & Reindel (included in the opinions filed as Exhibit 5 and Exhibit 8.1, respectively, to this Registration Statement).

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
        23.5*           Consent of Bartlit Beck Herman Palenchar & Scott (included in the opinion filed as Exhibit 8.2 to this Registration
                        Statement).

        24              Powers of Attorney authorizing execution of this
                        registration statement on form S-4 on behalf of certain
                        directors of the registrant (included on signature pages to this registration statement).

        99.1            Form of Consent of Goldman, Sachs & Co.

        99.2            Consent of Bear, Stearns & Co. Inc.

        99.3            Form of Hain Proxy Card.

        99.4            Form of Celestial Proxy Card.

        99.5*           Consent of Mo Siegel to Become a Director of Hain.

        99.6*           Consent of Marina Hahn to Become a Director of Hain.

        99.7*           Consent of Gregg A. Ostrander to Become a Director of Hain.

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
        Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
        Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on this 31st day of March, 2000.

Date: March 31, 2000                                   THE HAIN FOOD GROUP, INC.
                                                       (REGISTRANT)

                                                       BY:  /S/ IRWIN D. SIMON
                                                            -----------------------------------------
                                                            Name: Irwin D. Simon
                                                            Title: Chairman of the Board of Directors,
                                                                 President and Chief Executive Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Irwin D. Simon, the Chairman of the Board of Directors, President and Chief Executive Officer of the registrant and Gary M. Jacobs, the Chief Financial Officer, Treasurer and Secretary of the registrant, and each of them, such persons true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of each such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or each of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       Chairman of the Board of
                 /s/ IRWIN D. SIMON                      Directors, President and
     -------------------------------------------         Chief Executive Officer       March 31, 2000
                   Irwin D. Simon                        (Principal Executive
                                                         Officer)

                 /s/ ANDREW R. HEYER
     -------------------------------------------       Director                        March 31, 2000
                   Andrew R. Heyer

                                                       Chief Financial Officer,
                 /s/ GARY M. JACOBS                      Treasurer and Secretary
     -------------------------------------------         (Principal Financial and      March 31, 2000
                   Gary M. Jacobs                        Accounting Officer)

                 /s/ BETH L. BRONNER
     -------------------------------------------       Director                        March 31, 2000
                   Beth L. Bronner

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ JACK FUTTERMAN
     -------------------------------------------       Director                        March 31, 2000
                   Jack Futterman

                  /s/ JAMES S. GOLD
     -------------------------------------------       Director                        March 31, 2000
                    James S. Gold

                /s/ KENNETH J. DALEY
     -------------------------------------------       Director                        March 31, 2000
                  Kenneth J. Daley

                 /s/ JOSEPH JIMENEZ
     -------------------------------------------       Director                        March 31, 2000
                   Joseph Jimenez

              /s/ A.G. MALCOLM RITCHIE
     -------------------------------------------       Director                        March 31, 2000
                A.G. Malcolm Ritchie

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
         2              Agreement and Plan of Merger (the "Merger Agreement") dated as of March 5, 2000 among The Hain Food Group, Inc. and
                        Celestial Seasonings, Inc. (included as Annex A to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

         3.1*           Form of Amended and Restated Certificate of Incorporation of
                        Hain.

         3.2*           Form of Amended and Restated Bylaws of Hain.

         3.3            Form of Amended and Restated Certificate of Incorporation of
                        Celestial (included as Exhibit A to the Merger Agreement).

         4.1*           Specimen Common Stock Certificate.

         4.2            Form of Amended and Restated 1994 Long Term Incentive and
                        Stock Award Plan of Hain (included as Annex F to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

         4.3            Form of 2000 Directors Stock Option Plan of Hain (included as Annex G to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

        5*              Opinion of Cahill Gordon & Reindel regarding the validity of the securities being registered.

         8.1*           Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences relating to the merger.

         8.2* Opinion of Bartlit Beck Herman Palenchar & Scott regarding certain federal income tax consequences relating to the merger.

        10.1            Voting Agreement between Irwin D. Simon and Celestial
                        Seasonings, Inc. dated March 5, 2000 (included as Annex B to the Joint Proxy Statement/Prospectus contained in this
                        Registration Statement).

        10.2            Voting Agreement between Mo Siegel and The Hain Food Group,
                        Inc. dated March 5, 2000 (included as Annex C to the Joint
                        Proxy Statement/Prospectus contained in this Registration
                        Statement).

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Deloitte & Touche LLP.

        23.3            Consent of Deloitte & Touche LLP.

        23.4 Consents of Cahill Gordon & Reindel (included in the opinions filed as Exhibit 5 and Exhibit 8.1, respectively, to this Registration Statement).

        23.5 Consent of Bartlit Beck Herman Palenchar & Scott (included in the opinion filed as Exhibit 8.2 to this Registration
                        Statement).

        24              Powers of Attorney authorizing execution of this
                        registration statement on form S-4 on behalf of certain
                        directors of the registrant (included on signature pages to this registration statement).

        99.1            Form of Consent of Goldman, Sachs & Co.

        99.2            Consent of Bear, Stearns & Co. Inc.

        99.3            Form of Hain Proxy Card.

        99.4            Form of Celestial Proxy Card.

        99.5*           Consent of Mo Siegel to Become a Director of Hain.

        99.6*           Consent of Marina Hahn to Become a Director of Hain.

        99.7*           Consent of Gregg A. Ostrander to Become a Director of Hain.

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*   To be filed by amendment.